As filed with the Securities and Exchange Commission on November 12, 2004.

                                                   Registration No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20459
                           ---------------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------
                                    XRG, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                     4213                    58-2583457
             --------                     ----                    ----------
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)     Classification number)    Identification No.)

                              601 Cleveland Street
                                    Suite 820
                            Clearwater, Florida 33755
                                 (727) 475-3060
                                 --------------
          (Address and telephone number of principal executive offices and principal place of business)
                            -------------------------

             Kevin P. Brennan, President and Chief Executive Officer
                              601 Cleveland Street
                                    Suite 820
                            Clearwater, Florida 33755
                                 (727) 475-3060
                                ----------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                             Michael T. Cronin, Esq.
                    Johnson, Pope, Bokor, Ruppel & Burns, LLP
                  911 Chestnut StreetClearwater, Florida 33756
                            Telephone: (727) 461-1818
                            Facsimile: (727) 462-0365
              -----------------------------------------------------

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed of continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



                         CALCULATION OF REGISTRATION FEE

-------------------------- --------------------- ---------------------- ----------------------- ----------------------
 Title of each class of                            Proposed maximum
    securities to be           Amount to be       offering price per       Proposed maximum           Amount of
       registered               Registered             security           aggregate offering      Registration fee
                                                                                price
-------------------------- --------------------- ---------------------- ----------------------- ----------------------
Common Stock                   292,086,666               $.12                $35,040,400              $4,440.89
-------------------------- --------------------- ---------------------- ----------------------- ----------------------

--------------
(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low bid pries of our Common Stock as reported on the OTC:BB on November 5, 2004.

(2) The shares of Common Stock being registered hereunder on behalf of the Selling Stockholders relate to (i) 213,133,335 shares of Common Stock;
         (ii) 41,223,334 shares issuable upon exercise of Common Stock Purchase Warrants; (iii) 35,850,000 shares of Common Stock beneficially owned by the Company's officers and directors (iv) up to 3,000,000 shares underlying the conversion of convertible debt into warrants and common stock.

(3) Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the warrants, convertible note and placement agent warrants registered herein.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not compete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy those securities in any state where the offer or sale is prohibited.

                  Subject to Completion, Dated _________, 2004

                                   PROSPECTUS

                       292,086,666 Shares of Common Stock

                                    XRG, INC.

         We are registering for resale an aggregate of 292,086,666 shares of Common Stock of XRG, Inc. (the "Company", "us" or "we") that have been issued or may be issued to certain of our stockholders named in this Prospectus and their transferees ("Selling Stockholders").

         We will not receive any proceeds from the sale of the shares, but we may receive proceeds from the Selling Stockholders if they exercise their warrants. Our Common Stock is quoted on the OTCBB under the symbol "XRGC". On November 5, 2004, the closing sales price of our Common Stock, as reported on the OTCBB was $0.12 per share.

         The shares of Common Stock may be sold from time to time by the Selling Stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this Prospectus is _________, 2004

                                TABLE OF CONTENTS


Prospectus Summary                                                            5
Risk Factors                                                                  6
Special Note regarding Forward-Looking Statements                            13
Use of Proceeds                                                              14
Selling Stockholders                                                         15
Plan of Distribution                                                         20
Market Price of Common Stock                                                 22
Dividend Policy                                                              23
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                        24
Business                                                                     32
Management                                                                   45
Executive Compensation                                                       47
Security Ownership of Certain Beneficial Owners and Management               50
Description of Securities                                                    51
Shares Eligible for Future Sale                                              52
Legal Matters                                                                54
Experts                                                                      55
Where You Can Find Additional Information                                    56
Consolidated Financial Statements                                            57
Change in and Disagreements with Accountants
on Accounting and Financial Disclosure                                       57

Part II.  Information Not Required In Prospectus                             59

                               PROSPECTUS SUMMARY

         This Summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before investing in our Common Stock. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

                                COMPANY OVERVIEW

         XRG, Inc. is a Delaware corporation organized in November 2000. We are focused on acquiring, consolidating, and operating short and long haul truckload carriers. Our acquisition strategy targets both asset and non-asset based truckload carriers in the contiguous 48 states. We seek to increase volume within existing geographies while managing both the mix and yield of business to achieve profitability. Our business is both labor intensive and capital intensive. Our main focus is to leverage technology and achieve better asset utilization to improve cost and productivity. Our expansion plans are dependent upon, the availability of, among other things, suitable acquisition candidates, adequate financing, qualified personnel, and our future operations and financial condition.

                               CONTACT INFORMATION

         Our principal executive office is located at 601 Cleveland Street, Suite 820 Clearwater, Florida 33755 and our telephone number is (727) 475-3060. Our facsimile number is (727) 475-3066.

                                  THE OFFERING

Common Stock offered by the
Selling Stockholders                                    292,086,666

Common Stock Outstanding
Prior to the Offering (1)                               329,186,713

Common Stock Outstanding
after the Offering(2)                                   329,186,713

Use of Proceeds                                         We will not receive  any
                                                        proceeds  from the sale
                                                        of Common  Stock by the
                                                        Selling Stockholders.
----------

(1) Based on the number of shares outstanding and currently issuable as of November 11, 2004.

(2) Assumes the issuance of 42,223,334 shares of our Common Stock, which are being registered in this registration statement including shares that are issuable upon exercise of outstanding warrants and conversion of debt held by the Selling Stockholders.

                                  RISK FACTORS

         Any investment in our common stock may involve a significant degree of risk. You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus before purchasing our common stock. If any of the events described below occurs, our business and financial results could be adversely affected in a material way. This could cause the market price of our common stock to decline, perhaps significantly, and you could lose all or part of your investment.

                          Risks Related to Our Business


We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address factors that may adversely affect our operations and profitability.

         Numerous competitive factors could impair our ability to maintain our current operations. These factors include the following:

o We compete with many other transportation service providers of varying sizes, some of which have more equipment, a broader coverage network, a wider range of services and greater capital resources than we do or have other competitive advantages;

o Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase prices or maintain significant growth in our business;

o Many customers reduce the number of carriers they use by selecting "core carriers" as approved transportation service providers, and in some instances we may not be selected;

o Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors;

o The trend towards consolidation in the ground transportation industry may create other larger carriers with greater financial resources than us and other competitive advantages relating to their size;

o Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and

o Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If we are unable to successfully execute our growth strategy, our business and future results of operations may suffer.

         Our growth strategy includes increasing the volume of freight moving through our existing network, selectively expanding the geographic reach of our service areas and broadening the scope of our service offerings. In connection with our growth strategy, we have purchased additional equipment and increased our driver recruiting and our sales and marketing efforts. Our growth strategy exposes us to a number of risks, including the following:

o Geographic expansion requires start-up costs, and often requires lower rates to generate initial business. In addition, geographic expansion may disrupt our freight patterns to and from and within the expanded area and may expose us to areas where we are less familiar with customer rates, operating issues and the competitive environment.

o Growth may strain our management, capital resources, information systems and customer service.

o Hiring new employees may increase training costs and may result in temporary inefficiencies as the employees learn their jobs.

o Expanding our service offerings may require us to enter into new markets and compete with additional competitors.

     We cannot assure that we will overcome the risks associated with our growth. If we fail to overcome such risks, we may not realize additional revenue or profitability from our efforts, may incur additional expenses and therefore our financial position and results of operations could be materially and adversely affected.

Our information technology systems are subject to certain risks that we cannot control.

         Our information systems, including our accounting systems, are dependent, to an extent, upon third-party software, global communications providers, telephone systems and other aspects of technology and Internet infrastructure that are susceptible to failure. Though we have implemented redundant systems and network security measures, our information technology remains susceptible to outages, computer viruses, break-ins and similar disruptions that may inhibit our ability to provide services to our customers and the ability of our customers to access our systems. This may result in the loss of customers or a reduction in demand for our services. In addition, we are in the process of transitioning to a new third-party software platform for our accounting functions, and we cannot assure you that this transition will be successful and will not disrupt our operations. If disruption occurs, our profitability and results of operations may suffer.

We are exposed to potential risks from recent legislation requiring companies to evaluate their internal control over financial reporting.

         We are working diligently toward evaluating and documenting our internal control systems in order to allow management to report on, and our independent auditors to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, we are in the process of converting our accounting and record-keeping software to our new software system. We are in the process of implementing this new system on a schedule that will enable us to comply with Sarbanes-Oxley
Section 404. This system for the purpose of complying with Sarbanes-Oxley
Section 404 will require significant effort in a compressed timeframe, as well as result in our incurring costs to comply with Sarbanes-Oxley Section 404. There can be no assurances that the evaluation required by Sarbanes-Oxley
Section 404 will not result in the identification of significant control deficiencies or that our auditors will be able to attest to the effectiveness of our internal control over financial reporting.

Difficulty in attracting drivers could affect our operating results.

         Competition for drivers is intense within the trucking industry, and we periodically experience difficulties in attracting and retaining qualified drivers. Our operations may be affected by a shortage of qualified drivers in the future which could cause us to temporarily under-utilize our truck fleet, face difficulty in meeting shipper demands and increase our compensation levels for drivers. If we encounter difficulty in attracting or retaining qualified drivers, our ability to service our customers and increase our revenue could be adversely affected.

Our business is subject to general economic factors that are largely out of our control.

         Economic conditions may adversely affect our customers' business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses. Our results also may be negatively affected by increases in interest rates, which increase our borrowing costs and can negatively affect the level of economic activity by our customers and thus our freight volumes.

We have significant ongoing cash requirements that could limit our growth and affect our profitability if we are unable to obtain sufficient financing.

         Our business is highly capital intensive. We depend on operating leases, lines of credit, secured equipment financing and cash flow from operations to finance the purchase of tractors and trailers. If we are unable in the future to raise sufficient capital or borrow sufficient funds to make these purchases, we will be forced to limit our growth and operate our trucks for longer periods of time, which could have a material adverse effect on our operating results. In addition, our business has significant operating cash requirements. If our cash requirements are high or our cash flow from operations is low during particular periods, we may need to seek additional financing, which may be costly or difficult to obtain.

We may be adversely impacted by fluctuations in the price and availability of fuel.

         Fuel is a significant operating expense. We do not hedge against the risk of fuel price increases. Any increase in fuel taxes or fuel prices or any change in federal or state regulations that results in such an increase, to the extent not offset by freight rate increases or fuel surcharges to customers, or any interruption in the supply of fuel, could have a material adverse effect on our operating results. Historically, we have been able to offset significant increases in fuel prices through fuel surcharges to our customers, but we cannot be certain that we will be able to do so in the future.

Limited supply and increased prices for new equipment may adversely affect our earnings and cash flow.

         Investment in new equipment will be a significant part of our future capital expenditures. We may face difficulty in purchasing new equipment due to decreased supply. In addition, some manufacturers have communicated their intention to raise the prices of new equipment. The price of our equipment may be adversely affected in the future by regulations on newly-manufactured tractors and diesel engines.

We operate in a highly regulated industry, and increased costs of compliance with, or liability for violation of, existing or future regulations could have a material adverse effect on our business.

         We are regulated by the United States Department of Transportation, and by various state agencies. These regulatory authorities have broad powers, generally governing matters such as authority to engage in motor carrier operations, safety and fitness of transportation equipment and drivers, driver hours of service, and periodic financial reporting. In addition, the trucking industry is subject to regulatory and legislative changes from a variety of other governmental authorities, which address matters such as increasingly stringent environmental and occupational safety and health regulations or limits on vehicle weight and size, and ergonomics. Regulatory requirements, and changes from time-to-time in regulatory requirements, may affect our business or the economics of the industry by requiring changes in operating practices or by influencing the demand for, and the costs of providing services to, shippers.

         We are subject to various environmental laws and regulations, and costs of compliance with, liabilities under, or violations of, existing or future environmental laws or regulations could adversely affect our business.

         We are subject to various federal, state and local environmental laws and regulations regulating, among other things, the emission and discharge of hazardous materials into the environment or presence on or in our properties and vehicles, fuel storage tanks, our transportation of certain materials, and the discharge or retention of storm water. Under specific environmental laws, we could also be held responsible for any costs relating to contamination at our past or present facilities and at third-party waste disposal sites. Environmental laws have become and are expected to become increasingly more stringent over time, and there can be no assurance that our costs of complying with current or future environmental laws or liabilities arising under such laws will not have a material adverse effect on our business, operations or financial condition.

         The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. Beginning in October 2002, new diesel engines were required to meet these new emission limits. Some of the regulations require subsequent reductions in the sulfur content of diesel fuel beginning in June 2006 and the introduction of emissions after-treatment devices on newly-manufactured engines and vehicles beginning with model year 2007. These regulations could result in higher prices for tractors and diesel engines and increased fuel and maintenance costs. These adverse effects combined with the uncertainty as to the reliability of the vehicles equipped with the newly-designed diesel engines and the residual values that will be realized from the disposition of these vehicles could increase our costs or otherwise adversely affect our business or operations.

Our results of operations may be affected by seasonal factors and harsh weather conditions.

         Our operations are subject to seasonal trends common in the trucking industry. Our operating results in the first and fourth quarters are normally lower due to reduced demand during the winter months. Harsh weather can also adversely affect our performance by reducing demand and our ability to transport freight and increasing operating expenses.

We cannot provide assurances that our acquisitions will be profitable or that they will not negatively impact our business.

         We have made several acquisitions as a part of our growth strategy. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

o some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

o we may assume liabilities that were not disclosed to us or exceed our estimates;

o we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

o acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

o we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders; and

o    we may incur additional debt related to future acquisitions.


Our business may be harmed by anti-terrorism measures.

         In the aftermath of the September 11, 2001 terrorist attacks on the United States, federal, state and municipal authorities have implemented and are continuing to implement various security measures, including checkpoints and travel restrictions on large trucks. If new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers or may incur increased expenses to do so. We cannot assure you that these measures will not have a material adverse effect on our operating results.

Losses from Operations and Accumulated Deficit

         We have incurred substantial losses since we were formed. From the date of our formation through March 31, 2004, we incurred net losses of $21,147,869, $15,405,274 of this loss is related to the previous dormant operations of XRG International, Inc. Our losses during the year ended March 31, 2004 and 2003, were $4,450,213 and $829,828, respectively. There can be no assurance that the Company will be able to achieve profitable operations.

Loss of Key Personnel.

         The loss of the services of Mr. Brennan, our Chief Executive Officer, could have a material adverse effect on the Company. XRG does not maintain any key man life insurance on the life of Mr. Brennan. In addition, there is no assurance we will be able to attract other competent and qualified employees on terms deemed acceptable to us to implement our expansion plans.

Future Acquisitions.

         We plan on expanding our business through the acquisition of trucking businesses. In attempting to locate and consummate such acquisitions, we may be competing with other prospective purchasers of the acquisition candidate, many of which may have greater resources than us. There can be no assurance that suitable acquisition candidates can be identified and acquired on terms favorable to us, or that the acquired operations can be profitably operated or integrated into the XRG's operations. In addition, any internally generated growth experienced by XRG could place significant demands on our management, thereby restricting or limiting our available time and opportunity to identify and evaluate potential acquisition candidates. The ability of XRG to consummate acquisitions will depend on our ability to obtain sufficient financing on acceptable terms, of which there can be no assurance. To the extent management is successful in identifying suitable companies for acquisition, we may deem it necessary or advisable to finance such acquisitions through the issuance of Common Stock, securities convertible into Common Stock, or debt financing, or a combination thereof. In such cases, the issuance of Common Stock or convertible securities could result in further dilution to the purchasers at the time of such issuance or conversion. The issuance of debt to finance acquisitions may result, among other things, in the encumbrance of certain of XRG's assets, may impede our ability to obtain bank financing, and decrease our liquidity.



                        Risks Related to Our Common Stock

Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.

         The market price for our Common Stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control, which means our market price could be depressed and could impair our ability to raise capital:

          o actual or anticipated variations in our quarterly operating results;
          o    changes in financial estimates by securities analysts;
          o    conditions or trends in the trucking industry;
          o changes in the economic performance and/or market valuations of other trucking companies;
          o    additions or departures of key personnel.

Our Certificate of Incorporation limits director liability thereby making it difficult to bring any action against them for breach of fiduciary duty.

         As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

We may be unable to meet our future capital requirements.

         We are substantially dependent on receipt of additional capital to effectively execute our business plan. If adequate funds are not available to us on favorable terms we will not be able to effectively carry out our business plan and respond to competitive pressures, which would affect our ability to continue as a going concern. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock and our stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future. We are subject to restrictions on our ability to pay dividends.

         A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock. We have never paid cash dividends on our Common Stock and we do not expect to pay dividends in the foreseeable future.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.

         The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:

          o The sale of shares of our Common Stock underlying the exercise of outstanding options and warrants.

          o The sale of shares of our Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

         Any sale of substantial amount of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock by such parties in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

The forward-looking information in this Form SB-2 may prove inaccurate.

         This Form SB-2 contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by, and information currently available to, management. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," and, depending on the context, "will" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the specific risk factors described above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements and information.

Our principal shareholder will continue to control a large portion of our outstanding common stock after this offering.

         After this offering is completed, Barron Partners, LP will beneficially own the majority of our outstanding shares of our common stock. As long as Barron Partners, LP controls a large portion of our voting stock, it will be able to significantly influence the election of the entire Board of Directors and the outcome of all matters involving a shareholder vote. Barron Partners, LP's interests may differ from yours.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained on pages 6 through 13 of this Prospectus.

         Because the factors discussed in this Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling Stockholders. We may receive proceeds if warrants are exercised by Selling Stockholders. These proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                              SELLING STOCKHOLDERS

         The following table sets forth information as of October 31, 2004 with respect to the beneficial ownership of our Common Stock both before and immediately following the offering by each of the Selling Stockholders.

         Calculation of the percent of outstanding shares owned is based on shares of our Common Stock issued and outstanding as of October 31, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of Common Stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of Common Stock underlying warrants by that holder that are currently exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.


---------------------------------- ---------------------------- --------------------------- ----------------------------
                                          Common Shares                Common Shares                Common Shares
                                        Owned before the              Offered in the            Owned After Offering
                                            Offering                     Offering
---------------------------------- ---------------------------- --------------------------- ----------------------------
Name of Stockholder                    Number      Percentage(2)   Number      Percentage      Number      Percentage
-------------------                    ------      ----------      ------      ----------      ------      ----------
                                                                                   (2)                         (2)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Barron Partners, LP(1)(4)             168,333,333  51.14%         168,333,333  51.14%                  -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Horizon Capital Investors,              1,250,001  0.38%            1,250,001  0.38%                   -              -
LP(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Richard Molinsky(1)(5)                    750,000  0.23%              750,000  0.23%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Robert B. Green(1)                      1,280,000  0.39%            1,280,000  0.39%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Tracy Garcia(1)                           200,000  0.06%              200,000  0.06%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Vestal Venture Capital(1)(5)            7,187,500  2.18%            7,187,500  2.18%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Richard Neslund(1)(5)                   4,062,501  1.23%            4,062,501  1.23%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Sandy Einek(1)(5)                         150,000  0.05%              150,000  0.05%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Edward Cloues II(1)(5)                    600,000  0.18%              600,000  0.18%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Alpha Capital                           9,750,000  2.96%            9,750,000  2.96%                   -              -
Aktiengesellschaft(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Stonestreet Limited                     9,839,286  2.99%            9,839,286  2.99%                   -              -
Partnership(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Whalehaven Capital Fund,                3,535,714  1.07%            3,535,714  1.07%                   -              -
Ltd.(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Whalehaven Fund Limited(1)(5)           1,875,000  0.57%            1,875,000  0.57%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Greenwich Growth Fund                   1,250,000  0.38%            1,250,000  0.38%                   -              -
Limited(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Kevin P. Brennan(9)                    10,583,334  3.21%           10,583,334  3.21%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Margaret J. Huggins(9)(12)             11,033,333  3.35%           11,033,333  3.35%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Stephen R. Couture(9)                   9,733,333  2.96%            9,733,333  2.96%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Neil Treitman(10)                       2,500,000  0.76%            2,500,000  0.76%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Private Capital Group, Inc.(13)         2,000,000  0.61%            2,000,000  0.61%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Richard McCann(1)(3)                    1,250,000  0.38%            1,250,000  0.38%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Elizabeth McCann(1)(3)                    125,000  0.04%              125,000  0.04%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Pelle Ojasu(1)(3)                         975,000  0.30%              975,000  0.30%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Spartan Securities Group,                 625,000  0.19%              625,000  0.19%                   -              -
LTD(1)(3)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Ruth Makofske(1)(3)                     1,250,000  0.38%            1,250,000  0.38%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Barbara Borell(1)(3)                      500,000  0.15%              500,000  0.15%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
James Carol(1)(3)                         250,000  0.08%              250,000  0.08%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Victor Silva(1)(3)                        500,000  0.15%              500,000  0.15%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Harry Jameson(1)(3)                       100,000  0.03%              100,000  0.03%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Joseph Fara(1)(3)                         125,000  0.04%              125,000  0.04%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
JG Capital, Inc.(1)(7)                 14,804,166  4.50%           14,804,166  4.50%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Maria E. Henderson(1)(7)                3,732,292  1.13%            3,732,292  1.13%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Heza Holding, Inc.(1)(7)                  921,875  0.28%              921,875  0.28%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Michael Morris(1)(8)                      576,001  0.17%              576,001  0.17%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Ronald Heineman(1)(8)                     127,999  0.04%              127,999  0.04%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Hughes Holdings, LLC(1)(8)                127,999  0.04%              127,999  0.04%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------


---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Global Asset Management,                  127,999  0.04%              127,999  0.04%                   -              -
LLC(1)(8)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Allatoona Properties(1)(11)               100,000  0.03%              100,000  0.03%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Dragonfly Capital Partners,             2,000,000  0.61%            2,000,000  0.61%                   -              -
LLC.(1)(14)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
First Mirage, Inc.(1)(5)                1,500,000  0.46%            1,500,000  0.46%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Joslynda Capital, LLC.(1)(5)              750,000  0.23%              750,000  0.23%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
WestCap Securities, Inc.(1)(11)           102,500  0.03%              102,500  0.03%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Northern Valley Partners,                 750,000  0.23%              750,000  0.23%                   -              -
LLC.(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Sylvia Potter Family Limited              750,000  0.23%              750,000  0.23%                   -              -
Partnership(1)(5)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Monarch Capital Group,                    102,500  0.03%              102,500  0.03%                   -              -
LLC.(1)(11)
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
C. James Jenson(1)(15)                  5,000,000  1.52%            5,000,000  1.52%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Robert F. Steel(1)(5)                   1,500,000  0.46%            1,500,000  0.46%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
Kenneth A. Steel(1)(5)                  1,500,000  0.46%            1,500,000  0.46%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
K.A Steel Chemicals, Inc.(1)(5)         2,250,000  0.68%            2,250,000  0.68%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
2030 Investors, LLC.(1)(5)              3,750,000  1.14%            3,750,000  1.14%                   -              -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
                                      292,086,666  88.7%        292,086,666    88.7%                   -
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------
---------------------------------- --------------- ------------ -------------- ------------ ------------- --------------

--------------
* Less than 1%.

(1) Listed shares represent the number of common shares owned by the Selling Stockholders and underlying shares issuable upon exercise of warrants owned by the Selling Stockholders. Because the Selling Stockholders may sell all or some portion of the shares of Common Stock beneficially owned by them, only an estimate (assuming the Selling Stockholders sell all of the shares offered hereby) can be given as to the number of shares of Common Stock that will be beneficially owned by the Selling Stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

(2) Calculation of the percent of outstanding shares owned by the security holder based on shares of our Common Stock issuable as of October 31, 2004.

(3) During the fourth quarter of fiscal year ended March 31, 2004, the Company undertook a private placement of Units, each Unit consisting of $10,000 principal amount of the Company's 15% Senior Convertible Notes, due
     December 31, 2004 (the "Notes") and Warrants (the "Warrants") to purchase shares of the Company's Common Stock. The number of warrants received by the purchaser were determined by dividing the purchase price of the Units ($10,000) by $.15. As of October 31, 2004, the Company has paid back approximately $70,000 of principal to note holders that have requested an accelerated repayment. The Company makes monthly interest payments on the principal balance of the notes. These notes have a convertible feature that is fixed at $.10 per share. In addition, if the conversion feature is elected, holder will receive 1 warrant for 2 Common Shares received as part of the conversion. These warrants are exercisable at $.10 per share and have a five (5) year term. The shares underlying the conversion and the warrants are being registered hereunder.

(4) We executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, we issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price of $3,250,000.

     We issued the Investor two (2) warrants exercisable for shares of our Common Stock (the "A Warrant" and "B Warrant" - collectively the "Warrants"). The A Warrant granted the Investor the right to acquire up to 54,166,000 shares of our Common Stock at an exercise price of $.10 per share. The B Warrant granted the Investor the right to purchase up to 54,166,000 shares of our Common Stock at an exercise price of $.25 per share. Each of the Warrants contained a cashless exercise provision. Each of the Warrants was callable by us if the closing market price of the Common Stock exceeds $1.00 for the A Warrant and $2.00 for the B Warrant for twenty (20) consecutive trading days. Each of the Warrants contained proportionate ratcheting anti-dilution protection for future issuances of equity securities and for our failure to meet certain earnings per share projections. On June 15, 2004 we entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously the Reporting Person exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares through this exercise.

     We also entered into a Registration Rights Agreement with the Investor. We are obligated to file a Registration Statement within ninety (90) days of the final acquisition closing, or on or about July 27, 2004 for the purpose of registering for resale the common shares and the shares underlying the Warrants issued to the Investor. The Registration Rights Agreement contains a liquidated damages provision if we fail to have the subject Registration Statement declared effective on or before December 26, 2004 and to maintain the effectiveness of said Registration Statement for two (2) years. The Investor is also granted incidental piggyback registration rights.

     The Common Stock and the Warrants were issued to the Investor in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Investor has represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D. As a direct result of the transactions referred to above, Barron Partners, LP, became a "control person" of the Registrant as that term is defined in the Securities Act of 1933, as amended.

(5) During the seven months ended October 31, 2004, the Company undertook a private placement of 38,450,000 shares of Common Stock pursuant to a Stock Purchase Agreement from various investors. In addition, Common Stock Purchase Warrants were issued representing the right to purchase 15,800,000 shares of Common Stock at $0.10 per share. These shares were issued to the Investors in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. All Investors have represented that they are "accredited investors" as that rule is defined under Rule 501(a) of Regulation D.

(6) During the fourth quarter of fiscal year ended March 31, 2004, the Company executed a note for $100,000 principal amount, 10% Convertible Note, due November 11, 2005 and Warrants to purchase 100,000 shares of the Company's Common Stock with an exercise price of $.42 that expire November 11, 2007. The shares underlying the warrants are being registered hereunder.


(7) JG Capital, Inc. ("JG"), Henderson & Co. ("Henderson"), and Heza Holding, Inc. ("Heza") acted as our placement agents in our recent private placement offerings, as described below under the caption "Circumstances Under Which Selling Stockholders Acquire Securities". In connection with these private offerings, we agreed to issue JG, Henderson and Heza "cashless exercise" warrants to purchase a number of Units equal to 10% of the total shares sold in this offering at exercise prices ranging from $.01 to $.40. These warrants have a five (5) year term. The shares underlying the warrants are being registered hereunder.


(8) Vertical Capital Partners, Inc. ("Vertical") acted as our placement agents in our recent private placement offering, as described below under the caption "Circumstances Under Which Selling Stockholders Acquire Securities". In connection with these private offerings, we agreed to issue Vertical a "cashless exercise" warrant to purchase a number of Units equal to 10% of the total shares sold by Vertical in this offering at an exercise price of $.10. These warrants have a five (5) year term. The shares underlying the warrants are being registered hereunder.

(9)  Individual is a director and officer of the Company.

(10) Individual is an officer of the Company.

(11) WestCap Securities, Inc. and Monarch Capital Group, LLC. acted as our placement agents in our recent private placement offering, as described below under the caption "Circumstances Under Which Selling Stockholders Acquire Securities". In connection with these private offerings, we agreed to issue 1.025 Warrants for each one dollar ($1.00) invested by the Subscribers at an exercise price of $.10. These warrants have a five (5) year term. The shares underlying the warrants are being registered hereunder.

(12) Margaret J. Huggins is the wife of Donald G. Huggins, Jr. our Chairman of the Board. Mr. Huggins disclaims beneficial ownership of his wife's stock.

(13) Private Capital Group, Inc., a firm that Mr. Huggins is President owns 2,000,000 shares of common stock. Mr. Huggins's wife Margaret J. Huggins is the sole shareholder of Private Capital Group, Inc.

(14) Dragonfly Capital Partners, LLC. or Oberon Group, LLC. acted a our exclusive financial advisor with respect to all private placement offerings, as described below under the caption "Circumstances Under Which Selling Stockholders Acquire Securities".. In connection with these private offerings and pursuant to an October 3, 2003 letter agreement and October 15, 2004 Novation Agreement, XRG, Oberon and Dragonfly agree to mutually release each other from their obligations. In connection with these private offerings and payment for services rendered to-date, we agreed to issue Dragonfly Capital Partners, LLC warrants to purchase 2,000,000 shares of our Common Stock at an exercise price of $.10. These warrants have a five
     (5) year term. The shares underlying the warrants are being registered hereunder.

(15) On October 14, 2004, we executed a two-year consulting agreement with C. James Jenson for advisory services. As compensation, we sold Mr. Jenson 5,000,000 common shares at $.10 per share. This stock is to paid for over four six month periods. As of October 31, 2004, Mr. Jenson has invested $125,000 representing 1,250,000 common shares.


       CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

         Set forth below is a summary of the circumstances that led to the issuance to the listed Selling Stockholders of shares of our Common Stock and the securities, which are exercisable into shares of our Common Stock.

         We executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, we issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price of $3,250,000.

         We issued the Investor two (2) warrants exercisable for shares of our Common Stock (the "A Warrant" and "B Warrant" - collectively the "Warrants"). The A Warrant granted the Investor the right to acquire up to 54,166,000 shares of our Common Stock at an exercise price of $.10 per share. The B Warrant granted the Investor the right to purchase up to 54,166,000 shares of our Common Stock at an exercise price of $.25 per share. Each of the Warrants contained a cashless exercise provision. Each of the Warrants was callable by us if the closing market price of the Common Stock exceeds $1.00 for the A Warrant and $2.00 for the B Warrant for twenty (20) consecutive trading days. Each of the Warrants contained proportionate ratcheting anti-dilution protection for future issuances of equity securities and for our failure to meet certain earnings per share projections.

         On June 15, 2004 we entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously the Reporting Person exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares through this exercise.

         There were Finder's Fees associated with this financing consisting of $325,000 and Common Stock Purchase Warrants representing the right to purchase 10,833,333 shares of Common Stock at $0.03 per share and Common Stock Purchase Warrants representing the right to purchase 6,000,000 shares of Common Stock at $0.01 per share both with a five year term.

         We also entered into a Registration Rights Agreement with the Investor. We are obligated to file a Registration Statement within ninety (90) days of the final acquisition closing, or on or about July 27, 2004 for the purpose of registering for resale the common shares and the shares underlying the Warrants issued to the Investor. The Registration Rights Agreement contains a liquidated damages provision if we fail to have the subject Registration Statement declared effective on or before December 26, 2004 and to maintain the effectiveness of said Registration Statement for two (2) years. The Investor is also granted incidental piggyback registration rights. Liquidating damages for non-filing of a Registration Statement amount to approximately $195,000 as of October 15, 2004.

         In connection with the Stock Purchase Agreement, we agreed to cause the appointment of at least three (3) independent directors and to appoint an audit committee and compensation committee consisting of a majority of outside members. If no such directors are appointed, we shall pay to the Investor, pro rata, as liquidated damages an amount equal to twenty four percent (24%) of the purchase price per annum, payable monthly. Liquidating damages for lack of appointment of Independent Directors amount to approximately $195,000 as of October 15, 2004. Provided that we comply with the independent director covenant, the Investor has agreed to allow up to fifteen percent (15%) of the voting rights for our shares to be voted by our Board of Directors for one (1) year.

         The Investor also required that certain of our current insiders agree to cancel all of their shares of Series A Preferred Stock in exchange for 15,000,000 shares of Common Stock. We also agreed not to issue any shares of Preferred Stock for a period of one (1) year. No insiders may sell any of their securities prior to November 30, 2004. The Investor has also required us to eliminate the floating conversion feature for all outstanding securities. In June 2004, the exchange of Series A Preferred Stock for Common Stock was increased to 25,000,000 shares as a result of the exchange and cancellation of warrants for common stock of our major shareholder. The Common Stock related to this exchange was issued during the quarter ended June 30, 2004.

         The Common Stock and the Warrants were issued to the Investor in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Investor has represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D. As a direct result of the transactions referred to above, Barron Partners, LP, became a "control person" of the Registrant as that term is defined in the Securities Act of 1933, as amended.

         During the seven months ended October 31, 2004, the Company undertook a private placement of 38,450,000 shares of Common Stock pursuant to a Stock Purchase Agreement from various investors. In addition, Common Stock Purchase Warrants were issued representing the right to purchase 15,800,000 shares of Common Stock at $0.10 per share. These shares were issued to the Investors in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. All Investors have represented that they are "accredited investors" as that rule is defined under Rule 501(a) of Regulation D.

         Certain of the other Selling Stockholders were granted piggyback registration rights in connection with the purchase of their securities. We granted these Selling Stockholders piggyback registration rights and accordingly are including the shares underlying their warrants as being registered.

         All of the securities identified above are referred to as the "registrable securities".

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o on the OTC electronic bulletin board (OTC:BB) or such other market on which the Common Stock may from time to time be trading;

     o    in privately-negotiated transactions;

     o    through the writing of options on the shares;

     o    short sales; or

     o    any combination thereof;

     The sale price to the public may be:

     o    the market price prevailing at the time of sale;

     o    a price related to such prevailing market price;

     o    at negotiated prices; or

     o such other price as the selling stockholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The Selling Stockholders may sell shares of Common Stock in block transactions to market makers or other purchases at a price per share, which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such Acts.

         The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The Selling Stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares but, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                          MARKET PRICES OF COMMON STOCK

         Our Common Stock is traded on the OTCBB under the symbol "XRGC". Our Common Stock commenced trading on March 20, 2003. The following table sets forth, the high and low bid prices of the Common Stock for the periods shown as reported by the National Quotation Bureau. The bid prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                                        High Bid          Low Bid
                                                                                        --------          -------
         Fiscal Year Ended March 31, 2003
         Fourth Quarter (January 1, 2003 to March 31, 2003                                $0.40            $0.25

         Fiscal Year Ending March 31, 2004
         First Quarter (April 1, 2003 to June 30, 2003)                                    1.25             0.25
         Second Quarter (July 1, 2003 to September 30, 2003)                               1.40             0.56
         Third Quarter (October 1, 2003 to December 31, 2003)                              0.85             0.33
         Fourth Quarter (January 1, 2004 to March 31, 2004)                                0.41             0.19

         Fiscal Year Ending March 31, 2005
         First Quarter (April 1, 2004 to June 30, 2004)                                    0.40             0.19
         Second Quarter (July 1, 2004 to September 30, 2004)                              $0.26            $0.10

         As of October 31, 2004, our closing bid price was 0.18 per share. As of October 31, 2004, there were approximately 2,700 shareholders of our outstanding Common Stock.

                                 DIVIDEND POLICY

         We do not anticipate the declaration or payment of any dividends in the foreseeable future. We have never declared or paid cash dividends on our Common Stock and our Board of Directors intends to continue its policy for the foreseeable future. We will consider our earnings, financial condition, contractual restrictions and other factors in deciding whether to issue dividends in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         The following discussion and analysis should be read in conjunction with our audited financial statements as of March 31, 2004 and 2003 and our unaudited financial statements as of June 30, 2004 and the notes thereto, all of which financial statements are included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Description of Business" and elsewhere in this prospectus.

         The statements that are not historical constitute "forward-looking statements". Said forward-looking statements involve risks and uncertainties that may cause the actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements, express or implied by such forward-looking statements. These forward-looking statements are identified by their use of such terms and phrases as "expects", "intends", "goals", "estimates", "projects", "plans", "anticipates", "should", "future", "believes", and "scheduled".

         The variables which may cause differences include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; availability and costs of raw materials and supplies; and changes in, or failure to comply with various government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate.

         In light of the significant uncertainties inherent in the forward-looking statements included herein the inclusion of such information should not be regarded as a representation by the Company or any person that the objectives and expectations of the Company will be achieved.

OVERVIEW

         We are focused on acquiring, consolidating, and operating short and long haul truckload carriers. Our acquisition strategy targets both asset and non-asset based truckload carriers in the contiguous 48 states. We seek to increase volume within existing geographies while managing both the mix and yield of business to achieve profitability. Our business is both labor intensive and capital intensive. Our main focus is to leverage technology and achieve better asset utilization to improve cost and productivity. Our expansion plans are dependent upon, the availability of, among other things, suitable acquisition candidates, adequate financing, qualified personnel, and our future operations and financial condition.

MANAGEMENT'S INTERIM OPERATING PLAN

         We acquired the operations of six trucking companies and the transportation equipment of one trucking company between September 2003 and April 2004. Through acquisitions and internal growth we expanded from approximately $4.5 million in revenue in our fiscal year ended March 31, 2004 to approximately $42 million run rate in fiscal 2005. We have established and begun to implement the first phase of a profit improvement plan to achieve a more streamlined and efficient operation. As part of this plan, we will identify savings opportunities associated mostly with redundancies and economies of scale. We are focusing these efforts on improvement in operating ratios and tractor utilization (average revenue per tractor per week.) The first stage of this plan focused on the restructuring of our acquisition of Express Freight Systems, Inc., on August 16, 2004. Key elements of this restructuring include:

o The mutual termination of the Master Equipment Lease Agreement ("MELA"). The MELA required us to pay Express Leasing Systems, Inc. approximately $55,000 per month for a term of 36 months and contained a $1,000,000 buyout at lease end. This lease consisted of a pool of approximately 270 trailers from an entity owned by the prior shareholders of EFS. This termination provides a provision that all trailers under the MELA are made available to us for the movement of our freight.

o The mutual termination of the Facility Lease Agreement for the office building in Chattanooga, Tennessee from the prior shareholders of EFS and a warehouse facility in California.

o Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the former shareholders of EFS that they will retain as purchase consideration. In addition, the former EFS shareholders were issued 7,500,000 shares of the Registrant's common stock. 3,750,000 shares of our common stock will be forfeited and returned to us as part of the amendment. The additional $1,000,000 payment to the former EFS shareholders was mutually terminated as part of this amendment.

o EFS, as a wholly-owned subsidiary of ours entered into 6 new employment agreements with the former shareholders and key employees of EFS. The former president of EFS agreed to a 3 year employment agreement. All other individuals had 10 year employment agreements in which annual compensation ranged from $125,000 to $250,000 per annum. These agreements contained nondisclosure and restrictive covenant arrangements. On August 16, 2004, these agreements were mutually terminated by us and the former EFS shareholders and employees.

o Former EFS shareholders personally assumed all overdraft bank liabilities and bank loans, as well as, all bank loans of Express Freight Systems, Inc. In addition, former EFS shareholders assumed all trade payables and accruals prior to March 1, 2004. All bad debts and charge-backs attributable to receivables outstanding as of April 21, 2004 were assumed by the former EFS Shareholders.

o XRG, Inc. ("Carrier") and the former EFS shareholders ("Agent") executed a Terminal Agreement on August 16, 2004 which entitles the former EFS shareholders as Agent to receive a commission of 85% of revenues on shipments that are secured, processed and supervised under the direction of the Agent. Under this agreement, Carrier is not responsible for any expenses incurred for the operation of the Agent's terminal. The term of the Terminal Agreement is ongoing with severe penalties if Agent terminates or violates the default provisions with damages of $2 million if occurring in the first year, and $400,000 less each year thereafter. The former EFS shareholders are held personally, jointly and severally, liable for these damages upon termination or default.

         During 2005, we will focus on the second phase of the plan, which includes upgrading our tractor fleet, and continuing to focus on revenue enhancements and cost controls. The following table summarizes our current truckload carrier operations:



-------------------------------- ------------------ ------------- --------------------- ---------- ------------
            Company                Headquarters     Carrier Type  Owner/Operators or    Trailers    Closing
                                     Location                        Owned Tractors                   Date
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
J. Bently Companies, Inc.*       Sweetwater, TN     Van           17 Owner Operators,   209        September
                                                                  46 Fleet                         1, 2003*
                                                                  Contracted
                                                                  Tractors, 5 Company
                                                                  Tractors
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
R&R Express Intermodal, Inc.     Pittsburgh, PA     Intermodal    34 Owner Operators    -          January 1,
                                                                                                   2004
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
Highbourne Corporation           Champaign, IL      Van           34 Owner Operators    46         April 2,
                                                                                                   2004
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
Highway Transport                Evergreen, AL      Flatbed       32 Tractors, 12       47         April 2,
                                                                  Owner Operators, 5               2004
                                                                  Company Tractors
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
Express Freight Systems          Chattanooga, TN    Van           106 Owner Operators   242        April 21,
                                                                                                   2004
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
Carolina Truck Connection (CTC)  Fletcher, NC       Van           7 Tractors, 2 Owner   40         April 30,
                                                                  Operators, 5                     2004
                                                                  Company Tractors
-------------------------------- ------------------ ------------- --------------------- ---------- ------------
RSV                              Kingsport, TN      Van           42 Tractors           -          April 30,
                                                                                                   2004
-------------------------------- ------------------ ------------- --------------------- ---------- ------------

         *Began operating under a Fleet Owner and Independent Contractor Agreement on this date.


Revenue

         We generate substantially all of our revenue by transporting freight for our customers. Generally, we are paid by the mile or by the load for our services. The main factors that affect our revenue are the revenue per mile we receive from our customers, the percentage of miles for which we are compensated, and the number of miles we generate with our equipment. These factors relate, among other things, to the U.S. economy, inventory levels, the level of truck capacity in our markets, specific customer demand, and our average length of haul. We also derive revenue from fuel surcharges, loading and unloading activities, equipment detention, general and administrative services, and other accessorial services.


Revenue Equipment

         We operate approximately 332 tractors at June 30, 2004, of which approximately 81 are company-owned equipment and 251 are provided by independent contractors (owner operators) or by a fleet agreement. Of our trailers, at June 30, 2004, approximately 584 were financed under operating, capital leases and short-term rental arrangements.

         Independent contractors (owner operators) provide a tractor and a driver and are responsible for all operating expenses in exchange for a fixed payment per mile. We do not have the capital outlay of purchasing the tractor. The payments to independent contractors and the financing of equipment under operating leases are recorded in cost of revenues. Expenses associated with owned equipment, such as interest and depreciation, are not incurred, and for independent contractor tractors, driver compensation, fuel, and other expenses are not incurred. The majority of our current fleet is owner operator based.

Critical Accounting Policies and Estimates

         Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

         Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues, and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, income taxes, contingencies, and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

         We record an allowance for doubtful accounts based on (1) specifically identified amounts that we believe to be uncollectible and (2) an additional allowance based on certain percentages of our aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base to be uncollectable. At June 30, 2004, the allowance for doubtful accounts was $174,000 or approximately 3.8% of total trade accounts receivable. If actual collections experience changes, revisions to our allowance may be required. After reasonable attempts to collect a receivable have failed, the receivable is written off against the allowance. In addition, we review the components of other receivables, consisting primarily of advances to drivers and agents, and write off specifically identified amounts that we believe to be uncollectible.


RESULTS OF OPERATIONS

Three months ended June 30, 2004 compared to three months ended June 30, 2003

XRG generated $10,366,112 in revenues during the three month period ended June 30, 2004 as compared to $-0- during the three month period ended June 30, 2003. Our revenues increased $10,366,112 from the three month period ended June 30, 2003 to the same period in 2004. This increase is the result of revenues attributable to five new truckload carrier operations that were completed in April 2004. We expect our revenues to significantly increase during our 2005 fiscal year as part of our acquisition plan.

Related expenses were $9,207,265 and $-0- resulting in a gross margin of $1,158,847 and -0- during the three month period ended June 30, 2004 and 2003, respectively. Related expenses during the three month period ended June 30, 2004 were primarily costs associated with purchased transportation. The major components of purchased transportation costs during the period ended June 30, 2004 were owner-operator settlements of $4,760,730, equipment rental costs of $702,080, company driver payroll costs of $958,589, and fuel costs of $859,026. There were no related expenses during the three month period ended June 30, 2003. We expect our related expenses to significantly increase during our 2005 fiscal year as part of our acquisition plan.

For the three month period ended June 30, 2004, total selling, general and administrative expenses were $3,739,470 as compared to $162,490 for the same period of the previous year, an increase of $3,576,980 or 2201%. This increase is primarily the result of shares and warrants issued for services and compensation valued at approximately $876,000, general and administrative costs associated with our new acquisitions including insurance costs of $295,730, payroll costs of $552,661, and commissions of $248,256 during the three month period ended June 30, 2004.

Interest expense for the three month period ended June 30, 2004 and 2003 was $392,562 and $36,505, respectively. This increase of $356,057 is primarily the result of shares issued for payment of interest, interest on loans, and bank service charges. In addition, we incurred factorer fees of $109,771 during the three month period ended June 30, 2004. During the three month period ended June 30, 2004, approximately $500,000 of notes payable were converted into our common stock.

We recorded $73,725 and $429,266 related to the amortization of intrinsic value of convertible debt and debt discount for the value of detachable warrants during the three month period ended June 30, 2004 and 2003, respectively.

We had a net loss of $3,046,910 for the three month period ended June 30, 2004 as compared to a loss of $628,261 for the three month period ended June 30, 2003. This increase in our operating loss over that of the three month period ended June 30, 2003 is the result of an increase in consulting services rendered that were paid with our common stock, general and administrative costs associated with our new acquisitions, and travel and personnel costs associated with the integration of these acquisitions. In addition, we incurred higher interest expenses associated with factoring fees and bank charges.

The basic loss per share was $.03 for the three month period ended June 30, 2004 compared to a basic loss per share of $.06 for the three month period ended June 30, 2003. The basic weighted average shares outstanding for the three month period ended June 30, 2004 was 89,275,213 as compared to 10,693,097 for the three month period ended June 30, 2003.

Year ended March 31, 2004 compared to the year ended March 31, 2003

         XRG generated $4,682,277 in revenues during the fiscal year ended March 31, 2004 as compared to $686,030 during the fiscal year ended March 31, 2003. Our revenues increased $3,996,247 or 582% from fiscal year 2003 to 2004. This increase is the result of revenues attributable to the truckload carrier operations of our XRG Logistics, Inc. subsidiary pursuant to a Fleet Owner Agreement with J. Bently Companies, Inc that provided of revenue $2,576,215 during the current fiscal year. Our R&R Express Intermodal, Inc. subsidiary which the acquisition closed on January 1, 2004 provided $1,366,932 during the current fiscal year. We expect our revenues to significantly increase during the 2005 fiscal year due to our acquisition strategy. We completed five truckload carrier acquisitions in April 2004.

         Related expenses were $3,283,415 and $789,924 resulting in a gross margin of $1,398,862 and ($103,894) during the years ended March 31, 2004 and 2003, respectively. Related expenses during the year ended March 31, 2004 were primarily costs associated with purchased transportation. The components of purchased transportation during the year ended March 31, 2004 were owner-operator settlements of $1,284,918, equipment rental costs of $691,892, fuel costs of $549,000, and company driver payroll of $442,852. Related expense during our fiscal year ended March 31, 2003 were costs associated with administrative services we provided to one customer. We expect our related expenses to significantly increase during the 2005 fiscal year due to our acquisition strategy.

         For the year ended March 31, 2004, total selling, general and administrative expenses were $3,838,338 as compared to $584,661 for the previous year, an increase of $3,253,677 or 557%. This increase is primarily the result of shares issued for services valued at approximately $1,526,519 during the year ended March 31, 2004.

         We recorded bad debt expense of $1,049,642 for the fiscal year ended March 31, 2004. On April 12, 2004, we entered into a Purchase Agreement Addendum with J. Bently Companies, Inc. that deleted the original registration rights and the true up provisions. We issued an additional 800,000 shares and forgave $994,794 in advances to J. Bently Companies, Inc. in consideration for the terms of this Addendum.

         Interest expense for the year ended March 31, 2004 and 2003 was $183,836 and $105,464, respectively. This increase of $78,372 is associated with an increase in the average notes payable outstanding each month during fiscal year ending 2004 compared to the same period during 2003. During April of 2004, approximately $500,000 of notes payable were converted into common stock which will reduce the interest expense in the next quarter.

         We recorded $777,259 and $35,809 related to the amortization of intrinsic value of convertible debt and debt discount for the value of detachable warrants during the fiscal years ending March 31, 2004 and 2003, respectively.

         We had a net loss of $4,450,213 for the year ended March 31, 2004 as compared to a loss of $829,828 for the year ended March 31, 2003. This increase in our operating loss over that of the year ended March 31, 2003 is the result of an increase in consulting services paid with our common stock, travel, and office costs, personnel costs associated with the implementation of our information systems as well as higher interest expenses associated with our long-term debt.

         The basic loss per share was $.25 for the year ended March 31, 2004 compared to a basic loss per share of $.09 for the year ended March 31, 2003. The basic weighted average shares outstanding for the year ended March 31, 2004 was 18,103,520 as compared to 9,312,297 for the year ended March 31, 2003.

Year ended March 31, 2003 compared to the year ended March 31, 2002

         We generated $686,030 in revenues during our fiscal year ended March 31, 2003 from our administrative services provided to one customer. Related expenses were $789,924 resulting in a negative gross margin of $103,894. These services were an important foundation for the eventual acquisition of trucking companies. Our administrative services for this one customer ceased during the fourth quarter ended March 31, 2003. We continue to focus our efforts primarily on identifying profitable truckload carriers throughout the United States for acquisition and securing financing to support our business.

         For the year ended March 31, 2003, total selling, general and administrative expenses were $584,661 as compared to $280,493 for the same period of the previous year, an increase of $304,168 or 108%. This increase is the result of an increase in payroll, consulting, travel, office, legal, and accounting costs.

         Interest expense for the year ended March 31, 2003 and 2002 was $105,464 and $46,013, respectively. This increase of $59,451 or 129% is associated with an increase in long-term debt of $458,000 from March 31, 2002 to March 31, 2003 and amortization expense associated with the discount on long-term debt.

         We had a net loss of $829,828 for the year ended March 31, 2003 as compared to a loss of $324,136 for the prior year period. This increase in the operating loss over that of the preceding year period is the result of an increase in consulting, travel, office, legal, and accounting costs, as well as higher interest expenses associated with increases in our long-term debt.

         The loss per share was $0.09 per share for the year ended March 31, 2003 as compared to a loss per share of $0.04 for the year ended March 31, 2002. The weighted average shares outstanding for the year ended March 31, 2003 was 9,312,297 as compared to 7,498,156 for the preceding year period ended March 31, 2002.

Liquidity and Capital Resources

         To date, we have funded our capital requirements and our business operations with funds provided by borrowings and equity investments.

         We executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, we issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price of $3,250,000.

         We issued the Investor two (2) warrants exercisable for shares of our Common Stock (the "A Warrant" and "B Warrant" - collectively the "Warrants"). The A Warrant granted the Investor the right to acquire up to 54,166,000 shares of our Common Stock at an exercise price of $.10 per share. The B Warrant granted the Investor the right to purchase up to 54,166,000 shares of our Common Stock at an exercise price of $.25 per share. Each of the Warrants contained a cashless exercise provision. Each of the Warrants was callable by us if the closing market price of the Common Stock exceeds $1.00 for the A Warrant and $2.00 for the B Warrant for twenty (20) consecutive trading days. Each of the Warrants contained proportionate ratcheting anti-dilution protection for future issuances of equity securities and for our failure to meet certain earnings per share projections.

         On June 15, 2004 we entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously the Reporting Person exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares through this exercise.

         There were Finder's Fees associated with this financing consisting of $325,000 and Common Stock Purchase Warrants representing the right to purchase 10,833,333 shares of Common Stock at $0.03 per share and Common Stock Purchase Warrants representing the right to purchase 6,000,000 shares of Common Stock at $0.01 per share both with a five year term.

         We also entered into a Registration Rights Agreement with the Investor. We are obligated to file a Registration Statement within ninety (90) days of the final acquisition closing, or on or about July 27, 2004 for the purpose of registering for resale the common shares and the shares underlying the Warrants issued to the Investor. The Registration Rights Agreement contains a liquidated damages provision if we fail to have the subject Registration Statement declared effective on or before December 26, 2004 and to maintain the effectiveness of said Registration Statement for two (2) years. The Investor is also granted incidental piggyback registration rights. Liquidating damages for non-filing of a Registration Statement amount to approximately $195,000 as of October 15, 2004.

         In connection with the Stock Purchase Agreement, we agreed to cause the appointment of at least three (3) independent directors and to appoint an audit committee and compensation committee consisting of a majority of outside members. If no such directors are appointed, we shall pay to the Investor, pro rata, as liquidated damages an amount equal to twenty four percent (24%) of the purchase price per annum, payable monthly. Liquidating damages for lack of appointment of Independent Directors amount to approximately $195,000 as of October 15, 2004. Provided that we comply with the independent director covenant, the Investor has agreed to allow up to fifteen percent (15%) of the voting rights for our shares to be voted by our Board of Directors for one (1) year.

         The Investor also required that certain of our current insiders agree to cancel all of their shares of Series A Preferred Stock in exchange for 15,000,000 shares of Common Stock. We also agreed not to issue any shares of Preferred Stock for a period of one (1) year. No insiders may sell any of their securities prior to November 30, 2004. The Investor has also required us to eliminate the floating conversion feature for all outstanding securities. In June 2004, the exchange of Series A Preferred Stock for Common Stock was increased to 25,000,000 shares as a result of the exchange and cancellation of warrants for common stock of our major shareholder. The Common Stock related to this exchange was issued during the quarter ended June 30, 2004.

         The Common Stock and the Warrants were issued to the Investor in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Investor has represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D. As a direct result of the transactions referred to above, Barron Partners, LP, became a "control person" of the Registrant as that term is defined in the Securities Act of 1933, as amended.

         During the seven months ended October 31, 2004, the Company undertook a private placement of 38,450,000 shares of Common Stock pursuant to a Stock Purchase Agreement from various investors. In addition, Common Stock Purchase Warrants were issued representing the right to purchase 15,800,000 shares of Common Stock at $0.10 per share. These shares were issued to the Investors in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. All Investors have represented that they are "accredited investors" as that rule is defined under Rule 501(a) of Regulation D.

         During the three month period ended June 30, 2004, we used $1,551,964 in cash from operating activities as compared to $134,845 during the same period in 2003. Investing activities for the present three month period primarily consisted of acquisitions of truckload carriers of $1,960,213 and purchases of equipment of $3,144. Financing activities for three month period ended June 30, 2004 provided $3,660,760 primarily from proceeds from common stock issued and to be issued. In addition, a factoring line of credit provided $581,782. For the three month period ended June 30, 2004, cash increased $145,439 as compared to a decrease of $9,725 in the same period of the prior year.

         Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. We incurred operating losses of approximately $3,047,000 for the three months ended June 30, 2004, have an accumulated deficit at June 30, 2004 of approximately $24,195,000, which consists of approximately $15,405,000 from unrelated dormant operations and $8,790,000 from current operations; and a negative tangible net worth of approximately $2,663,000 as of June 30, 2004. In addition, we have negative working capital of approximately $6,154,000 and have used approximately $1,552,000 of cash from operations for the three months ended June 30, 2004. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

         We anticipate raising capital in the next twelve months from the issuance of our common stock. We anticipate that capital raised from the issuance of common stock and future working capital provided by completed truck-load carrier acquisitions, will sustain our operations over the next twelve months. This estimate is a forward-looking statement that involves risks and uncertainties. The actual time period may differ materially from that indicated as a result of a number of factors so that we cannot assure that our cash resources will be sufficient for anticipated or un-anticipated working capital and capital expenditure requirements for this period.

Seasonality

         In the transportation industry, results of operations frequently show a seasonal pattern. Our operating results in the first and fourth quarters are normally lower due to reduced demand during the winter months. Harsh weather can also adversely affect our performance by reducing demand and our ability to transport freight and increasing operating expenses.

Inflation

         Most of our expenses are affected by inflation, which generally results in increased operating costs. In response to fluctuations in the cost of petroleum products, particularly diesel fuel, we have implemented a fuel surcharge in our contractual agreements. The fuel surcharge is designed to offset the cost of fuel above a base price and increases as fuel prices escalate over the base. We believe that the net effect of inflation on our results of operations is minimal.

                                    BUSINESS

Introduction

         XRG, Inc. is a Delaware Corporation founded in November 2000 that is concentrating on the acquisition, consolidation, and operation of short and long haul truckload carriers. Our acquisition strategy targets both asset and non-asset based truckload carriers in the contiguous 48 states.

         We believe that we have identified a significant opportunity to consolidate profitable, established medium-sized truckload carriers that have developed long-term customer relationships. We seek carriers that possess strong market positions, sound management and a commitment to a high level of quality and service. The trucking industry has exhibited strong growth due to the trend toward just-in-time inventories, and increases in the requirements for transportation of commodities. Truckload carriers have become the critical link in the distribution chain between manufacturers and/or distributors and the marketplace.

         The universe of truckload carriers is dominated by small to medium-sized independent carriers with gross revenues of less than $20 million. We believe that we have identified a significant opportunity to acquire profitable, established medium-sized (under $75M in revenue) truckload carriers. The opportunity is significant because shippers are increasingly outsourcing their company fleets and relying on larger carriers that provide sophisticated information systems and value-added services. Therefore, smaller carriers are faced with increased competition from carriers that can provide these value-added services forcing them to search for an exit strategy or partnering with a carrier that can strengthen their competitiveness in order to sustain their existing business.

         Our expansion plans are dependent upon, the availability of among other things, suitable acquisition candidates, adequate financing, qualified personnel, and our future operations and financial condition.

Recent Acquisitions

         We currently operate seven truckload carriers, of which, five of these carriers were acquired during this quarter ended June 30, 2004. The following table summarizes these recent acquisitions:


                                                          Long Term
 Acquisition     Structure                  Common     Debt/Equipment
                    of          Cash @      Shares        Leases          Type of
                Transaction     Close       Issued        Assumed        Equipment     Equipment
--------------- ------------ ------------ ------------ -------------    -------------- -------------
RSV, Inc.       Merger                 0    2,000,000    $1,966,000     Van/Asset      42 Tractors
                                                                        based
Express
Freight                                                                 Van/Non-asset
Systems, Inc.   Merger        $2,000,000    7,500,000             0  *  based          106 O/O

Highway                                                                                32
Transport,      Asset                                                   Flatbed/Asset  Tractors,
Inc.            Purchase               0      350,000     1,360,000     based          12 O/O

Highbourne      Asset                                                   Van/Non-asset
Corporation     Purchase               0      200,000             0     based          34 O/O

Carolina
Truck
Connection,     Asset                                                   Van/Asset      7 Tractors,
Inc.            Purchase               0    1,200,000       489,000     based          2 O/O
                             ------------ ------------ -------------
                              $2,000,000  11,250,000     $3,815,000

* On August 16, 2004, This Merger Agreement was amended which reduced the common shares issued * to 3,750,000 and eliminated Long-Term Debt and Equipment Leases Assumed to $-0-.

History and Development

         XRG, Inc. began operations by providing administrative services to KDK Transport, Inc. through its XRG G&A, Inc. subsidiary in January 2002. These services included invoicing, collections, regulatory compliance, credit reviews, processing payments and commissions for a large flatbed truckload carrier at a service fee equal to 3% of KDK Transport, Inc.'s gross billings. During the fiscal year ended March 31, 2003, we generated approximately $686,000 in revenues from these administrative services. This Administrative Services Agreement was mutually terminated during the fourth quarter ended March 31, 2003. During our fiscal year ended March 31, 2003, we did not generate any revenues from the acquisition and operation of truck-load carriers.


o        EQUIPMENT PURCHASE FROM J. BENTLY COMPANIES, INC.

         In June 2003, we executed a purchase agreement with J. Bently Companies, Inc., a truckload carrier in Sweetwater, Tennessee to acquire equipment consisting of approximately 275 trailers. The purchase price of these assets was approximately $3,400,000, including the assumption of approximately $2,200,000 of equipment debt, the payment of $50,000 in cash, and the issuance of $1,150,000 worth of shares of XRG common stock with registration rights. An additional 2,200,000 shares of our common stock was to be escrowed as collateral for the equipment loans. The agreement relating to this equipment purchase contained a true-up adjustment provision, which required us to issue additional shares of our common stock based upon the then prevailing market price such that the total value of our common stock equals $1,150,000 at adjustment dates of six and twelve months from the closing date. In addition, In May 2003, we entered into a fleet owner agreement with J. Bently Companies, Inc. to manage the utilization of these purchased assets for a two-year period. Pursuant to the terms of this agreement, XRG will pay to J. Bently Companies, Inc. 67% of gross freight revenues as compensation for the movement of freight. During August 2003, we made the $50,000 cash payment and issued 1,150,000 shares of our Common Stock to the J. Bently Companies, Inc. shareholders which is classified as a transportation equipment deposit in our financial statements until we are able to obtain a clear title to these assets.

         On August 30, 2003, we entered into an Independent Contractor Agreement with J. Bently under our wholly owned subsidiary XRG Logistics, Inc. in which we pay a commission of 2% of gross revenue to J. Bently for its shipper contacts. On September 1, 2003, we began operating pursuant to the Fleet Owner and Independent Contractor Agreements under our wholly owned subsidiary XRG Logistics, Inc.

         On April 12, 2004, we entered into a Purchase Agreement Addendum with
J. Bently Companies, Inc. which deleted the original registration rights and the true up provisions. We issued an additional 800,000 shares in consideration for the terms of this Addendum. We also forgave $994,794 in advances to J. Bently Companies, Inc.


o        STOCK ACQUISITION OF R&R EXPRESS INTERMODAL, INC.

         On August 20, 2003, we entered into a Stock Purchase Agreement with R&R Express Intermodal, Inc., a Pittsburgh, Pennsylvania intermodal truckload carrier. On January 1, 2004, we modified the original Stock Purchase Agreement and fulfilled the closing conditions of the Definitive Stock Purchase Agreement Addendum and completed this acquisition. Under the terms of the acquisition, the Pittsburgh, Pennsylvania based intermodal carrier became a wholly owned subsidiary of XRG, Inc. R&R Express Intermodal, Inc. provides drayage for containers from railroad yards and ports and has annual revenues of approximately $4 million.

         In accordance with the terms of the Stock Purchase Agreement, the originally announced stock-for-stock transaction was modified to $100,000 in cash and 100,000 shares of our common stock pursuant to the Stock Purchase Agreement Addendum dated January 1, 2004. On April 12, 2004, we entered into entered into a Purchase Agreement Addendum with R&R Express Intermodal, Inc. which deleted the original registration rights and the true up provisions. We issued an additional 50,000 shares in consideration for the terms of this Addendum.

o        MERGER WITH EXPRESS FREIGHT SYSTEMS, INC.

         We acquired Express Freight Systems, Inc. on April 21, 2004. Pursuant to the terms of a Merger Agreement, Express Freight Systems, Inc. ("EFS"), a Tennessee corporation was the survivor in a merger with a subsidiary of ours. EFS is now a wholly-owned subsidiary of XRG. EFS is based in Chattanooga, Tennessee. EFS has an owner-operator based fleet with a pool of approximately 270 trailers which shall be leased to the Registrant from an entity owned by the prior shareholders of EFS pursuant to a Master Equipment Lease Agreement ("MELA"). The MELA requires us to pay Express Leasing Systems, Inc. approximately $55,000 per month for a term of 36 months. This MELA contains a $1,000,000 buyout at lease end. We also lease the office building in Chattanooga, Tennessee from the prior shareholders of EFS and a warehouse facility in California.

         Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the shareholders of EFS. In addition EFS shareholders were issued 7,500,000 shares of the Registrant's common stock. EFS is entitled to receive an additional $1,000,000 upon XRG competing a successful offering.

         EFS, as a wholly-owned subsidiary of ours entered into 6 new employment agreements with the former shareholders and key employees of EFS. The president of EFS agreed to a 3 year employment agreement. All other individuals have 10 year employment agreements. Annual compensation ranges from $125,000 to $250,000 per annum. The agreements contain nondisclosure and restrictive covenant arrangements. If the agreements are terminated for any reason other than cause, the employees are due compensation for the remainder of the employment agreement's term.

         The EFS Merger Agreement provides us with certain rights of indemnification in connection with the breach of a representation or warranty by EFS or its shareholders. We have withheld $100,000 in a cash escrow agreement to satisfy unpaid taxes and other liabilities. $10,640 of these taxes and liabilities were paid from escrow during the quarter ended June 30, 2004. We have also issued a blanket corporate guaranty pursuant to which we guarantee all obligations of EFS pursuant to the terms of the Merger Agreement, including but not limited to, the MELA capital lease and the lease for the EFS offices, which are owned by the wife of the major EFS shareholder and the employment agreements. Our blanket guaranty also contains cross default provisions.

On August 16, 2004, the Company and the former EFS Shareholders mutually agreed to amend the original Merger Agreement and simultaneously executed a Terminal Services Agreement. Major elements of this amendment includes:

o The mutual termination of the Master Equipment Lease Agreement ("MELA"). The MELA required us to pay Express Leasing Systems, Inc. approximately $55,000 per month for a term of 36 months and contained a $1,000,000 buyout at lease end. This lease consisted of a pool of approximately 270 trailers from an entity owned by the prior shareholders of EFS. This termination provides a provision that all trailers under the MELA are made available to us for the movement of our freight.

o The mutual termination of the Facility Lease Agreement for the office building in Chattanooga, Tennessee from the prior shareholders of EFS and a warehouse facility in California.

o Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the former shareholders of EFS that they will retain as purchase consideration. In addition, the former EFS shareholders were issued 7,500,000 shares of the Registrant's common stock. 3,750,000 shares of our common stock will be forfeited and returned to us as part of the amendment. The additional $1,000,000 payment to the former EFS shareholders was mutually terminated as part of this amendment.

o EFS, as a wholly-owned subsidiary of ours entered into 6 new employment agreements with the former shareholders and key employees of EFS. The former president of EFS agreed to a 3 year employment agreement. All other individuals had 10 year employment agreements in which annual compensation ranged from $125,000 to $250,000 per annum. These agreements contained nondisclosure and restrictive covenant arrangements. On August 16, 2004, these agreements were mutually terminated by us and the former EFS shareholders and employees.

o Former EFS shareholders personally assumed all overdraft bank liabilities and bank loans, as well as, all bank loans of Express Freight Systems, Inc. In addition, former EFS shareholders assumed all trade payables and accruals prior to March 1, 2004. All bad debts and charge-backs attributable to receivables outstanding as of April 21, 2004 were assumed by the former EFS Shareholders.

o XRG, Inc. ("Carrier") and the former EFS shareholders ("Agent") executed a Terminal Agreement on August 16, 2004 which entitles the former EFS shareholders as Agent to receive a commission of 85% of revenues on shipments that are secured, processed and supervised under the direction of the Agent. Under this agreement, Carrier is not responsible for any expenses incurred for the operation of the Agent's terminal. The term of the Terminal Agreement is ongoing with severe penalties if Agent terminates or violates the default provisions with damages of $2 million if occurring in the first year, and $400,000 less each year thereafter. The former EFS shareholders are held personally, jointly and severally, liable for these damages upon termination or default.

o        MERGER WITH RSV, INC.

         We acquired RSV, Inc. on April 29, 2004. Pursuant to the terms of the Merger Agreement, RSV, Inc., a Tennessee corporation ("RSV") was the survivor in a merger with a subsidiary of ours. RSV is now a wholly-owned subsidiary of ours. We issued a total of 2,000,000 of our common stock to the two RSV shareholders. There was no cash paid at closing to the RSV shareholders. We are obligated to remove the majority RSV shareholder as a guarantor on approximately $2,000,000 of RSV debt within 45 days of the closing. In order to secure this obligation we have placed the RSV shares we acquired pursuant to the Merger Agreement in escrow. Our failure to consummate a refinancing, payoff or satisfaction of the RSV debt within such timeframes entitles the RSV shareholder, subject to the terms and conditions of the stock escrow agreement, to a return of the RSV shares. Although we believe we will be able to refinance the subject debt, based upon current communications with lenders and financing sources, there is no assurance that such refinancing will occur within the agreed upon timeframes. The failure to consummate a refinancing, satisfaction or payoff of such liabilities could potentially result in the unwinding of this acquisition because the former RSV shareholder would have the right to a return of the RSV shares to him from escrow. The majority RSV shareholder has agreed to an extension of time to complete a refinancing.

o        ASSET ACQUISITION OF HIGHWAY TRANSPORT, INC.

         Effective April 2, 2004 we acquired certain of the assets and assumed certain of the liabilities of Highway Transport, Inc. ("HTI"), an Alabama corporation. We issued the shareholders of HTI 350,000 shares of our restricted common stock. We assumed approximately $1,360,000 of HTI's obligations relating to its equipment and other commercial obligations. We also entered into a commercial sublease agreement for the HTI facilities with one of the HTI shareholders. This sublease has a term through March 31, 2006 with monthly fixed annual rent of $1,750 per month. The Registrant also entered into 3 year employment agreements with the two HTI shareholders. One employment agreement has annual compensation of $125,000, the other employment agreement has annual compensation of $75,000. HTI primarily operates a flatbed operation.

o        ASSET ACQUISITION OF HIGHBOURNE CORPORATION

         Effective April 2, 2004 we closed an asset acquisition agreement with Highbourne Corporation ("HBC"), an Illinois corporation. We issued a total of 200,000 shares of restricted common stock to the two stockholders of HBC. Inasmuch as this is a non-asset based carrier, we did not assume any long-term equipment or other liabilities in connection with this acquisition. We agreed to lease the current HCB facilities from one of the HBC shareholders for a 24 month term with $3,000 monthly payments. We entered into two year employment agreements with each of the HBC shareholders at rates of $32,000 and $85,000 per annum respectively. We have also agreed to pay the major HBC shareholder an annual commission equal to two percent of the gross revenue billed each year through the HBC operation in the form of our restricted common stock valued at market on the day of payment. The Registrant also agreed to a quarterly bonus program based upon quarterly operating results.


o        ASSET ACQUISITION OF CAROLINA TRUCK CONNECTION, INC.

         On April 30, 2004 we closed an Asset Purchase Agreement with Carolina Truck Connection, Inc., a North Carolina corporation ("CTC"). We issued 1,200,000 shares of our restricted common stock to the two shareholders of CTC. We also entered into employment/consulting agreements with the CTC shareholders. We assumed approximately $490,000 of long-term debt relating to this Asset Purchase Agreement with CTC. We are obligated to remove the majority CTC shareholder as a guarantor on this debt within 45 days. This period can be extended for an additional 45 days if we are able to establish commercially reasonable best efforts in facilitating a pay-off, refinancing or satisfaction of this debt. In order to secure this obligation, we have granted the CTC shareholder a security interest in the acquired assets and equipment from CTC pursuant to the Asset Purchase Agreement. The Registrant's failure to consummate a refinancing, pay-off or satisfaction of the CTC debt within such timeframe entitles the CTC shareholder, subject to the terms and conditions of the Security Agreement, to a return of the CTC assets and equipment.

     On September 10, 2004, we executed a promissory note with our majority shareholder to refinance approximately $225,000 of this debt. Fifty (50%) of the proceeds of any new debt or equity raised subsequent to the funding of this note must be used to reduce the amount due on the note within three (3) days of receipt. The Promissory note removes the majority CTC shareholder from the majority of the long-term and satisfies the security interest conditions of the Asset Purchase Agreement.

Business Strategy

         Management believes that significant acquisition opportunities currently exist within the truckload carrier industry. The truckload transport industry is a substantial, highly fragmented industry. According to Standard & Poor's DRI, the total truckload market in the US generated approximately $400 billion in revenue this past year. The top 100 carriers accounted for less than $70 billion, and the top ten carriers accounting for less than 3% of revenue. There are an estimated 350,000 carriers, the majority of which have small fleets or are owner operators. In evaluating specific carriers for acquisition, we will consider the following factors:

o        Past & present financial and operational performance.
o        Experience and successes of key management and personnel.
o Management team's ability to operate according to the XRG guidelines and take advantage of its proprietary technology.
o Compatibility or synergies with XRG's management and operating philosophies.
o        Reputation.
o        Quality of customer base.
o        Loyalty & relationships with driver base.
o        Efficiencies, fleet age & specialization.

         Other factors such as the target's geographic location, potential for expansion, vertical and horizontal integration and competitive market position, are also considered in the evaluation.

         The following are three types of acquisition targets that we will be seeking:

     o Non-asset based carriers whose clients are agents with or without their own equipment. The revenue equipment is leased to the carrier, however it is either owned by an owner-operator, or the agent who employs drivers to operate its equipment. In this situation we will be acquiring or assuming agency leases, employee bases, leases on physical facilities, equipment leases, independent contractor leases operating licenses, trade names, and sales personnel.

     o Non-asset based carriers whose customers are traditional shippers, and who employ owner-operators to haul the freight. These owner-operators are again leased to the carrier. In this situation we will be acquiring customer bases, employee bases, leases on physical facilities, operating licenses, trade names, and sales personnel.

     o Asset based carriers that own their own equipment, and have shippers as customers. In this scenario we would operate the carrier similar to a non-asset based carrier described above and require that management be responsible for operating the carrier at 85% of gross revenues. In this situation, we will be acquiring customer bases, employee bases, tractors and trailers, leases on physical facilities, equipment leases, operating licenses, trade names, and sales personnel.

         We believe that we will attract established, profitable, trucking companies with long-established customer bases and driver relationships by providing the founder of these companies with a method for a re-capitalization or an exit strategy. We will focus our efforts on privately owned closely held trucking companies that typically generate revenues of $75 million or less. In many cases, these targeted acquisitions will be family owned businesses in which the founder is planning for his or her retirement. XRG's acquisition strategy will allow these companies to be acquired and operated autonomously which essentially will provide them the ability to continue to operate as a "family" business. Founders will have the option of retiring or remaining involved with the business. In either case, they will receive consideration for their business and XRG will rely on the management team to continue operating the business. XRG will only target acquisitions that contain management teams that can effectively continue to operate the trucking company if the founder chooses to retire.

         It is our belief that many of these small trucking companies have grown to their limit based upon the financial resources that are available to them. Historically, bank credit and costly insurance liability premiums have dictated their growth constraints. We believe that XRG will obtain economies of scale in this regard as we acquire these companies and will be able to obtain better credit and insurance premiums, as well as, providing these acquired trucking companies with the financial resources for future growth. However, there is no assurance that XRG will be successful in attracting and acquiring these trucking companies, and if so, there is no assurance that we will obtain economies of scale associated with better credit and insurance rates. In addition, there is no assurance that we can obtain financial resources to provide for future growth once these companies are acquired.

         We believe that there are several reasons why established, profitable, truckload carriers with long-established customer bases would want to be acquired by XRG, Inc. Liability insurance for trucking companies has risen substantially in recent years which has made it difficult for small trucking companies to absorb these costs. The primary claims consist of cargo loss and damage and auto liability (personal injury and property damage). After several years of aggressive pricing, insurance carriers have raised premiums which has increased trucking companies' insurance and claims expense. The terrorist attacks of September 11, 2001, in the United States, and subsequent events, resulted in additional increases, especially for small trucking companies. It is our belief that future insurance increases may cause these companies to be less profitable, therefore, limiting their marketability and exit strategies, as well as, reducing their ability to raise capital through debt or equity placements to expand or maintain their businesses. We believe that after consolidating several of these trucking companies, XRG will be in a better position to negotiate lower insurance premiums. However, there is no assurance that XRG will be able to obtain favorable insurance premiums and control future increases in insurance premiums.

         Small trucking companies have a difficulty acquiring "backhauls" which refer to a load of freight that permits a truck to return to the company's headquarters with a loaded truck, rather than an empty one. By completing acquisitions and implementing our information system at each location, we believe that we can improve the dispatch system to help carriers with load matching thereby improving utilization. There are no assurances that our information system will be capable of improving the dispatch system thereby improving utilization for various acquired trucking companies.

         Increased competition from larger trucking companies has reduced margins for the smaller operators. We seek to regain these margins through acquisitions and economies of scale to better compete with larger truck-load carriers. We believe that by centralizing the administrative services through our subsidiary XRG G&A, Inc. for invoicing, collections, regulatory compliance, credit reviews, processing payments and commissions, and managing safety compliance programs will allow us to reduce costs and will be an important aspect for increasing margins of the companies we acquire. However, there is no assurance that we will realize efficiencies associated with centralizing the administrative services of acquired companies.

         In acquiring a particular business, XRG follows a disciplined approach utilizing specific operating and financial criteria. We develop pro forma financial statements for acquisition candidates that reflect estimates of revenue and costs under the target Company's current ownership and utilize such information to determine a reasonable purchase price. The following outlines the material steps of our disciplined approach:

     o We identify a potential candidate primarily through our contacts in the industry, including brokers, and other industry professionals. This cost is minimal, and the time varies depending on the status of other acquisitions in the process. Generally, the number of potential candidates exceeds our ability to make introductions, and new opportunities are constantly presented.

     o We review the candidates' most recent financial information to determine if the carrier operates profitably, or if not, whether we can provide assistance in improving operating ratios. We generally determine whether a candidate fits our acquisition parameters within a week of receiving the requested information. Current management is involved in this process; therefore no additional costs are incurred.

     o If a candidate is determined to be a likely fit, we arrange a one day on site meeting to extract more information about the carrier, meet the owners, and familiarize ourselves with the current operating staff. This process requires one to two days of travel, and costs are generally limited to travel and overnight expenses that typically do not exceed $2,500.

     o    Upon  review  of  information  gathered  from  the on  site  visit  we
          determine  if  the   candidate   fits  our  criteria  for  a  credible
          acquisition target. In particular, we look for the following:

               a.   Profitability
               b.   Capability of onsite management
               c.   Quality of customers and their associated credit worthiness.
               d.   Valuations and selling price expectations of the founder.
               e.   Reasons for wanting to sell.
               f.   Driver base

     o If the candidate is a viable target, we prepare an offer that is constructed to meet his or her price under our terms. We then submit the offer to the owner, negotiate any adjustments, and work toward a signed letter of intent. This process is the most lengthy and may take from a few weeks to as much as six months to complete. This process is conducted by current management and generally no additional costs are incurred.

     o If the letter of intent is agreed to by both parties, documentation is prepared by our attorneys while on site due diligence is conducted. This process may take 30-60 days, and may cost $20,000 to $30,000.

     o Finally, assuming that the due diligence does not uncover any misstatements, and the final purchase agreements do not vary significantly from the original proposal, the acquisition is closed within 30 days after the purchase agreement is signed by XRG and the trucking acquisition.

         We believe that we can assemble the most talented personnel, minimize downside risk of volume loss to competitors, and provide opportunities for increased profitability with our operating formula which includes the following elements:

     o We seek and identify trucking company operations for potential acquisition that have maintained their operating costs at 75% of gross revenue and sales, marketing, and dispatch costs at 10% of their gross revenues. After these potential targets are acquired, any savings below this 85% threshold will be shared with current management of the operation as an incentive in the form of a bonus. In our experience, a typical operator can maintain costs at 82% to 83% of revenues.

     o We consolidate the management of insurance, financing costs, and backroom administrative services at a central administrative office in Pittsburgh, Pennsylvania at a cost of approximately 8% to 10% of the acquired company's gross revenues. We expect to gain economies of scale as we grow internally through acquisitions. We believe that our costs of providing these services will decrease as we achieve lower insurance costs through greater bargaining power, however, there is no assurances that we will be able to achieve this.

         We are optimistic that our business strategy and operating formula will entice many small trucking companies to be acquired by us. To-date we have completed six acquisitions. There is no assurance that our business strategy and operating formula are viable, or whether, we will be able to continue to complete additional acquisitions in the future. Currently, we provide our administrative services to one customer. We have identified two trucking companies for potential acquisition that fit our criteria.

         We plan to retain all key personnel of acquired businesses and provide them with significant operating responsibility to assure the seamless continuation of service levels in order to maintain customer relationships. We benefit from our strong management team supported by an autonomous regional team that has the knowledge and expertise to appropriately meet the needs of their local customers.

         XRG typically seeks either employment or non-compete agreements with former owners and management, as the situation dictates. Key technical and management personnel are offered employment agreements, along with incentives to encourage their continued loyalty to the company. Significant performance incentive bonuses could be realized by any savings below our 85% threshold which will be shared with the current management of the operation. For example, an acquired trucking company that generates $10 million in revenues would provide $300,000 per year at an 82% cost threshold in incentive bonuses to be shared with the trucking company's management. Our largely performance based compensation arrangement aligns XRG's cash requirements with the successes of its acquisitions. In addition, we centralize certain financial, accounting, legal, administrative, employee benefit, and sales functions to create a more efficient operating structure in our administration.

Sales, Marketing, and Distribution

         Our primary marketing emphasis is to develop and maintain close working relationships with our acquired trucking company's sales departments which, in turn, have strong relationships with their logistic and shipping departments. Sales to our acquired trucking company's customer base are made directly by their sales staff and XRG will provide resources and assistance, as required, to this staff. These teams service customers and assist them in programs to provide the most efficient logistics services possible. We plan on acquiring members of this team by acquiring trucking companies and utilizing their sales personnel. Therefore, XRG is in a position to attract the most experienced sales personnel that will be most familiar with the individual acquisition's trucking operations.

         XRG intends on developing a marketing department that will actively take advantage of opportunities for new business, share sales leads, and provide other cross marketing. Consolidation economies will allow for more competitive pricing and payment terms with both customers and vendors. We will also develop a detailed and budgeted marketing program for each acquired business based on the needs and opportunities of the local market. We believe that selected acquisition candidates have tremendous opportunities to increase market share internally by implementing these various programs, however, there is no assurance that we will be able to successfully implement our marketing programs.

Operations

         XRG, as it grows through acquisitions, will be able to realize efficiencies that carriers could not benefit from individually. Examples of these economies will be the pooling of marketing and technical expertise; savings associated with sophisticated information systems that provide real time information on pricing, and equipment utilization, and the better use of a larger shipper base for more profitable backhauls.

         We have integrated a an information system that provides all critical operational information on a single screen to manage all loads and equipment. This system provides access for entering customer, vendor, and employment information, pre-planning, editing and dispatching loads, managing tractors, trailers and drivers, processing check calls, loaded calls and deliveries. This information flows from each acquisition's dispatch department to a consolidated database where information is simultaneously available to all departments. The utilization of electronic transfer of information reduces redundancies and the time required to perform each administrative task associated with the operation of the acquired truckload carriers.

Our information system is designed to:

     o Develop greater levels of driver retention with its sophisticated Driver Advance/Settlement module.

     o    Increase   our  market  share  by  the   implementation   of  Internet
          communication between XRG's truckload carriers and shipper customers.

     o    Eliminate redundancies in administrative and accounting functions.

         XRG has developed an autonomous management structure to best sustain existing customer relationships. This structure requires that newly acquired carriers maintain their individual identities for the most part. Each of these businesses operates as a separate subsidiary and division of XRG. Advertising and other promotional materials, including invoices, purchase orders, and other documents depict the acquired company's existing logo and name. This strategy helps to continue the customer goodwill each acquired company has developed over the years. While our operating style allows local operators significant responsibility in daily operating decisions, financial parameters jointly established during the budgeting process are monitored by senior management through our centralized management information systems.

         In addition, XRG established a compensation structure designed to maintain and create "ownership incentives" for divisional personnel. We plan on rewarding personnel with bonuses tied to the achievement of certain objectives and by developing an employee incentive stock option plan. Option plans, and other incentive programs, are offered in addition to the stock that the owners receive as part of the purchase price of their businesses. It is our philosophy to structure acquisitions such that the sellers remain with us, and that they accept our securities as part of their sale proceeds. We believe that this helps to insure an orderly, and profitable transition, and will increase the former owner's incentive to continue to grow his or her business and benefit from future stock appreciation. We plan on acquiring trucking companies using our cash, stock, bank financing, and owner financing. Management determines the mix of these financing alternatives on a case-by-case basis depending on the owner's needs and our availability of capital.

         The key elements of our operating strategy include the following:

          o    Expand sales for acquired divisional carriers.

          o Acquire additional truckload carriers allowing XRG to diversify product lines and expand geographical markets.

          o Pursue long-term relationships with new customers through new marketing programs.

         The greatest barrier to national market dominance by any one, truckload carrier, is the enormous cost in equipment procurement, maintenance, and most importantly utilization.

         Utilization refers to the number of miles a tractor and trailer travel under load as a percentage of total miles driven. Proper utilization will be the responsibility of the dispatch department which plans either in advance, or as the initial shipment is being moved, the return trip with as little deadhead (unloaded miles) as possible. It will be imperative to have a system in place so that a dispatcher can monitor available loads and available equipment to be loaded to assist in the planning process. Proper utilization provides greater efficiencies that will enhance our revenues as more shipments can be accommodated. In addition, under utilization could have a negative effect on the profitability of XRG, Inc. There is no assurance that acquired companies will be able to maintain profitable operations after being acquired.

         Small truckload carriers operate throughout the United States, conducting their businesses with local customers. Consolidating these small carriers will provide them with the size and capital structure to compete more effectively in their local markets, while maintaining the close relationships that these companies developed over the years. Management believes that the "divisions of" strategy separates XRG from other consolidation players, because it allows the management, and employees of the acquired company to continue those services that its customers have relied upon. This philosophy also allows the company to maintain its own unique culture and environment that the company's employees have become comfortable with, and depend upon. XRG management believes that the typical strong bond between the acquired companies and its employees must be maintained. This should then allow for a smooth and seamless acquisition process. Within a larger organization, the acquired companies benefit from a professional sales force, sophisticated management information systems, and a larger universe of shippers to make use of for more profitable backhauls.

         XRG's divisions will remain autonomous from a management perspective, however, many accounting and administrative functions will be consolidated at the corporate offices. Such functions include:

        o        Purchasing
        o        Accounts Receivables
        o        Accounts Payable
        o        Payroll

         We intend to acquire carriers, which have a strong presence in a number of unrelated markets. This approach will allow us to diversify the type of shipper we conduct business with to reduce the risks of unfavorable market conditions or downturns in specific markets. In addition, we will be able to pool our technical expertise across these markets. XRG focuses its marketing efforts on maintaining long-term relationships with existing customers while pursuing new customers in all of our future target markets. Our customers typically have relationships with a limited number of carriers. Bills of lading depicting the name of the carrier are issued upon picking up the load. Signed delivery receipts are released by the consignee upon the completed delivery of the freight, at which time, the cost of the load, will be invoiced by the carrier. Customers typically provide the carrier with periodic forecasts of their requirements, which are updated regularly.

         Rates are typically negotiated with the shipper, and are based on the type of freight to be hauled, the length of haul, the area of delivery, and any other unique aspects of the load. As shippers typically seek rate reductions from time to time, our ability to improve operating performance is generally dependent on increasing efficiency through increased automation. Since a majority of our fleet consists of owner-operators and we do not own the equipment, the costs of "purchased transportation" (all costs associated with the operation of the equipment) are fixed, operational efficiencies are the responsibility of the owner-operator.

Competition

         The trucking industry is highly competitive and includes thousands of trucking companies. It is estimated that the annual revenue of domestic truckload carriers amounts to approximately $400 billion per year. The Company has a small but growing share of the markets targeted by the Company. The Company competes primarily with other truckload carriers. Railroads, less-than-truckload carriers, and private carriers also provide competition, but to a much lesser degree. Competition for the freight transported by the Company is based primarily on service and efficiency and, to some degree, on freight rates alone.

         Industry-wide truck capacity in the truckload sector is being limited due to a number of factors. There are continuing cost issues and concerns with the new EPA-compliant diesel engines and the new hours of service regulations. Trucking company failures in the last four years are continuing at a pace higher than the previous fifteen years. Some truckload carriers are having difficulty obtaining adequate trucking insurance coverage at a reasonable price. Equipment lenders have tightened their credit policies for truck financing. Many truckload carriers slowed their fleet growth in the last three years and some carriers have downsized their fleets to improve their operating margins and returns. Our competitive strength will be our ability to provide reliable service, while maintaining superior delivery on a just-in-time or scheduled lead-time basis.

         We compete with, and expect to continue to compete with, numerous national, regional and local trucking companies, many of which have significantly larger operations, greater financial, marketing, human, and other resources than us. We anticipate that competition may increase in the future. There can be no assurance that we will successfully compete in any market in which we conduct or may conduct operations.

Regulation

         The trucking industry is subject to regulatory and legislative changes that can have a materially adverse effect on operations. Historically, the Interstate Commerce Commission ("ICC") and various state agencies regulated truckload carriers' operating rights, accounting systems, rates and charges, safety, mergers and acquisitions, periodic financial reporting and other matters. In 1995, federal legislation was passed that preempted state regulation of prices, rates, and services of motor carriers and eliminated the ICC. Several ICC functions were transferred to the Department of Transportation ("DOT"), but a lack of regulations implementing such transfers currently prevents us from assessing the full impact of this action.

         Each acquired truckload carrier is regulated by the United States Department of Transportation ("DOT") and by various state agencies. The DOT has broad powers, generally governing activities such as the regulation of, to a limited degree, motor carrier operations, rates, accounting systems, periodic financial reporting and insurance. Subject to federal and state regulatory authorities or regulation, we may transport most types of freight to and from any point in the United States over any route selected by us.

         The trucking industry is subject to possible regulatory and legislative changes (such as increasingly stringent environmental and/or safety/security regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services.

         Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. All of our drivers will be required to have national commercial driver's licenses and will be subject to mandatory drug and alcohol testing. The DOT's national commercial driver's license and drug and alcohol testing requirements may adversely affect the availability of qualified drivers to XRG.

         The Federal Motor Carrier Safety Administration (FMCSA) of the U.S. Department of Transportation issued a final rule on April 24, 2003 that made several changes to the regulations which govern truck drivers' hours of service
(HOS). For all non-local trucking companies, this was the most significant change to the hours-of-service rules in over 60 years. Previously, drivers were allowed to drive 10 hours after 8 hours off-duty. The new rules allow drivers to drive 11 hours after 10 hours off-duty. In addition to this, drivers may not drive after 14 consecutive hours on-duty, following 10 hours off-duty as opposed to 15 hours on-duty, following 8 hours off-duty. There have been no changes in the rules that limit a driver to a maximum of 70 hours in eight consecutive days. A new rule allows a driver who takes at least 34 consecutive hours off duty to restart his or her on-duty cycle for the 70 hour rule. A driver's 15 hour daily work cycle in the old system is considered cumulative, not consecutive, and does not take into account off-duty time during the 15 hour period. Under the new rules, a driver's 14 hour daily work cycle is considered consecutive, and off-duty time counts against the 14 hour period. Therefore, loading/unloading delays, shipments that require multiple stop deliveries, and other non-driving activities may limit drivers' available hours. On January 4, 2004, the new federal regulations that govern driver HOS became effective. The Company is unable to predict the ultimate impact of the new hours of service rules. These changes could have an adverse effect on the operations and profitability of the Company.

         Motor carrier operations may also be subject to environmental laws and regulations, including laws and regulations dealing with underground fuel storage tanks, the transportation of hazardous materials and other environmental matters. It will be our intention to transport a minimum amount of environmentally hazardous substances. If we should fail to comply with applicable regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

         Our operations may involve certain inherent environmental risks. We may maintain bulk fuel storage and fuel islands at several of our acquired facilities. Our operations may involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others.

Employees

         As of June 30, 2004, we employed approximately 133 drivers, 6 mechanics and maintenance personnel, 89 general and administrative personnel for our trucking operation. We also contract with approximately 170 independent contractors (owner-operators) for services that provide both a tractor and a qualified driver or drivers. None of our employees are represented by a collective bargaining unit, and we consider relations with our employees to be good.

PROPERTIES

         Our principal executive offices are located at 601 Cleveland Street, Suite 820, Clearwater, Florida 33755. Our general and administrative offices are located at 3 Crafton Square, Pittsburgh, Pennsylvania 15205.


         The following table provides information regarding the Company's facilities and/or offices:

         Company Location                    Office    Shop    Fuel
         ----------------                    ------    ----    ----
         Sweetwater, Tennessee                 Yes     Yes      No
         Evergreen, Alabama                    Yes     Yes      No
         Fletcher, North Carolina              Yes      No      No
         Kingsport, Tennessee                  Yes     Yes      No
         Chattanooga, Tennessee                Yes     Yes      No
         Pittsburgh, Pennsylvania              Yes      No      No
         Champaign, Illinois                   Yes      No      No

         Our Sweetwater, Tennessee facility contains approximately 13,000 square feet of space and 7 acres of land. No formal lease exists at this facility.

         On April 1, 2004, we entered into a commercial sub-lease agreement with Highway Transport, Inc in Evergreen, Alabama. This lease is for facilities consisting of a truck yard, trailer storage yard, administrative facilities and a shop and has fixed lease payments of $1,750 per month and expires March 31, 2006.

         On April 26, 2004, we entered into a commercial sub-lease agreement with Carolina Truck Connection, Inc. in Fletcher, North Carolina. This lease is for facilities consisting of a truck yard, trailer storage yard and administrative facilities and has fixed lease payments of $1,500 per month and expires in 24 months.

         On April 28, 2004, we entered into a commercial lease agreement with Richard S. Venable, a shareholder of RSV, Inc. in Kingsport, Tennessee. This lease is for facilities consisting of a truck yard, trailer storage yard, administrative facilities and a shop and has fixed lease payments of $3,300 per month and expires May 31, 2005.

         On April 21, 2004, we entered into a commercial lease agreement with Sharon H. Limerick, a shareholder of Express Freight Systems, Inc. in Chattanooga, Tennessee. This lease is for facilities consisting of a truck yard, trailer storage yard, administrative facilities and a shop and has fixed lease payments of $6,000 per month and expires April 30, 2010. On August 16, 2004, this lease was mutually terminated by us and the EFS Shareholders.

         No formal lease exists at our Pittsburgh, Pennsylvania facility.

         On April 1, 2004, we entered into a commercial sub-lease agreement with Sherri J. Kenner, a shareholder of Highbourne Corporation in Champaign, Illinois. This lease is for facilities consisting of a truck yard, trailer storage yard and administrative facilities and has fixed lease payments of $3,000 per month and expires March 31, 2006.

         On July 29, 2004, we entered into a two year lease agreement with Wilder Corporation of Delaware. This lease is for our executive offices located at 601 Cleveland Street, Suite 820, Clearwater, Florida 33755. Our base monthly rent is $2,946 per month for the first year and $3,027 per month for the second year.

LEGAL PROCEEDINGS

         From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on us.

         In May, 2003, a legal action was filed in Franklin County, Ohio, against XRG, Inc. (and against our president, based on a personal guaranty) by the landlord of our former office space in Pittsburgh, Pennsylvania. The landlord claimed approximately $63,000 in unpaid rent. In January 2004, the court granted our motion to dismiss the case for lack of proper jurisdiction in the State of Ohio. In February 2004, the landlord filed a legal action in Allegheny County, Pennsylvania. We filed a Complaint in Allegheny County in Common Please court for breach of lease and filed a counterclaim for damages. In October 2004, we received a settlement offer from the landlord in the amount of $13,333.00 if paid on or before November 30, 2004. As of this date, management has not made a decision on settling this case. We believe that we have meritorious defenses against the above claims and intend to vigorously contest them.

         In July 2003, a legal action was filed in Hillsborough County, Florida, against XRG, Inc. by the landlord of our former office space in Tampa, Florida. This legal action was for eviction and unpaid rent. A judgment was rendered against us and we subsequently paid the amount of the judgment in full in October 2003. A satisfaction of judgment has been entered in the case.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers of the Company

         The following table sets forth certain information with respect to each person who is a director or an executive officer as of June 30, 2004.



      NAME                            AGE                 POSITION
      ----                            ---                 --------

Kevin P. Brennan                      52     President, Chief Executive Officer,
                                             Director

Stephen R. Couture                    34     Vice President of Finance,
                                             Chief Financial Officer,
                                             Director, Treasurer, Secretary

Donald G. Huggins, Jr.                55     Chairman of the Board

Neil Treitman                         50     Chief Operations Officer


         Executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. See "Board of Directors" for a discussion of the Directors' terms.

Business Experience of  Executive Officers and Directors

         Kevin P Brennan, President, Chief Executive Officer, Director. Mr. Brennan was Chief Financial Officer and co-founder of Express America, a non-asset based transportation company. Mr. Brennan hired and directed a staff that developed the proprietary automated information systems that enabled the company to control and monitor over 100 divisions, which included both asset and non-asset based trucking companies. Mr. Brennan organized and designed the company's accounting systems so that within six months the company was able to be audited by a big eight public accounting firm. This enabled Mr. Brennan to begin negotiating with a number of major financial institutions, and ultimately obtain a multimillion-dollar credit facility with the Bank of New England, as well as an equity investment with the bank's venture capital arm, New England Capital. He was responsible for negotiating the purchase and finance of over 100 tractors and trailers for the company. Mr. Brennan provided consulting services in the truckload transport industry, assisting companies in the acquisition of truckload carriers. He provided expertise in negotiating and valuing the deals, conducting the necessary due diligence, and assisting in arranging financing for the transactions. He was involved in several successfully completed transactions throughout the Eastern United States. For the last five years he has worked for XRG, Inc. For the previous two years, Mr. Brennan was employed with Cherry, Bekaert, and Holland, L.L.P. certified public accountants. Mr. Brennan has over 10 years of public accounting experience, including auditing of public companies, and is a licensed CPA. He attended Ohio University, and graduated with high honors from Robert Morris University, Pittsburgh, PA with a BSBA in Accounting.

         Mr. Stephen R. Couture, Vice President of Finance, Chief Financial Officer, Treasurer, Director Mr. Couture is a principal in Couture & Company, Inc., a corporate financial consulting firm founded in 1980. He has consulted for numerous public and private companies primarily in the Tampa Bay, Florida region since 1993. Mr. Couture has been involved with structuring financings, assisting with mergers and acquisitions, private and public security placements, and development of company business plans. Mr. Couture earned a Masters in Business Administration, emphasis in finance and accounting, from the University of Tampa and a Bachelor of Science degree in management systems, from Rensselaer Polytechnic Institute.

         Mr. Donald G. Huggins, Jr., Chairman of the Board. Mr. Huggins is a financial and management consultant who was responsible for bringing XRG to the investment public. He provides advisory services and introductions for the Company to financial institutions, strategic partners, and potential merger opportunities and assists in developing business for clients. Mr. Huggins is currently President of Private Capital Group Inc., Clearwater, Florida. Mr. Huggins has served from 1991 to 1997 as Chief Operating Officer, Chief Financial Officer and Director of Business Development and Strategic Alliances for Innova Pure Water, Inc. a publicly traded, water filtration technology enterprise, located in Clearwater, Florida. Prior to his Innova tenure, Mr. Huggins' career was focused on organizing and acquiring premium real estate development projects, through a rollup strategy, for his privately held development company.

         Mr. Neil Treitman, Chief Operating Officer, has headed organizations since 1990 that have been the General Partner of entities controlled by PacifiCorp Financial and SunAmerica Life Company, as well as several smaller ventures. He is an officer and director of Capital Development Services Int. (CDSICorp) a company formed to develop investment opportunities. His management experience includes property acquisitions and finance as well as hands-on management of a truckload transport company. As the owner of a small (20 truck) carrier in the Northwest, Mr. Treitman managed all aspects of its operations including dispatch, recruiting, and customer relationships. He has focused his attention on creating the electronic infrastructure that will integrate the XRG subsidiaries and evaluating acquisition candidates to establish XRG's framework. Mr. Treitman attended Drexel University's School of Business Administration and received his Professional Designation as a Certified Commercial Investment Member (CCIM) of the National Board of Realtors in 1980.


Board of Directors

         Our Bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are three (3) directors. Two of these directors were originally elected on October 29, 2001. Our third director was elected in June, 2002. We do not have separate audit or compensation committees at the present time. We do not have any independent directors at the present time.

The Committees

The Board of Directors does not have a Compensation, Audit or Nominating Committee, and the usual functions of such committees are performed by the entire Board of Directors. The Board of Directors have determined that at present we do not have an audit committee financial expert. The Board believes that the members of the Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we have been seeking and continue to seek an appropriate individual to serve on the Board of Directors and the Audit Committee who will meet the requirements necessary to be an independent financial expert.

Executive Officers of our company

Officers are appointed to serve at the discretion of the Board of Directors. None of the executive officers or directors of our company have a family relationship with any other executive officer or director of our company.

Code of Ethics

We have adopted our Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of copies of all disclosure reports filed by directors and executive officers of our company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of our company during 2004, except for the timeliness of the filings.

                             EXECUTIVE COMPENSATION

         The following table shows the compensation paid by us for the year ended March 31, 2004 and 2003, to or for the account of our officers.



                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                        Long-Term Compensation Awards
                                    -------------------                        -----------------------------
                                                                      Restricted
                                                     Other Annual     Stock       Options/    LTIP        All Other
Name & Principal                Salary     Bonus     Compensation     Award(s)    SARs        Payouts     Compensation
Position                Year      ($)       ($)          ($)             ($)       (#)          ($)          ($)
---------------         ----    ------     -----     ------------     ----------  -------     -------     ------------
Kevin Brennan
President, CEO          2004    $140,000     ---         ---           $48,750       ---         ---           ---

                        2003    $103,000     ---         ---             ---         ---         ---           ---

Donald G. Huggins, Jr.
Chairman                2004       ---       ---         $76,500       $48,750       ---         ---           ---

                        2003       ---       ---         $82,000         ---         ---         ---           ---


Stephen R. Couture      2004       ---       ---         $57,500       $48,750       ---         ---           ---
Vice President,
Finance, CFO
                        2003       ---       ---         $80,546         ---         ---         ---           ---


                                       47

Neil Treitman           2004    $140,000     ---           ---         $48,750       ---         ---           ---
Chief Operations
Officer
                        2003     $42,000     ---           ---           ---         ---         ---           ---

------------------------

Options/SARs Grants During Last Fiscal Year

During the fiscal year ended March 31, 2004, no executive officer or director was granted options to purchase shares of common stock.

Directors and committee members did not receive, and were not eligible for, compensation from us for serving as directors or committee members during the fiscal year ending March 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

None.

Employment and Other Agreements

         In July 2003, we entered into an employment agreement with Neil Treitman, our Chief Operating Officer. This agreement has a term of three (3) years, and commences on July 1, 2003. Under this agreement, Mr. Treitman is entitled to an annual base salary of not less than $120,000. Mr. Treitman was granted stock options to purchase 450,000 shares of our common stock. This option is non-qualified, carries a term of five years, and was issued at par value on March 1, 2003. Mr. Treitman is entitled to additional bonus compensation as determined by the Company's Board of Directors or Compensation Committee. Such bonuses may be paid in cash or issued in shares of our Common Stock on such terms as approved by our Board of Directors. Mr. Treitman is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services. He may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to an automobile allowance of $600 per month during the term of his agreement. Mr. Treitman was issued a restricted stock grant of 550,000 shares of our common stock on March 18, 2003. In addition, Mr. Treitman was granted stock options to purchase 450,000 shares of our common stock as a performance bonus. This option is non-qualified, carries a term of five years, and was issued at par value on March 1, 2003. Mr. Treitman has agreed not to compete with us during the term of this agreement and for a period of two (2) years after termination of this agreement.

         In March 2004, we entered into an employment agreement with Kevin Brennan, our Chief Executive Officer. This agreement has a term of five (5) years, and commences on March 1, 2004. Under this agreement, Mr. Brennan is entitled to an annual base salary of $185,000. Mr. Brennan is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services. He may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to an automobile allowance of $1,500 per month during the term of his agreement.

         In March 2004, we entered into an employment agreement with Stephen Couture, our Chief Financial Officer. This agreement has a term of five (5) years, and commences on March 1, 2004. Under this agreement, Mr. Couture is entitled to an annual base salary of $125,000 with 15% a year increases. Mr. Couture shall be entitled to minimum cumulative quarter-end or annual cash bonuses payable at each quarter-end period, or annually, at his option. No such bonuses have been accrued to-date. Such bonuses are to be paid from funds specifically allocated by the Company for bonus payments ("Bonus Pool"). Such bonuses may be paid in cash or in shares of the Company's common stock at his option. Mr. Couture is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services. He may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to an automobile allowance of $1,000 per month during the term of his agreement.

         In March 2004, we entered into a consulting agreement with Donald G. Huggins, Jr., our Chairman of the Board. This agreement has a term of five (5) years, and commences on March 1, 2004. Under this agreement, Mr. Huggins is entitled to a annual consulting fees of $150,000. Mr. Huggins shall be entitled to minimum cumulative quarter-end or annual cash bonuses payable at each quarter-end period, or annually, at his option. Such bonuses are to be paid from funds specifically allocated by the Company for bonus payments ("Bonus Pool"). Such bonuses may be paid in cash or in shares of the Company's common stock at his option. No such bonuses have been accrued to-date. Mr. Huggins is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services. He is entitled to an automobile allowance of $1,000 per month during the term of his agreement.

         On July 22, 2004, our officers and directors agreed to modify their employment and/or consulting agreements which eliminated the election for our officers and directors to take salary in common stock at 50% of the market price. In addition, Kevin P. Brennan, our President agreed to salary increases commensurate with Earnings Before Taxes instead of revenue increases. Mr. Brennan also agreed to forfeit and delete in his employment agreement, additional bonus compensation of 1/2% of the gross revenue billed in the most recent fiscal year by each newly acquired company which is retroactive to the start of his agreement. Donald G. Huggins agreed to cancel anti-dilution and anti-reverse split language in his consulting agreement.

Stock Options

         XRG intends to adopt a stock option plan in 2004, which authorizes the grant of incentive stock options under Section 422 of the Internal Revenue Code (the "Plan"). A total of 10% of the outstanding shares have been reserved and may be issued under the Plan. The Plan will provide that (a) the exercise price of options granted under the Plan shall not be less than the fair market value of the shares on the date on which the option is granted unless an employee, immediately before the grant, owns more than 10% of the total combined voting power of all classes of stock of XRG or any subsidiaries, whereupon the exercise price shall be at least 110% of the fair market value of the shares on the date on which the option is granted; (b) the term of the option may not exceed ten years and may not exceed five years if the employee owns more than 10% of the total combined voting power of all classes of stock of XRG or any subsidiaries immediately before the grant; (c) the shares of stock may not be disposed of for a period of two years from the date of grant of the option and for a period of one year after the transfer of such shares to the employee; and (d) at all time from the date of grant of the option and ending on the date three months before the date of the exercise, the employee shall be employed by XRG, or a subsidiary of XRG, unless employment is terminated because of disability, in which case such disabled employee shall be employed from date of grant to a year preceding the date of exercise, or unless such employment is terminated due to death.


Director Compensation

         A director who is an employee receives no additional compensation for services as director or for attendance at or participation in meetings except reimbursement of out-of-pocket expenses and options. Outside directors will be reimbursed for out-of-pocket expenditures incurred in attending or otherwise participating in meetings and may be issued stock options for serving as a director. We have no other arrangements regarding compensation for services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of October 31, 2004, regarding current beneficial ownership of the shares of any class of our Voting Securities by (i) each person known by us to own more than 5% of the outstanding shares of our Voting Securities, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based on 273,663,378 outstanding shares of Common Stock.



----------------------------------------------------------------------- ---------------------------------------------
                                                                                        Common Stock
----------------------------------------------------------------------- ---------------------------------------------
Name and Address of Beneficial Owner (1)                                Number          Percent of All Voting
                                                                                        Securities (2)
----------------------------------------------------------------------- --------------- -----------------------------
Donald G. Huggins, Jr. (3)(4)                                           13,033,333      4.8%
----------------------------------------------------------------------- --------------- -----------------------------
Kevin P. Brennan                                                        10,583,334      3.9%
----------------------------------------------------------------------- --------------- -----------------------------
Stephen R. Couture                                                      9,733,333       3.6%
----------------------------------------------------------------------- --------------- -----------------------------
Neil Treitman                                                           2,500,000       0.9%
----------------------------------------------------------------------- --------------- -----------------------------
Barron Partners, LP(5)                                                  168,333,333     61.5%
----------------------------------------------------------------------- --------------- -----------------------------
All executive officers and directors of the company as a group (4       35,850,000      13.1%
persons)
----------------------------------------------------------------------- --------------- -----------------------------

(1) Except as otherwise indicated, the address of each beneficial owner is c/o XRG, Inc., 601 Cleveland Street, Suite 820, Clearwater, Florida 33755.

(2) Calculated on the basis of 273,663,378 shares of common stock issued and outstanding as of October 31, 2004 except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.

(3) Mr. Huggins' wife Margaret J. Huggins is the stockholder. Mr. Huggins disclaims beneficial ownership of his wife's stock.

(4) Private Capital Group, Inc., a firm that Mr. Huggins is President owns 2,000,000 shares of common stock. Mr. Huggins's wife Margaret J. Huggins is the sole shareholder of Private Capital Group, Inc.

(5) On June 15, 2004 we entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously the Reporting Person exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares through this exercise.

         These shares of Common Stock held by beneficial owners are "Restricted" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"), and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemptions provided by Rule 144 and Rule 701 promulgated under the Securities Act. The Restricted Shares were issued by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may only be sold in accordance with the provisions of Rule 144 or Rule 701 of the Securities Act.

DESCRIPTION OF SECURITIES

         On July 30, 2004 the Company received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Voting

Securities representing in excess of 51% of the total issued and outstanding shares of voting stock of the Company approving the Certificate of Amendment to the Certificate of Incorporation of the Company, pursuant to which the number of shares of Common Stock that the Company is authorized to issue will be increased from 300,000,000 shares to 500,000,000 shares.

Common Stock

         As of October 31, 2004, there were 273,663,378 shares of Common Stock, par value of $.001 per share outstanding, held of record by approximately 2,700 stockholders.

         The holders of Common Stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. The holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of the liquidation by XRG, Inc., to receive pro-rata, all assets remaining after payment of debts and expenses. Holders of the Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, of XRG, each share of the Common Stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All the outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

         Our Board of Directors (without further action by the shareholders) has the option to issue from time to time authorized un-issued shares of Preferred Stock and determine the terms, limitations, residual rights, and preferences of such shares.

         In June 2003, the Board of Directors approved and adopted resolutions establishing and designating 5,000,000 shares of Series A Preferred Stock $.001 par value. The holders of Series A Preferred Stock are entitled to ten votes for each share held on all matters on which the holders of the Company's Common Stock are entitle to vote and shall vote together with the holders of Common Stock and not as a separate class or series. Series A Preferred Stock shall have no dividend, conversion, or redemption rights and no liquidation preferences.

           In July 2003, Donald G. Huggins, Jr., Kevin Brennan, and Stephen Couture each subscribed to purchase 1,666,666.66 shares for an aggregate of 5,000,000 shares of Series A Voting Preferred Stock. These officers and directors subscribed to purchase these shares of Series A Voting Preferred Stock for the aggregate par value of the shares or $5,000.

         The Voting Preferred Stock was issued to assure complete and unfettered control of the Company by its holders. The issuance of the Voting Preferred Stock constitutes an anti-takeover device since the approval of any merger or acquisition of the Company will be completely dependent upon the approval of the holders of this Voting Preferred Stock.

         In April 2004, Donald G. Huggins, Jr., Kevin Brennan, and Stephen Couture agreed to cancel all of their shares of Series A Preferred Stock in exchange for 15,000,000 shares of Common Stock. The Registrant has also agreed not to issue any shares of Preferred Stock for a period of one (1) year. In June 2004, the exchange of Series A Preferred Stock for Common Stock was increased to 25,000,000 shares as a result of the exchange and cancellation of warrants for common stock of our major shareholder. The Common Stock related to this exchange was issued during the quarter ended June 30, 2004.

Certain Provisions of the Certificate of Incorporation and Bylaws

         Our Certificate of Incorporation provides that no directors shall be personally liable to XRG or our stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. Our Bylaws provide that we shall indemnify to the full extent authorized by law each of our directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Dividends

         We do not anticipate the payment of cash dividends in the foreseeable future. Payment of cash dividends is within the discretion of our Board of Directors and will depend upon, among other factors, earnings, capital requirement and the provisions of Delaware law. There are no restrictions other than set forth herein that are applicable to the ability of us to pay dividends on our common stock. Future issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in our common stock.


Transfer Agent

         Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of October 31, 2004, we have 273,663,378 shares of our Common Stock issued and outstanding. If all of the 292,086,666 shares being registered in this Prospectus are issued, we will have 329,186,713 shares issued and outstanding. Of these shares, all of the 292,086,666 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act of 1933.

Rule 144

         In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

o 1% of the number of shares of Common Stock then outstanding (approximately 2,736,634 shares as of October 31, 2004; or

o the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(K)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         No prediction can be made as to the effect, if any that market sales of the Company's Common Stock, or the availability of the Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the Company's Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors - Future sales of our Common Stock may depress our stock price."

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by Johnson, Pope, Bokor, Ruppel & Burns, LLP, 911 Chestnut Street, Clearwater, Florida 33756. Michael T. Cronin, a partner in this firm, currently owns 650,000 shares of our Common Stock.

                                     EXPERTS

         Our financial statements for the years ended March 31, 2004 and 2003 appearing in this Prospectus and registration statement have been audited by Pender Newkirk & Company, CPAs, as independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of 292,086,666 shares of our Common Stock. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our Common Stock to be sold in this offering, we make reference to the registration statement.

         You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The address for the SEC's public reference room in Washington, D.C. is Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at http://www.sec.gov.

                                    XRG, Inc.

                          INDEX TO FINANCIAL STATEMENTS

See attached file for the edgarized F/Ss entitled "SB-2 Financial Statements"



Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

         On October 12, 2004, the Audit Committee of XRG, Inc. (the "Company") terminated the Company's and its subsidiaries' relationship with Pender, Newkirk & Company, CPAs ("PNC") as their independent certified public accountants and on the same date engaged Mahoney Cohen & Company, CPA, P.C. as the Company's independent certified public accountants for the fiscal year ending March 31, 2005.

         (a) Previous independent accountants:

                  (i) On October 12, 2004, XRG, Inc. (the "Company") on behalf of itself and its subsidiaries, dismissed Pender, Newkirk & Company, CPAs ("PNC") as their independent accountants.

                  (ii) The reports of PNC on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, PNC's report for the year ended March 31, 2003 included an explanatory paragraph noting the Company's limited liquid resources, recurring losses from operations and the Company's need to raise additional capital, all of which raised substantial doubt about the Company's ability to continue as a going concern.

                  (iii) The Audit Committee made the decision to change independent accountants that currently consists of the entire Board of Directors.

                  (iv) In connection with its audits for the two most recent fiscal years and through October 12, 2004, there have been no disagreements with PNC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PNC, would have caused them to make reference to such disagreements in their report on the financial statements for such years.

                  (v) During the two most recent fiscal years and through October 12, 2004, PNC did not advise the Company of any of the events described in Item 304(a)(1)(B) of Regulation S-B except as follows:

In August 2004, PNC advised the Company's audit committee of weaknesses in the Company's internal accounting controls necessary for the preparation of financial statements. Specifically, PNC indicated that the company has a limited staff involved in the closing process that caused many critical accounting duties to be combined. This issue caused delays in the closing process, difficulties segregating duties, inefficiencies in locating documents, and expanded audit testing. We have already begun to supplement our resources in this regard by hiring a corporate controller and increasing staff involved in the closing process. In addition, PNC indicated the need for implementing accounting policies and procedures to improve the financial statement close process. We are currently improving accounting controls and procedures and have implemented a new accounting system during the period ended June 30, 2004, which placed all of our accounting data under one operating platform. The result should substantially reduce the need for adjusting journal entries and reconciliations in connection with the preparation of our financial statements. Furthermore, we plan to integrate our accounting software platforms with our trucking logistics software so that such information may be more efficiently compiled. We expect to complete the implementation of such improvements in our controls and procedures prior to our first fiscal year ending on or after April 15, 2005, which is currently the initial year of implementation of new Item 308 of Regulation SK regarding internal control over financial reporting.

                  (vi) The Company requested that PNC furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements, and if not, stating the respects in which they do not agree. A copy of this letter, dated October 12, 2004, is filed as Exhibit 16 to this Form 8-K.

         (b) On October 12, 2004, the Audit Committee, on behalf of the Company and its subsidiaries, engaged the firm of Mahoney Cohen & Company, CPA, P.C. as independent certified public accountants for the fiscal year ending March 31, 2005. The Company has not previously consulted with Mahoney Cohen & Company, CPA, P.C. on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) concerning any subject matter of a disagreement or reportable event with PNC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. Our Bylaws provide that we shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. We have entered into indemnity agreements with our officers and directors.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934 (collectively, the "Acts"), as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:

         SEC Registration Fee                                 $4,440.89
         Printing & Engraving Expenses                          $500
         Legal Fees and Expenses                             $10,000
         Accounting Fees and Expenses                         $5,000
         Transfer Agent Fees                                    $250
         State Blue Sky filings                               $3,500
                                                           ------------
         TOTAL                                               $23,690.89
                                                           ============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth our sale of securities during the last three years, which securities were not registered under the Securities Act of 1933, as amended. Except as described below, no underwriters were employed with respect to the sale of any of the securities listed below.

         During the year ended March 31, 2003, we raised $1,183,000 in the form of notes payable. In connection with these notes, warrants to acquire 3,985,570 shares of common stock were granted to these note-holders. These warrants had no expiration date and are immediately exercisable at prices ranging from $.000025 to $.0005. Subsequent to our year ended March 31, 2003, these warrants were exercised to acquire 3,985,570 shares of our common stock. In addition, during June 2003, we converted approximately $753,000 of notes into our common stock at a price of $.50 per common share.

         During the fourth quarter of fiscal year ended March 31, 2004, the Company undertook a private placement of Units, each Unit consisting of $10,000 principal amount of the Company's 15% Senior Convertible Notes, due December 31, 2004 (the "Notes") and Warrants (the "Warrants") to purchase shares of the Company's Common Stock. The number of warrants received by the purchaser were determined by dividing the purchase price of the Units ($10,000) by $.15. These notes have a convertible feature that is fixed at $.10 per share. In addition, if the conversion feature is elected, holder will receive 1 warrant for 2 Common Shares received as part of the conversion. These warrants are exercisable at $.10 per share and have a five (5) year term.

         During the fourth quarter of fiscal year ended March 31, 2004, the Company executed a note for $100,000 principal amount, 10% Convertible Note, due November 11, 2005 and Warrants to purchase 100,000 shares of the Company's Common Stock with an exercise price of $.42 that expire November 11, 2007.

         During the year ended March 31, 2004, we raised $463,368 pursuant to a stock purchase agreement in exchange for 1,845,000 shares of our restricted common stock. We agreed to increase the shares issued as part of this stock purchase by 20% because of our failure to complete a registration statement. We issued an additional 377,000 shares as part of this increase. In addition, we received $80,000 to issue 320,000 shares of our common stock.

         We executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, we issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price of $3,250,000. At March 31, 2004, the $3,250,000 is recorded as common stock payable and as a stock subscription receivable which was received into escrow on April 1, 2004 and distributed to us on April 2, 2004 through April 30, 2004.

         We issued the Investor two (2) warrants exercisable for shares of our Common Stock (the "A Warrant" and "B Warrant" - collectively the "Warrants"). The A Warrant grants the Investor the right to acquire up to 54,166,000 shares of our Common Stock at an exercise price of $.10 per share. The B Warrant grants the Investor the right to purchase up to 54,166,000 shares of our Common Stock at an exercise price of $.25 per share. Each of the Warrants contains a cashless exercise provision. Each of the Warrants is callable by us if the closing market price of the Common Stock exceeds $1.00 for the A Warrant and $2.00 for the B Warrant for twenty (20) consecutive trading days. Each of the Warrants contains proportionate ratcheting anti-dilution protection for future issuances of equity securities and for our failure to meet certain earnings per share projections.

         On June 15, 2004 we entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously the Reporting Person exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares through this exercise.

         We also entered into a Registration Rights Agreement with the Investor. We are obligated to file a Registration Statement within ninety (90) days of the final acquisition closing, or on or about July 27, 2004 for the purpose of registering for resale the common shares and the shares underlying the Warrants issued to the Investor. The Registration Rights Agreement contains a liquidated damages provision if we fail to have the subject Registration Statement declared effective on or before December 26, 2004 and to maintain the effectiveness of said Registration Statement for two (2) years. The Investor is also granted incidental piggyback registration rights. Liquidating damages for non-filing of a Registration Statement amount to approximately $195,000 as of October 15, 2004.

         In connection with the Stock Purchase Agreement, we agreed to cause the appointment of at least three (3) independent directors and to appoint an audit committee and compensation committee consisting of a majority of outside members. If no such directors are appointed, we shall pay to the Investor, pro rata, as liquidated damages an amount equal to twenty four percent (24%) of the purchase price per annum, payable monthly. Liquidating damages for lack of appointment of Independent Directors amount to approximately $195,000 as of October 15, 2004. Provided that we comply with the independent director covenant, the Investor has agreed to allow up to fifteen percent (15%) of the voting rights for our shares to be voted by our Board of Directors for one (1) year.

         The Investor also required that certain of our current insiders agree to cancel all of their shares of Series A Preferred Stock in exchange for 15,000,000 shares of Common Stock. We also agreed not to issue any shares of Preferred Stock for a period of one (1) year. No insiders may sell any of their securities prior to November 30, 2004. The Investor has also required us to eliminate the floating conversion feature for all outstanding securities. In June 2004, the exchange of Series A Preferred Stock for Common Stock was increased to 25,000,000 shares as a result of the exchange and cancellation of warrants for common stock of our major shareholder. The Common Stock related to this exchange was issued during the quarter ended June 30, 2004.

         The Common Stock and the Warrants were issued to the Investor in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Investor has represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D. As a direct result of the transactions referred to above, Barron Partners, LP, became a "control person" of the Registrant as that term is defined in the Securities Act of 1933, as amended.

         During the seven months ended October 31, 2004, the Company undertook a private placement of 38,450,000 shares of Common Stock pursuant to a Stock Purchase Agreement from various investors. In addition, Common Stock Purchase Warrants were issued representing the right to purchase 15,800,000 shares of Common Stock at $0.10 per share. These shares were issued to the Investors in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended. All Investors have represented that they are "accredited investors" as that rule is defined under Rule 501(a) of Regulation D.

         With regard to all such issuances, the Registrant relied on Section 4(2) of the Securities Act of 1933 (the "Act") or Rule 506 of Regulation D for an exemption from the registration requirement of the Act. The purchasers had access to information concerning the Registrant, its financial condition, assets, management and proposed activities. Each purchaser represented that he had the ability to bear economically a total loss of his investment. The Registrant has impressed each certificate with a restrictive legend and will issue stop transfer instructions to the Registrant's transfer agent upon completion of this offering.

ITEM 27. EXHIBITS

The following exhibits are included as part of this Form SB-2.

Exhibit No.       Description of Exhibit
-----------       ----------------------
3.1              Certificate of Incorporation of USA Polymers, Inc. (2)

3.2              Amendment to Certificate of Incorporation of USA Polymers, Inc. changing name to XRG,
                 Inc. (2)

3.3              Agreement and Plan of Merger of XRG, Inc. and XRG International, Inc. (2)

3.4              Certificate of Merger of XRG, Inc. and XRG International, Inc. - Delaware. (2)

3.5              Certificate of Merger of XRG, Inc. and XRG International, Inc. - New Jersey. (2)

3.6              Amendment to Certificate of Incorporation to Increase Authorized Shares of XRG, Inc.
                 (2)

3.7              Bylaws of XRG, Inc. (2)

3.8              Amendment to Certificate of Incorporation to Increase Authorized Shares of XRG, Inc.
                 dated July 7, 2003. (3)

3.9              Certificate of Designation, Preferences and Rights of Series A Preferred Stock of XRG,
                 Inc. (3)

3.95             Amendment to Certificate of Incorporation to Increase Authorized Shares of XRG, Inc.
                 dated July 29, 2004 (5)


10.1             Lease Agreement between Pittsburgh Properties, Ltd. and XRG, Inc. dated August 28,
                 2001. (2)

10.2             Administrative Services Agreement between XRG G&A, Inc. and KDK Transport, Inc. dated
                 February 1, 2002. (1)

10.3             Lease Agreement between Highwoods/Florida Holdings, L.P. and XRG, Inc. dated September
                 5, 2002. (3)

10.4             Asset Purchase Agreement between J. Bently Companies, Inc. and XRG, Inc. (3)

10.5             Fleet Owner Agreement between J. Bently Companies, Inc. and XRG, Inc. (3)

10.5.5           Asset Acquisition Agreement Addendum between J. Bently Companies, Inc. and XRG, Inc.
                 (4)

10.6             Employment Agreement between Neil Treitman and XRG, Inc. (3)

10.7             Stock Option Agreement between Michael T. Cronin and XRG, Inc. (3)

10.8             Stock Option Agreement between Neil Treitman and XRG, Inc. (3)

10.9             Employment Agreement between Kevin Brennan and XRG, Inc. (4)

10.10            Employment Agreement between Stephen Couture and XRG, Inc. (4)

10.11            Consultant Agreement between Donald G. Huggins, Jr. and XRG, Inc. (4)

10.12            Stock Purchase Agreement between XRG, Inc. and R&R Intermodal dated August 20, 2003.
                 (7)

10.13            Stock Purchase Agreement Addendum between XRG, Inc. and R&R Intermodal dated January
                 1, 2004. (8)

10.12             XRG, Inc. 2004 Non-Qualified Stock Option Plan. (6)

10.13            Independent Contractor Agreement between XRG Logistics, Inc. and J. Bently Companies,
                 Inc. dated August 30, 2003. (9)

10.14            XRG, Inc. Amended & Restated 2004 Non-Qualified Stock Option Plan. (10)

10.15            Stock Purchase Agreement Addendum No. 2 between XRG, Inc. and R&R Intermodal dated
                 July 8, 2004. (11)

10.16            Form of Stock Purchase Agreement between XRG, Inc. and Barron Partners, LP, dated
                 March 31, 2004.(12)

10.17            Form of Series A Common Stock Purchase Warrant, issued to Barron Partners, LP.(12)

10.18            Form of Series B Common Stock Purchase Warrant, issued to Barron Partners, LP.(12)


10.19            Registration Rights Agreement by and between XRG, Inc. and Barron Partners, LP.(12)

10.20            Agreement and Plan of Merger by and among XRG, Inc., XRG Acquisition Sub I, Inc.,
                 Express Freight Systems, Inc. and the Shareholders of Express Freight Systems, Inc.,
                 originally dated January 31, 2004.(12)

10.21            Addendums to Agreement and Plan of Merger, dated March 29, 2004 and April 21, 2004.(12)

10.22            Articles of Merger between XRG Acquisition Sub I, Inc. and Express Freight Systems,
                 Inc., filed April 21, 2004 - including Plan of Merger.(12)

10.23            Master Equipment Lease Agreement by and between Express Leasing Systems, Inc. and
                 Express Freight Systems, Inc., dated April 21, 2004.(12)

10.24            Employment Agreement between Express Freight Systems, Inc. and John Limerick, Sr.(12)

10.25            Employment Agreement between Express Freight Systems, Inc. and Matthew Limerick.(12)

10.26            Employment Agreement between Express Freight Systems, Inc. and Gregory L. Poe.(12)

10.27            Employment Agreement between Express Freight Systems, Inc. and John Limerick, III(12)

10.28            Employment Agreement between Express Freight Systems, Inc. and Douglas F. Varnell.(12)

10.29            Employee Agreement between Express Freight Systems, Inc. and Mark Limerick.(12)

10.30            Blanket Corporate Guaranty of XRG, Inc.(12)

10.31            Agreement and Plan of Merger by and between XRG, Inc. and its wholly owned subsidiary
                 XRG Acquisition Sub II, Inc. and RSV, Inc., a Tennessee corporation and its
                 Shareholders, dated February, 2004 with Addendum, dated March 29, 2004.(12)

10.32            Addendum to Agreement and Plan of Merger dated March 29, 2004.(12)

10.33            Articles and Plan of Merger by and between RSV, Inc. and XRG Acquisition Sub II, Inc., filed on April 29, 2004.(12)

10.34            Stock Escrow Agreement by and between XRG, Inc. and Richard Venable.(12)

10.35            Noncompetition Agreement with Richard Venable.(12)

10.36            Asset Acquisition Agreement by and between XRG, Inc., Highway Transport, Inc. and the
                 Shareholders of Highway Transport, Inc., dated March 31, 2004.(12)


10.37            Bill of Sale, Assignment of Contract, and Assumption Agreement by and between Highway
                 Transport, Inc. and XRG, Inc., effective April 2, 2004 (without exhibits).(12)

10.38            Commercial Sublease Agreement, executed by XRG, Inc. in connection with Highway
                 Transport, Inc. facilities.(12)

10.39            Employment Agreement by and between XRG Logistics, Inc. and Eddie R. Brown.(12)

10.40            Employment Agreement by and between XRG Logistics, Inc. and Milton Adams.(12)

10.41            Asset Purchase Agreement dated February 28, 2004, by and between Highbourne
                 Corporation, XRG, Inc. and the Shareholders of Highbourne Corporation.(12)

10.42            Bill of Sale, Assignment of Contract and Assumption Agreement by and between
                 Highbourne Corporation and XRG, Inc., effective April 2, 2004 (without exhibits).(12)

10.43            Commercial Sublease Agreement, executed by XRG, Inc. in connection with the Sublease of the Highbourne Corporation facilities.(12)

10.44            Employment Agreement by and between XRG Logistics, Inc. and Sherrie J. Kenner.(12)

10.45            Employment Agreement by and between XRG Logistics, Inc. and Steven M. Orenic.(12)

10.46            Asset Purchase Agreement, dated February, 2004 by and among XRG, Inc., Carolina truck
                 Connection, Inc. and the Shareholders of Carolina Truck Connection, Inc.(12)

10.47            Bill of Sale, Assignment of Contract and Assumption Agreement by and between Carolina
                 Truck Connection, Inc. and XRG, Inc., effective April 28, 2004 (without exhibits).(12)

10.48            Commercial Sublease Agreement, executed by XRG, Inc. in connection with the Carolina
                 Truck Connection, Inc. facilities.(12)

10.49            Security Agreement by and between XRG, Inc. and Larry Puckridge.(12)

10.50            Noncompetition and Consulting Agreement of Mr. Larry Puckridge.(12)

10.51            Stock Purchase Agreement Addendum between XRG, Inc. and J. Bently Companies, Inc.
                 dated April 12, 2004. (4)

10.52            Form of XRG, Inc. Subscription Agreement dated June 14, 2004.(13)

10.53            Placement Agent agreement between XRG, Inc. and Vertical Capital Partners, Inc. dated
                 June 17, 2004.(13)

10.54            Form of XRG, Inc. Registration Rights Agreement dated June 14, 2004.(13)


10.55            Amendment No.1 to Common Stock Purchase A and B Warrants between XRG, Inc. and Barron
                 Partners, LP dated June 15, 2004.(13)

10.56            Form of XRG, Inc. Subscription Agreement dated July 30, 2004.(13)

10.57            Funds Escrow Agreement between XRG, Inc. and Various Subscribers dated July 30,
                 2004.(13)

10.58            Form of Warrant Agreement between XRG, Inc. and Various Subscribers dated July 30,
                 2004.(13)

10.59            Form of Warrant Agreement between certain finders and the Company dated March 31, 2004 and June 15, 2004.(13)

10.63            Promissory Note between Barron Partners, LP and XRG, Inc. dated September 10, 2004.



5.1               Form of Opinion re: Legality of the Securities Being Registered

23.1              Form of Consent of Pender Newkirk & Company, CPAs

23.2              Form of Consent of Johnson, Pope, Bokor, Ruppel & Burns, LLP (contained in Exhibit 5.1)


1. Incorporated by reference to the Registrant's Form 10-KSB filed on July 10, 2002.
2. Incorporated by reference to the Registrant's Registration Statement on Form 10-SB, File No. 0-49659, filed March 4, 2002.
3. Incorporated by reference to the Registrant's Form 10-KSB filed on July 14, 2003.
4. Incorporated by reference to the Registrant's Form 10-KSB filed on July 14, 2004.
5. Incorporated by reference to the Registrant's Definitive Schedule 14(C) filed on September 29, 2004.
6.   Incorporated by reference to the Registrant's  Form S-8 filed on January 9,
     2004
7. Incorporated by reference to the Registrant's Form 8-K filed on August 22, 2003.
8. Incorporated by reference to the Registrant's Form 8-K filed on February 9, 2004.
9. Incorporated by reference to the Registrant's Form 10-QSB filed on November 24, 2003.
10. Incorporated by reference to the Registrant's Amendment No.1 to Form S-8 filed on February 27, 2004.
11. Incorporated by reference to the Registrant's Form 8-K/A Amendment No.1 filed on July 8, 2004.
12. Incorporated by reference to the Registrant's Form 8-K/A Amendment No.3 filed on July 13, 2004.
13. Incorporated by reference to the Registrant's Form 10-QSB filed on August 25, 2004.

ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form SB-2, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, Florida, on November 12, 2004.

                                    XRG, Inc.


Dated:  November 12, 2004           By:      /s/ Kevin Brennan
                                       -------------------------
                                       Kevin Brennan, Chief Executive Officer
                                       (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                         TITLE                     DATE
         ---------                       ---------                   ----

/s/ Kevin Brennan              President and Chief Executive
--------------------------     Officer (Principal Executive    November 12, 2004
Kevin Brennan                  Officer) and Director

/s/ Stephen Couture            Vice President, Finance, Chief  November 12, 2004
--------------------------     Financial Officer and Director
Stephen Couture

/s/ Donald G. Huggins, Jr.     Chairman of the Board           November 12, 2004
--------------------------
Donald G. Huggins, Jr.

                          Index to Financial Statements

                           XRG, Inc. and Subsidiaries

                              Financial Statements




                                                                         Page
                                                                         ----

For the Three Months Ended June 30, 2004 and 2003 (Unaudited)

         Condensed Consolidated Balance Sheet                            F-1
         Condensed Consolidated Statements of Operations                 F-2
         Condensed Consolidated Statements of Cash Flows                 F-3
         Notes to Condensed Consolidated Financial Statements            F-4

For the Years Ended March 31, 2004 and 2003

         Report of Independent Certified Public Accountants              F-15
         Consolidated Balance Sheet                                      F-16
         Consolidated Statements of Operations                           F-17
         Consolidated Statement of Stockholders' Equity (Deficit)        F-18
         Consolidated Statements of Cash Flows                           F-19
         Notes to Consolidated Financial Statements                      F-20



                                         XRG, Inc. and Subsidiaries
                                        Consolidated Balance Sheets
                                                (Unaudited)


                                                                                                                   June 30,2004
                                                                                                             ----------------------
Assets
Current assets:
    Cash                                                                                                  $                145,439
    Accounts receivable, net of allowance of $174,000                                                                    4,438,076
    Other current assets                                                                                                   472,334
                                                                                                             ----------------------
Total current assets                                                                                                     5,055,849

Fixed assets, net of accumulated depreciation                                                                            7,557,976

Other assets
    Goodwill and other intangible assets                                                                                 7,147,053
    Other assets                                                                                                           816,000
                                                                                                             ----------------------
Total other assets                                                                                                       7,963,053

                                                                                                          $             20,576,878
                                                                                                             ======================

Liabilities and Stockholders' Equity

Current liabilities:
    Current portion of long-term debt                                                                                    1,294,061
    Current portion of long-term convertible debt; net of unamortized discount of $153,843                                 261,157
    Accounts payable                                                                                                     1,033,791
    Factorer line of credit                                                                                              2,233,786
    Accrued purchased transportation                                                                                       707,271
    Accrued payroll expenses                                                                                               581,576
    Accrued expenses - financings                                                                                          241,690
    Accrued expenses                                                                                                       169,573
    Related party advances and payables                                                                                    255,126
    Bank overdraft - Express Freight Systems, Inc.                                                                         100,647
    Factorer line of credit - Express Freight Systems, Inc.                                                              1,152,813
    Notes payable - Express Freight Systems, Inc.                                                                        1,192,412
    Current portion of capital lease obligations - Express Freight Systems, Inc.                                           419,620
    Accounts payable - Express Freight Systems, Inc.                                                                       601,412
    Accrued expenses - Express Freight Systems, Inc.                                                                       964,533
                                                                                                             ----------------------
Total current liabilities                                                                                               11,209,468
                                                                                                             ----------------------

Long-term liabilities:
    Notes payable                                                                                                        2,503,926
    Notes payable - Express Freight Systems, Inc.                                                                          461,442
    Capital lease obligations - Express Freight Systems, Inc.                                                            1,895,546
    Other long-term liabilities                                                                                             22,769
                                                                                                             ----------------------
Total long-term liabilities                                                                                              4,883,683

                                                                                                             ----------------------
Total liabilities                                                                                                       16,093,151
                                                                                                             ----------------------

Stockholders' equity:
    Series A Preferred stock; $.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding
    Preferred stock; $.001 par value; 45,000,000 shares authorized;
      0 shares issued and outstanding                                                                                            -
    Common stock; $.001 par value; 300,000,000 shares authorized;
      242,576,711 shares issued and 242,236,711 outstanding                                                                242,576
    Common stock payable                                                                                                 1,102,501
    Additional paid-in capital                                                                                          28,007,227
    Subscription receivable                                                                                                 (5,000)
    Accumulated deficit for unrelated dormant operations                                                               (15,405,274)
    Accumulated deficit                                                                                                 (8,789,505)
    Deferred stock compensation and consulting                                                                            (513,798)
    Treasury stock, at cost, 340,000 shares                                                                               (155,000)
                                                                                                             ----------------------
Total stockholders' equity                                                                                               4,483,727
                                                                                                             ----------------------

                                                                                                          $             20,576,878
                                                                                                             ======================


The accompanying notes are an integral part of the consolidated financial statements.


                           XRG, Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                                                 Three months ended June 30,
                                                                           ----------------------------------------
                                                                                 2004                   2003
                                                                           -----------------      -----------------


Revenues                                                                 $       10,366,112     $                -

Cost of revenues                                                                  9,207,265                      -
                                                                           -----------------      -----------------

Gross profit                                                                      1,158,847                      -


Selling, general and administrative expenses                                      3,739,470                162,490

                                                                           -----------------      -----------------
Loss from operations                                                             (2,580,623)              (162,490)

Interest expense                                                                   (392,562)               (36,505)
Intrinsic value of convertible debt and debt discount for value
   of  detachable warrants                                                          (73,725)              (429,266)
                                                                           -----------------      -----------------
                                                                                   (466,287)              (465,771)
                                                                           -----------------      -----------------

Net loss applicable to common shareholders                               $       (3,046,910)    $         (628,261)
                                                                           =================      =================

Basic loss per common shareholders                                       $            (0.03)    $            (0.06)
                                                                           =================      =================

Weighted average number of
      common shares outstanding                                                  89,275,213             10,693,097
                                                                           =================      =================



The accompanying notes are an integral part of the consolidated financial statements.




                                                            XRG, Inc. and Subsidiaries
                                                      Consolidated Statements of Cash Flows
                                                                  (Unaudited)



                                                                                         Three Month Period Ended June 30,
                                                                                     -----------------------------------------
                                                                                             2004                  2003
                                                                                     -------------------    ------------------

Operating activities
         Net loss                                                                $           (3,046,910)  $          (628,261)
                                                                                     -------------------    ------------------

         Adjustments to reconcile net loss to net cash used by operating activities:
               Depreciation and amortization                                                    244,005                 3,373
               Bad debt                                                                           8,000                     -
               Common stock and warrants issued for services and compensation                   876,000                     -
               Stock issued in lieu of interest                                                  66,000                17,832
               Amortization of discount and intrinsic value of convertible notes                 73,725               429,266
               Amortization of deferred financing fees                                           20,442                     -
               Amortization of deferred stock compensation and consulting                       163,689                     -
               (Increase) decrease, net of effect of acquisitions:
                 Accounts receivable                                                         (1,094,095)                    -
                 Other assets                                                                  (237,714)                    -
               Increase (decrease), net of effect of acquisitions:
                 Accounts payable                                                               409,327                42,473
                 Accrued expenses and other liabilities                                         965,567                   472
                                                                                      -------------------    ------------------
           Total adjustments                                                                  1,494,946               493,416
                                                                                      -------------------    ------------------

                                                                                      -------------------    ------------------
           Net cash used by operating activities                                             (1,551,964)             (134,845)
                                                                                      -------------------    ------------------

Investing activities
         Purchase of equipment                                                                   (3,144)                    -
         Cash paid for acquisition of business, net of cash acquired                         (1,960,213)
         Deposit on purchase of transportation equipment                                                              (50,000)
                                                                                      -------------------    ------------------
         Net cash used by investing activities                                               (1,963,357)              (50,000)
                                                                                      -------------------    ------------------

Financing activities
         Increase in bank overdraft                                                            (561,842)                    -
         Net proceeds from factoring line of credit                                             581,782                     -
         Net borrowings on stockholder advances                                                 (15,000)                    -
         Proceeds from common stock issued and to be issued and options exercised             4,087,476                45,000
         Proceeds from issuance of notes payable, net                                            29,526               130,120
         Principal payments on notes payable                                                   (351,725)                    -
         Payment for treasury stock                                                             (45,000)                    -
         Payments on capital lease                                                              (64,457)                    -
                                                                                      -------------------    ------------------
         Net cash provided by financing activities                                            3,660,760               175,120
                                                                                      -------------------    ------------------

         Net increase (decrease) in cash                                                        145,439                (9,725)

         Cash at beginning of period                                                                  -                16,563
                                                                                      -------------------    ------------------

         Cash at end of period                                                   $              145,439  $              6,838
                                                                                      ===================    ==================



The accompanying notes are an integral part of the consolidated financial statements.

                           XRG, Inc. and Subsidiaries


           Condensed Consolidated Statements of Cash Flows (Unaudited)


                                                      Three  Months Ended
                                                             June 30,
                                                --------------------------------
                                                       2004              2003
                                                --------------------------------
Supplemental disclosures of cash flow
    information and noncash investing
    and financing activities:

        Cash paid during the period for interest      $244,467          $18,201
                                                ================================


        During the period ended June 30, 2004, note holders converted $490,000 in notes payable into 2,450,000 shares of common stock.

        During the period ended June 30, 2004, the Company issued 25,000,000 shares of common stock in exchange for the cancellation of 5,000,000 shares of Series A Preferred Stock.

        During the period ended June 30, 2004, the Company issued 60,000,000 shares of its common stock in conjunction with a cashless warrant exercise by a warrant holder valued at $60,000.

        During the period ended June 30, 2004, the Company issued 11,600,000 shares of common stock in conjunction with several acquisitions. The fair value of assets acquired was $16,742,530 and the fair value of liabilities assumed was $11,037,680 (see Note 5 below for a detailed discussion of these acquisitions).

        During the period ended June 30, 2004, the Company granted warrants to purchase approximately 17,633,331 shares of its common stock for offering costs fees. These warrants were valued at $4,350,929. In addition, the Company paid offering costs of $386,890 during the three month period ended June 30, 2004.

        During the period ended June 30, 2004, the Company issued 500,000 shares of common stock in exchange for consulting services valued at $135,000 which was recorded as deferred consulting and will be amortized to consulting expense over the term of the consulting agreement.

        During the quarter ended June 30, 2004, the Company issued 111,154,333 shares of its common stock that was recorded as common stock payable at March 31, 2004.

        Prior to March 31, 2004, an investor invested $200,000 which was classified as common stock payable at March 31, 2004. During the quarter ended June 30, 2004, per the investor's request, $100,000 of the $200,000 investment was reclassified to an advance to the Company.


The accompanying notes are an integral part of the condensed consolidated financial statements.

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)

1.      Condensed Consolidated Financial Statements

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three months ended June 30, 2004 and 2003, (b) the financial position at June 30, 2004, and (c) cash flows for the three-month period ended June 30, 2004 and 2003, have been made.

The unaudited condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended March 31, 2004. The results of operations for the three-month period ended June 30, 2004 are not necessarily indicative of those to be expected for the entire year.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred operating losses of approximately $3,047,000 for the three months ended June 30, 2004, has an accumulated deficit at June 30, 2004 of approximately $24,195,000, which consists of approximately $15,405,000 from unrelated dormant operations and $8,790,000 from current operations; and a negative tangible net worth of approximately $2,663,000 as of June 30, 2004. In addition, the Company has negative working capital of approximately $6,154,000 and has used approximately $1,552,000 of cash from operations for the three months ended June 30, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.      Per Share Calculations

Per share data was computed by dividing net loss by the basic and diluted weighted average number of shares outstanding during the three months ended June 30, 2004 and 2003. The basic weighted average shares outstanding for the three months ended June 30, 2004 and 2003 was 89,275,213 and 10,693,097, respectively. Common stock equivalents in the three -month periods ended June 30, 2004 and 2003 were anti-dilutive due to the net losses sustained by us during these periods, thus the diluted weighted average common shares outstanding in these periods are the same as the basic weighted average common shares outstanding.

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)


3.      Fixed assets

As of June 30, 2004, the Company had the following fixed assets:

               Trailers                                          3,844,900
               Tractors                                          3,696,500
               Machinery and equipment                              13,451
               Office equipment and software                       254,175
               Leasehold improvements                               19,900
                                                           ----------------
                                                                 7,828,926
                                                           ----------------
               Accumulated depreciation                            270,950
                                                           ================
               Total Fixed assets, net                     $     7,557,976
                                                           ================

During the quarter ending June 30, 2004, the Company acquired fixed assets totaling 7,681,350 related to the acquisitions it made (See acquisition note below).

Depreciation totaled approximately $244,000 and $3,400 for the three months ended June 30, 2004 and 2003, respectively.

4.      Capital lease obligations

As part of the EFS acquisition, the company financed the tractor and trailer assets acquired through a capital lease that expires in 2007. Therefore, the assets were recorded at fair value. The liability was recorded at the present value of the minimum lease payments. The asset is being amortized over its estimated productive life. Amortization of the asset held under the capital lease is included with depreciation expense. This lease requires payments of $55,000 a month for 36 months, at which time the Company is required to purchase the equipment for $1,000,000.The gross amount of the equipment and related accumulated amortization recorded under the capital lease are as follows.

                                                  June 30, 2004
                                                -------------------

      Equipment                                      $3,673,900
      Less accumulated amortization                     116,112
                                                -------------------
                                                     $3,557,788
                                                ===================

The minimum future lease payments under capital leases as of June 30, 2004 are as follows:

         Year Ending
          June 30,
      -----------------
            2005                              $        729,971
            2006                                       666,660
            2007                                     1,499,995
                                               -------------------
      Total minimum lease payments                   2,896,626
      Less amount representing interest                581,460
                                               -------------------

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)


      Present Value of net minimum lease payments    2,315,166
      Less amount currently due                        419,620
                                               -------------------
                                               $     1,895,546
                                               ===================


5.      Notes Payable

During the period ended June 30, 2004, certain note holders converted notes totaling $490,000 to common stock. The Company issued 2,450,000 shares of its common stock to these note holders for this conversion.

The following table outlines the notes payable balance for each subsidiary at June 30, 2004:


XRG, Inc.                                                                          $        261,157

Carolina Truck Connection, Inc. - Notes payable; interest
ranging from 6.48% to 8.53%; Monthly payments of approximately
$11,000; due at various dates between September 2005 to
December 2008; Secured by equipment.                                                        475,728

Express Freight Systems, Inc. - Notes payable; interest ranging from prime plus
2% to 7.5%; Monthly payments of approximately $15,000; Balloon of $1,000,000 due upon equity funding; Other notes due at various dates between September 2005 to
December 2008; Secured by equipment.                                                      1,653,854

Highway Transport, Inc. - Notes payable; interest
ranging from 6.25% to 14.95%; Monthly payments of approximately
$42,000; due at various dates between 2004 to
2006; Secured by equipment.                                                               1,487,402

RSV, Inc. - Notes payable; interest
ranging from 5.25% to 9.50%; Monthly payments of approximately
$59,000; due at various dates between 2004 to
2008; Secured by equipment.                                                               1,834,857
                                                                                          ---------

                                                                                    $     5,712,998
                                                                                          =========

6.  Other Equity Transactions

On June 15, 2004 the Company entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously Barron Partner, LP exercised all of its warrants in a cashless tender and acquired 60,000,000 shares of the Company's Common Stock through this exercise.

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)

During April 2004, the Company collected the $3,250,000 that was recorded as a stock subscription receivable at March 31, 2004.

During the three months ended June 30, 2004, the Company issued 111,154,333 shares of common stock which were recorded in common stock payable at March 31, 2004.

During the period ended June 30, 2004, the Company issued 25,000,000 shares of common stock in exchange for the cancellation of 5,000,000 shares of Series A Preferred Stock to three executives of the Company.

The Company has agreed not to issue any shares of Preferred Stock for a period of one year from June 2004.

During the quarter ended June 30, 2004, the Company raised an additional $1,120,000 for 9,333,335 shares of Common Stock pursuant to a Stock Purchase Agreement from various accredited investors. At June 30, 2004, 1,333,334 shares were issued and 8,000,001 shares were recorded as stock payable at a value of $960,000.

During the quarter ended June 30, 2004, the Company received $104,366 and issued 465,728 shares of its common stock related to the exercise of warrants.

During the period ended June 30, 2004, the Company issued 11,600,000 shares of common stock with a total value recorded at $2,703,850 in conjunction with several acquisitions.

During the period ended June 30, 2004, the Company granted warrants to purchase approximately 17,633,331 shares of its common stock for offering costs fees. These warrants were valued at $4,350,929.

During the period ended June 30, 2004, the Company issued 4,400,000 shares of common stock in exchange for services and compensation valued at $1,011,000 of which $135,000 was recorded as deferred consulting and will be amortized to consulting expense over the term of the consulting agreement.

During the three-month period ended June 30, 2004, the Company issued 300,000 shares of its common stock valued at $66,000 for interest on notes payable.

During the three-month period ended June 30, 2004, the Company acquired 196,364 shares of stock for $45,000 which brings the total treasury stock to 340,000 at June 30, 2004.

Prior to March 31, 2004, an investor invested $200,000 which was classified as common stock payable at March 31, 2004. During the quarter ended June 30, 2004, per the investor's request, $100,000 of the $200,000 investment was reclassified to an advance to the Company. The Company issued 500,000 shares of common stock during the three months ending June 30, 2004 for the $100,000 investment.

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)

7.  Acquisitions

The Company is focused on acquiring, consolidating, and operating short and long haul truckload carriers. The Company's acquisition strategy targets both asset and non-asset based truckload carriers in the contiguous 48 states. Based upon this criteria, the Company made the following acquisitions:

Express Freight Systems, Inc.
-----------------------------
The Company acquired Express Freight Systems, Inc. on April 21, 2004. Pursuant to the terms of a Merger Agreement, Express Freight Systems, Inc. ("EFS"), a Tennessee corporation was the survivor in a merger with a subsidiary of ours. EFS is now a wholly-owned subsidiary of XRG. EFS is based in Chattanooga, Tennessee. EFS has an owner-operator based fleet with a pool of approximately 270 trailers which shall be leased to the Company from an entity owned by the prior shareholders of EFS pursuant to a Master Equipment Lease Agreement ("MELA"). This lease was recorded as a capital lease obligation of $2,371,397 at the acquisition date. The MELA requires us to pay Express Leasing Systems, Inc. approximately $55,000 per month for a term of 36 months, at which time the Company is required to purchase the trailers for $1 million. The Company also leases the office building through an operating lease with monthly lease payments of $6,000 through April 30, 2010. The Company also leases a facility in California which is a month to month lease with monthly lease payments of $30,677.

Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the shareholders of EFS. An additional $1,000,000 was recorded as a liability to the shareholders of EFS and in addition EFS shareholders were issued 7,500,000 shares of the Company's common stock as part of the merger and employment agreements. These shares were valued at $1,657,500 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. The Company also issued 350,000 shares for acquisition costs related to this acquisition. The 350,000 shares were valued at $77,350 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. The total purchase price for EFS was $4,734,850.

EFS has a factoring agreement whereby its accounts receivable are factored with full recourse for unpaid invoices in excess of 90 days old. This agreement provides for the payment of factoring fees.

EFS, as a wholly-owned subsidiary of ours entered into 6 new employment agreements with the former shareholders and key employees of EFS. The major shareholder of EFS agreed to a 3 year employment agreement. All other individuals have 10 year employment agreements. Annual compensation ranges from $125,000 to $250,000 per annum. The agreements contain nondisclosure and restrictive covenant arrangements. If the agreements are terminated for any reason other than cause, the employees are due compensation for the remainder of the employment agreement's term.

The EFS Merger Agreement provides the Company with certain rights of indemnification in connection with the breach of a representation or warranty by EFS or its shareholders. The Company has withheld $100,000 in a cash escrow agreement to satisfy unpaid taxes and other liabilities. The Company has also

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)

issued a blanket corporate guaranty pursuant to which the Company guarantees all obligations of EFS pursuant to the terms of the Merger Agreement, including but not limited to, the MELA capital lease, and lease for the EFS offices, which are owned by the wife of the major EFS shareholder and the employment agreements. The Company's blanket guaranty also contains cross default provisions.

The Company included the results of EFS in its financial statements beginning April 21, 2004 (the closing date of the transaction). The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of evaluating the intangibles purchased, thus the purchase price allocation has not been finalized and is subject to change.

Accounts receivable                                    $           1,609,474
Other current assets                                                  99,031
Fixed assets                                                       3,739,650
Goodwill and other intangibles                                     5,679,625
                                                          -------------------
    Total assets acquired                                         11,127,780
                                                          -------------------
Accrued expenses and payables                                     (1,857,781)
Factorer line of credit                                           (1,501,129)
Capital lease obligations                                         (2,371,397)
Notes payable                                                       (662,623)
                                                          -------------------
    Total liabilities assumed                                     (6,392,930)
                                                          -------------------
Total purchase price                                   $           4,734,850
                                                          ===================


RSV, Inc.
---------
The Company acquired RSV, Inc. on April 29, 2004. Pursuant to the terms of the Merger Agreement, RSV, Inc. ("RSV"), a Tennessee corporation was the survivor in a merger with a subsidiary of the Company. RSV is now a wholly-owned subsidiary of the Company. The Company issued a total of 2,000,000 of its common stock to the two RSV shareholders. These shares were valued at $510,000 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. There was no cash paid at closing to the RSV shareholders. The Company is obligated to remove the majority RSV shareholder as a guarantor on approximately $2,000,000 of RSV debt within 45 days. In order to secure this obligation the Company has placed the RSV shares it acquired pursuant to the Merger Agreement in escrow. The Company's failure to consummate a refinancing, payoff or satisfaction of the RSV debt within such timeframes entitles the RSV shareholder, subject to the terms and conditions of the stock escrow agreement, to a return of the RSV shares. The majority RSV shareholder has granted the Company an extension of time to remove the guarantees on the RSV debt.

RSV is a van/asset based carrier with approximately 42 tractors headquartered in Kings Point, Tennessee.

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)


The Company included the results of RSV in its financial statements beginning May 1, 2004 (the closing date was April 29, 2004). The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of evaluating the intangibles purchased, thus the purchase price allocation has not been finalized and is subject to change.

Cash                                                 $             39,787
Other current assets                                              147,528
Fixed assets                                                    2,030,000
Goodwill and other intangibles                                    758,532
                                                        ------------------
    Total assets acquired                                       2,975,847
                                                        ------------------
Accrued expenses and payables                                    (499,833)
Notes payable                                                  (1,966,014)
                                                        ------------------
    Total liabilities assumed                                  (2,465,847)
                                                        ------------------
Total purchase price                                 $            510,000
                                                        ==================

Highway Transport, Inc.
-----------------------
Effective April 2, 2004 the Company acquired certain of the assets and assumed certain of the liabilities which comprises the business of Highway Transport, Inc. ("HTI"), an Alabama corporation in exchange for 350,000 shares of its restricted common stock. These shares were valued at $95,200 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. The Company acquired approximately $1,355,000 of HTI's equipment and assumed approximately $1,700,000 of notes payable and other commercial obligations. The Company also entered into a commercial sublease agreement for the HTI facilities with one of the HTI shareholders. This sublease has a term through March 31, 2006 with monthly fixed annual rent of $1,750 per month. The Company also entered into 3 year employment agreements with the two HTI shareholders. One employment agreement has annual compensation of $125,000, the other employment agreement has annual compensation of $75,000. HTI primarily operates a flatbed operation.

The Company included the results of HTI in its financial statements beginning April 1, 2004 (the closing date was April 2, 2004). The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of evaluating the intangibles purchased, thus the purchase price allocation has not been finalized and is subject to change.

Other current assets                                 $             38,910
Fixed assets                                                    1,355,200
Goodwill and other intangibles                                    390,993
                                                        ------------------
    Total assets acquired                                       1,785,103
                                                        ------------------

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)


Accrued expenses and payables                                     (96,000)
Notes payable                                                  (1,593,903)
                                                        ------------------
    Total liabilities assumed                                  (1,689,903)
                                                        ------------------
Total purchase price                                 $             95,200
                                                        ==================


Highbourne Corporation
----------------------
Effective April 2, 2004 the Company closed an asset acquisition agreement with Highbourne Corporation ("HBC"), an Illinois corporation. The Company issued a total of 200,000 shares of restricted common stock to the two stockholders of HBC. These shares were valued at $47,600 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. Inasmuch as this is a non-asset based carrier, the Company did not assume any long-term equipment or other liabilities in connection with this acquisition. The Company agreed to lease the current HCB facilities from one of the HBC shareholders for a 24 month term with $3,000 monthly payments. The Company entered into two year employment agreements with each of the HBC shareholders at rates of $32,000 and $85,000 per annum respectively. The Company has also agreed to pay the major HBC shareholder an annual commission equal to two percent of the gross revenue billed each year through the HBC operation in the form of our restricted common stock valued at market on the day of payment. The Company also agreed to a quarterly bonus program based upon quarterly operating results.

The Company included the results of HBC in its financial statements beginning April 1, 2004 (the closing date was April 2, 2004. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of evaluating the intangibles purchased, thus the purchase price allocation has not been finalized and is subject to change.

Goodwill and other intangibles                 $             47,600
                                                  ------------------
    Total assets acquired                                    47,600
                                                  ------------------
    Total liabilities assumed                                     -
                                                  ------------------
Total purchase price                           $             47,600
                                                  ==================


Carolina Truck Connection, Inc.
-------------------------------
On April 30, 2004 the Company closed an Asset Purchase Agreement with Carolina Truck Connection, Inc. ("CTC"), a North Carolina corporation. The Company issued 1,200,000 shares of its restricted common stock to the two shareholders of CTC. These shares were valued at $316,200 in total based upon the quoted trading price on the acquisition date which was discounted by 15% based upon the stock being restricted stock. The Company assumed approximately $489,000 of long-term debt relating to this Asset Purchase Agreement with CTC. The Company is obligated to remove the majority CTC shareholder as a guarantor on this debt within 45 days. This period can be extended for an additional 45 days if the Company is able to establish commercially reasonable best efforts in facilitating a pay-off, refinancing or satisfaction of this debt. This period has been verbally extended. In order to secure this obligation, the Company has granted the CTC shareholder a security interest in the acquired assets and equipment from CTC pursuant to the Asset Purchase Agreement. The Company's failure to consummate a refinancing, pay-off or satisfaction of the CTC debt

                          XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)


within such timeframe entitles the CTC shareholder, subject to the terms and conditions of the Security Agreement, to a return of the CTC assets and equipment. Although the Company believes it will be able to refinance the subject debt, based upon current communications with lenders and financing sources, there is no assurance that such financing will occur within the agreed upon timeframes. The failure to consummate a refinancing, satisfaction or pay-off of such liabilities could result in a foreclosure upon the CTC equipment and assets pursuant to the terms of the related Security Agreement. This period has been verbally extended. The Company also entered into employment/consulting agreements with the CTC shareholders.

The Company included the results of CTC in its financial statements beginning May 1, 2004 (the closing date was April 29, 2004). The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of evaluating the intangibles purchased, thus the purchase price allocation has not been finalized and is subject to change.

Fixed assets                                   $            556,500
Goodwill and other intangibles                              248,700
                                                  ------------------
    Total assets acquired                                   805,200
                                                  ------------------
Notes payable                                              (489,000)
                                                  ------------------
    Total liabilities assumed                              (489,000)
                                                  ------------------
Total purchase price                           $            316,200
                                                  ==================

8. Unaudited Pro Forma Consolidated Financial information for Acquisitions

The following unaudited pro forma consolidated financial information presents the combined results of operations of the Company as if each of the acquisitions had occurred on April 1, 2003. The unaudited pro forma consolidated financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company. Summarized unaudited pro forma consolidated results were as follows for the three months ended June 30,:

                                         2004                       2003
                                --------------------       -------------------
Revenues                     $           11,604,069      $         10,251,615
Net loss applicable to
 common shareholders         $           (3,117,128)     $           (807,483)

Basic loss per share         $                (0.03)     $              (0.04)

                           XRG, Inc. and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

              Three Months Ended June 30, 2004 and 2003 (Unaudited)



9. Subsequent Events

In August 2004, the Company raised an additional $1,250,000 in exchange for 12,500,000 shares of Common Stock pursuant to a Stock Purchase Agreement from various investors. In addition, Common Stock Purchase warrants were issued representing the right to purchase 3,125,000 shares of Common Stock at $0.10 per share. There were Finder's Fees associated with this financing consisting of $112,500 and Common Stock Purchase Warrants representing the right to purchase 1,250,000 shares of Common Stock at $0.10 per share and Common Stock Purchase Warrants representing the right to purchase 312,500 shares of Common Stock at $0.40 per share both with a five year term. These shares were issued to the Investors in a private placement transaction.

On August 16, 2004, the Company and the former EFS Shareholders mutually agreed to amend the original Merger Agreement and simultaneously executed a Terminal Services Agreement. Major elements of this amendment includes:

o    The mutual termination of the Master Equipment Lease Agreement ("MELA").

o The mutual termination of the Facility Lease Agreement for the office building in Chattanooga, Tennessee from the prior shareholders of EFS and a warehouse facility in California.

o Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the former shareholders of EFS that they will retain as purchase consideration. In addition, the former EFS shareholders were issued 7,500,000 shares of the Registrant's common stock. 3,750,000 shares of our common stock will be forfeited and returned to the Company as part of the amendment. The additional $1,000,000 payment to the former EFS shareholders was mutually terminated as part of this amendment. This reduced the purchase price from $4,734,850 to $2,906,100

o All six employment agreements were mutually terminated by the Company and the former EFS shareholders and employees.

o Former EFS shareholders personally assumed all overdraft bank liabilities and bank loans, as well as, all bank loans of Express Freight Systems, Inc. In addition, former EFS shareholders assumed all trade payables and accruals prior to March 1, 2004. All bad debts and charge-backs attributable to receivables outstanding as of April 21, 2004 were assumed by the former EFS Shareholders.

o XRG, Inc. ("Carrier") and the former EFS shareholders ("Agent") executed a Terminal Agreement which entitles the former EFS shareholders as Agent to receive a commission of 85% of revenues on shipments that are secured, processed and supervised under the direction of the Agent. Under this agreement, Carrier is not responsible for any expenses incurred for the operation of the Agent's terminal. The term of the Terminal Agreement is ongoing with severe penalties if Agent terminates or violates the default provisions with damages of $2 million if occurring in the first year, and $400,000 less each year thereafter. The former EFS shareholders are held personally, jointly and severally, liable for these damages upon termination or default.

The following pro forma condensed balance sheet gives effect to EFS amendment to the purchase agreement as if it had occurred on June 30, 2004:


                                                                As Reported in              Pro Forma           Proforma Balance
                                                                6/30/04 10-QSB           Adjustment for EFS      Sheet at 6/30/04
                                                                Amendment No.1
                                                              ----------------         -------------------      ----------------
Assets

Cash                                                                145,439                   510,511                  655,950
Accounts receivable, net                                          4,438,076                                          4,438,076
Other current assets                                                472,334                                            472,334
Fixed assets, net of accumulated depreciation                     7,557,976                (3,620,491)               3,937,485
Goodwill and intangible assets                                    7,147,053                (2,921,391)               4,225,662
Other assets                                                        816,000                                            816,000
                                                        ----------------------------------------------------------------------------
                                                                 20,576,878                (6,031,371)              14,545,507
                                                        ============================================================================



Liabilities and Stockholders' Equity

Bank Overdraft                                                      100,647                  (100,647)                       -
Accounts payable and accrued expenses                             4,322,615                (1,131,940)               3,190,675
Factorer line of credit                                           3,386,599                                          3,386,599
Related party advances and payables                                 255,126                                            255,126
Notes payable, convertible debt and lease payments                8,028,164                (3,970,034)               4,058,130
Stockholders' equity                                              4,483,727                  (828,750)               3,654,977
                                                        ----------------------------------------------------------------------------
                                                                 20,576,878                (6,031,371)              14,545,507
                                                        ============================================================================


On October 4, 2004, the Company ("Carrier") mutually entered into a five year Terminal Agreement with the shareholders Highbourne Corporation under AGB Transportation Services, LLC ("Agent"). This Terminal Agreement entitles the Highbourne Corporation shareholders as Agent to receive a commission of 85% of revenues on shipments that are secured, processed and supervised under the direction of the Agent. Under this agreement, Carrier is not responsible for any expenses incurred for the operation of the Agent's terminal.

             Report of Independent Registered Public Accounting Firm




Board of Directors
XRG, Inc. and Subsidiaries
Clearwater, Florida


We have audited the accompanying consolidated balance sheet of XRG, Inc. and Subsidiaries as of March 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended March 31, 2004 and 2003. These consolidated financial statements are the responsibility of the management of XRG, Inc. and Subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XRG, Inc. and Subsidiaries as of March 31, 2004 and the results of its operations and its cash flows for the years ended March 31, 2004 and 2003 in conformity with United States generally accepted accounting principles.




Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
June 23, 2004


                                   XRG, Inc. and Subsidiaries
                                   Consolidated Balance Sheet
                                         March 31, 2004

Assets
Current assets:
   Accounts receivable, net of allowance of $83,000                          $         1,584,331
   Stock subscription receivable                                                       3,250,000
   Prepaid expenses                                                                       91,444
                                                                                -----------------
Total current assets                                                                   4,925,775

Fixed assets, net of accumulated depreciation                                            117,487

Other assets
   Deferred financing fees, net                                                           61,325
   Goodwill                                                                               21,603
   Transportation equipment deposits                                                     791,000
                                                                                -----------------
Total other assets                                                                       873,928
                                                                                -----------------

                                                                             $         5,917,190
                                                                                =================

Liabilities and Stockholders' Equity

Current liabilities:
   Bank overdraft                                                                         55,374
   Current portion of long-term debt                                                     362,500
   Accounts payable                                                                      576,683
   Accrued expenses                                                                      432,766
   Factorer line of credit                                                             1,303,688
   Related party advances and payables                                                   270,126
                                                                                -----------------
Total current liabilities                                                              3,001,137
                                                                                -----------------

Long-term liabilities:
   Convertible notes payable; net of unamortized discount
     of  $227,568                                                                        377,432
                                                                                -----------------
Total long-term liabilities                                                              377,432

                                                                                -----------------
Total liabilities                                                                      3,378,569
                                                                                -----------------

Stockholders' equity:
   Series A Preferred stock; $.001 par value; 5,000,000 shares authorized;
     5,000,000 shares issued and outstanding                                               5,000
   Preferred stock; $.001 par value; 45,000,000 shares authorized;
     0 shares issued and outstanding                                                           -
   Common stock; $.001 par value; 300,000,000 shares authorized;
     25,533,316 shares issued and 25,413,316 outstanding                                  25,533
   Common stock payable                                                                4,258,321
   Additional paid-in capital                                                         20,055,123
   Subscription receivable                                                                (5,000)
   Accumulated deficit for unrelated dormant operations                              (15,405,274)
   Accumulated deficit                                                                (5,742,595)
   Deferred stock compensation and consulting                                           (542,487)
   Treasury stock, at cost, 120,000 shares                                              (110,000)
                                                                                -----------------
Total stockholders' equity                                                             2,538,621
                                                                                -----------------

                                                                             $         5,917,190
                                                                                =================


The accompanying notes are an integral part of the consolidated financial statements.

                           XRG, Inc. and Subsidiaries
                      Consolidated Statements of Operations


                                                                                         Years Ended March 31,
                                                                                ----------------------------------------
                                                                                      2004                   2003
                                                                                -----------------      -----------------

Revenues
      Trucking revenue                                                        $        4,682,277     $          686,030
                                                                                -----------------      -----------------

Cost of revenues                                                                       3,283,415                789,924
                                                                                -----------------      -----------------

Gross profit (loss)                                                                    1,398,862               (103,894)

Expenses
      Selling, general and administrative expenses                                     3,838,338                584,661
      Bad debt expense                                                                 1,049,642                      -
                                                                                -----------------      -----------------
                                                                                       4,887,980                584,661

                                                                                -----------------      -----------------
Loss from operations                                                                  (3,489,118)              (688,555)

Interest expense                                                                        (183,836)              (105,464)
Intrinsic value of convertible debt and debt discount for
 value of detachable warrants                                                           (777,259)               (35,809)
                                                                                -----------------      -----------------

Net loss applicable to common shareholders                                    $       (4,450,213)    $         (829,828)
                                                                                =================      =================

Basic loss per common share                                                   $            (0.25)    $            (0.09)
                                                                                =================      =================

Basic weighted average number of
      common shares outstanding                                                       18,103,520              9,312,297
                                                                                =================      =================



The accompanying notes are an integral part of the consolidated financial statements.

                            XRG, Inc. and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity

                        For the year ended March 31, 2004


                                                              Common Stock
                                                          -------------------                 Common        Stock
                                                           Number of             Treasury     Stock     Subscription
                                                            Shares     Amount     Stock       Payable     Receivable
                                                          ----------  ---------------------  ----------  ----------

Balance, March 31, 2002                                   9,262,912 $  9,263 $           - $         -  $        -

Stock issued for services at $.001                        1,386,864    1,387

Stock to be issued for interest                                                                 57,649

Issuance of warrants with convertible debt

Beneficial conversion feature of convertible debt

Net loss for the year
                                                          ----------  -------  ------------  ----------  ----------

Balance, March 31, 2003                                   10,649,776  10,650             -      57,649           -

XRG, Inc. preferred stock issued                                                                            (5,000)

Stock Subsciption                                                                            3,250,000

XRG, Inc. stock issued for interest                         243,570      244                   (57,649)

XRG, Inc. stock issued for warrant exchange               4,732,000    4,732

XRG, Inc. stock issued for warrants exercised               234,272      234

XRG, Inc. stock issued for options exercised                550,000      550

Beneficial conversion  feature of convertible debt

Discount on debt for value of warrants issued to debtholders

Value of warrants issued for services

Value of warrants issued for deferred financing fee

XRG, Inc. stock issued for cash                           1,845,000    1,845

XRG, Inc. stock to be issued for cash                                                          230,000

XRG, Inc. stock issued for note conversion                1,386,000    1,386

XRG, Inc. stock issued for deposit on transportation
 equipment                                                1,150,000    1,150                   304,000

XRG, Inc. stock issued for acquisition                      200,000      200                    19,000

XRG, Inc. stock issued for services and software          4,542,698    4,542

XRG, Inc. stock to be issued for services                                                      455,000

XRG, Inc. stock to be issued to certain shareholders                                               321

Treasury stock acquired                                                           (110,000)

Amortization of deferred consulting and compensation

Net loss for period

                                                         ----------- --------  ------------  ----------  ----------
Balance at March 31, 2004                                25,533,316  $25,533    $ (110,000) $4,258,321   $  (5,000)
                                                         =========== ========  ============  ==========  ==========



                                            Accumulated
       Preferred Stock                      Deficit for
   ------------------------  Additional      Unrelated                        Deferred
    Number of                 Paid-in        Dormant       Accumulated    Stock Consulting
     Shares       Amount      Capital       Operations       Deficit      and Compensation       Total
   -----------  ----------- ------------  --------------- -------------- -------------------------------

 $          -  $         -  $15,402,648  $   (15,405,274) $    (462,554) $           -  $      (455,917)

                                                                                                  1,387

                                                                                                 57,649

                                 20,209                                                          20,209

                                229,791                                                         229,791

                                                               (829,828)                       (829,828)
   -----------  ----------- ------------  --------------- -------------- -------------- ----------------

            -            -   15,652,648      (15,405,274)    (1,292,382)             -         (976,709)

    5,000,000        5,000                                                                            -

                                                                                              3,250,000

                                 57,405                                                               -

                                 (4,732)                                                              -

                                 44,766                                                          45,000

                                                                                                    550

                                507,780                                                         507,780

                                283,404                                                         283,404

                                111,743                                                         111,743

                                 35,900                                                          35,900

                                459,405                                                         461,250

                                                                                                230,000

                                691,614                                                         693,000

                                435,850                                                         741,000

                                137,800                                                         157,000

                              1,641,861                                       (297,500)       1,348,903


                                                                              (320,000)         135,000

                                   (321)                                                              -

                                                                                               (110,000)

                                                                                75,013           75,013

                                                             (4,450,213)                     (4,450,213)

   -----------  ----------- ------------  --------------- -------------- -------------- ----------------
    5,000,000 $      5,000  $20,055,123     $(15,405,274)   $(5,742,595)     $(542,487)      $2,538,621
   ===========  =========== ============  =============== ============== ============== ================


The accompanying notes are an integral part of the consolidated financial statements.

                           XRG, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows



                                                                                         Years Ended March 31,
                                                                                   -----------------------------------
                                                                                         2004               2003
                                                                                   -----------------   ---------------

Operating activities
        Net loss                                                               $         (4,450,213) $       (829,828)
                                                                                   -----------------   ---------------

        Adjustments to reconcile net loss to net cash used by operating activities:
             Depreciation and amortization                                                   17,915             8,240
             Bad debt                                                                     1,049,642                 -
             Common stock and warrants issued for services and compensation               1,422,646             1,387
             Common stock to be issued for services and compensation                        135,000                 -
             Stock issued in lieu of interest                                                     -            57,649
             Amortization of discount and intrinsic value of convertible notes              777,259            36,357
             Amortization of deferred financing fees                                          8,475                 -
             Amortization of deferred stock compensation and consulting                      75,013                 -
             (Increase) decrease, net of effect of acquisition:
               Accounts receivable                                                       (1,193,213)           15,693
               Prepaid expenses                                                             (49,248)                -
             Increase (decrease), net of effect of acquisition:
               Accounts payable                                                             519,962            (9,515)
               Accrued expenses                                                             345,341             1,048
               Related party payables                                                       175,000                 -
                                                                                   -----------------   ---------------
          Total adjustments                                                               3,283,792           110,859
                                                                                   -----------------   ---------------

                                                                                   -----------------   ---------------
          Net cash used by operating activities                                          (1,166,421)         (718,969)
                                                                                   -----------------   ---------------

Investing activities
        Advances to J. Bently Companies, Inc.                                              (994,794)                -
        Purchase of equipment                                                               (29,055)          (37,647)
        Deposit on purchase of transportation equipment                                     (50,000)                -
                                                                                   -----------------   ---------------
        Net cash used by investing activities                                            (1,073,849)          (37,647)
                                                                                   -----------------   ---------------

Financing activities
        Bank overdraft                                                                      114,155                 -
        Factoring line of credit                                                            935,652                 -
        Net borrowings on related party advances                                             63,500                 -
        Proceeds from common stock issued and options exercised                             506,800                 -
        Proceeds from common stock to be issued                                             230,000                 -
        Proceeds from issuance of notes payable                                             565,000           493,000
        Principal payments on notes payable                                                 (47,500)          (35,000)
        Loan costs                                                                          (33,900)                -
        Payment for treasury stock                                                         (110,000)                -
                                                                                   -----------------   ---------------
        Net cash provided by financing activities                                         2,223,707           458,000
                                                                                   -----------------   ---------------

        Net decrease in cash                                                                (16,563)         (298,616)

        Cash at beginning of period                                                          16,563           315,179
                                                                                   -----------------   ---------------

        Cash at end of period                                                   $                 -  $         16,563
                                                                                   =================   ===============


The accompanying notes are an integral part of the consolidated financial statements.

                           XRG, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                     Years Ended March 31,
                                                    2004             2003
                                                ------------      ------------
Supplemental disclosures of cash flow
    information and noncash investing
    and financing activities:

        Cash paid during the year for interest $     91,645      $     63,178
                                                ============      ============

       During the years ended March 31, 2004 and 2003, the Company recorded a discount on convertible notes payable of $791,184 and $250,000, respectively, which related to the beneficial conversion feature of the notes payable and the warrants issued with these notes. The discount is being amortized over the life of the related notes.

       During the year ended March 31, 2004, certain noteholders converted $693,000 in notes payable into 1,386,000 shares of common stock that was issued during the year. The holders of the notes have surrendered the outstanding notes solely for common stock of the Company.

       During the year ended March 31, 2004, 4,732,000 shares of the Company's common stock were issued in exchange for warrants. These warrants were exchanged for a like number of shares of common stock on a one for one basis for no additional consideration.

       During the year ended March 31, 2004, the Company issued 1,150,000 shares of common stock recorded at $1,150,000 for deposits on transportation equipment purchased from J. Bently Companies, Inc. During April 2004, the Company modified the agreement with J. Bently Companies, Inc. to issue 800,000 shares of additional common stock and eliminate the true up provision in the agreement. Therefore the deposit on the transportation equipment was repriced based upon the terms of this revised agreement and the common stock shares were recorded at $437,000 which is a reduction of $713,000. The Company recorded a common stock payable of $304,000 for the 800,000 additional shares of common stock to be issued for additional consideration for the transportation equipment purchased from J. Bently Companies, Inc.

       During the year ended March 31, 2004, the Company issued 200,000 shares valued at $200,000 for a deposit on the acquisition of R&R Express Intermodal, Inc. In December 2003, the Company modified the Stock Purchase Agreement with R&R Express Intermodal, Inc. to purchase 100,000 of these shares for $100,000 which is reflected as treasury stock at cost. During April 2004, the Company modified the Stock Purchase Agreement with R&R Express Intermodal, Inc. to issue 50,000 shares of additional common stock and eliminate the true up provision in the agreement. Therefore the purchase price of R&R Express Intermodal, Inc/ was repriced based upon the terms of this revised agreement and the 100,000 shares of common stock were recorded at $138,000 which is a reduction of $62,000. The Company recorded a common stock payable of $19,000 for 50,000 additional shares of common stock to be issued for additional consideration for the purchase of R&R Express Intermodal, Inc.

       During the year ended March 31, 2004, the Company purchased software related to the trucking industry by issuing 100,000 shares of common stock valued at $38,000.

        During the years ended March 31, 2004 and 2003, the Company financed the purchase of computer equipment in the amount of $8,461 and $20,017, respectively.

        During the year ended March 31, 2004, the Company granted warrants to purchase approximately 133,333 shares of its common stock to the placement agent of the private placement. These warrants were valued at $35,900 and were recorded as deferred financing fees and will be amortized over the term of the related notes payable.

        The Company recorded a stock payable for 321,000 shares of common stock as additional shares to certain existing shareholders.

        The Company executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, the Company issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price $3,250,000. At March 31, 2004, the $3,250,000 is recorded as Common Stock Payable and as a Stock subscription receivable which was received into escrow on April 1 2004 and distributed to XRG on April 2, 2004 through April 30, 2004.

        During the year ended March 31, 2004, the Company issued 1,725,000 shares of common stock in exchange for consulting services valued at $617,500, of which $542,487 is recorded as deferred compensation since the services have yet to be provided.


The accompanying notes are an integral part of the consolidated financial statements.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


1.      Background Information

XRG, Inc. (the "Company") was incorporated in the state of Delaware in November 2000. The Company acquires and operates both asset and non-asset based truck-load carriers, and markets sophisticated logistical expertise to freight shippers in the contiguous 48 states. The corporate headquarters are located in Tampa, Florida. Prior to the quarter ended September 30, 2003, the Company devoted substantially all of its efforts to establishing its freight transportation business and, therefore, was in the development stage since 1999. During the quarter ended September 30, 2003, the Company's planned principal operations commenced and significant revenues were realized which allowed the Company to emerge from its development stage status.

XRG International, Inc, a non-reporting, non-trading public company, was originally incorporated in the state of New Jersey in December 1976. This company operated several unrelated business ventures until its operations became dormant. During 1999 a change in control of the XRG International Inc. took place, and on May 1, 1999, XRG International, Inc. was reactivated to develop plans to pursue consolidation opportunities within several industries including the freight transportation industry. On December 28, 2001, XRG, Inc. merged with XRG International, Inc. and the Company changed its name to XRG, Inc. The merger has been accounted for at historical cost since both entities were under common control.

2.      Significant Accounting Policies

The significant accounting policies followed are:

        Principles of Consolidation
        ---------------------------
        The consolidated financial statements include the accounts of XRG, Inc. and its wholly owned subsidiaries, XRG G&A, Inc, XRG Logistics and R&R Express Intermodal, Inc. All significant intercompany accounts and transactions have been eliminated.

        Use of Estimates
        ----------------
        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Concentration of Credit Risks
        -----------------------------
        Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents and accounts receivable.

        The Company sells services and extends credit based on an evaluation of the customer's financial condition and ability to pay the Company in accordance with the payment terms without requiring collateral. The Company provides for estimated losses on accounts receivable considering a number of factors, including the overall aging of accounts

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

        receivables, customers payment history and the customer's current ability to pay its obligations. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses. Based upon management's review of accounts receivable the allowance for doubtful accounts of $83,000 is considered adequate. The Company does not accrue interest on past due receivables.

        Concentration of credit risk with respect to trade receivables is limited due to the Company's large number of customers and wide range of industries and locations served. Two customers individually comprised more than 10% of the Company's accounts receivable balance at March 31, 2004. One customer's balance represented 13.3% and the other 15.2% of total accounts receivable at March 31, 2004.

        One customer represented 10.3% of the Company's total revenue at March 31, 2004 and no customer represented more than ten percent of the Company's revenues for the year ending March 31, 2003.

        Cash is maintained with multiple financial institutions in the United States. Deposits with a bank may exceed the amounts of insurance provided on such deposits. Generally, the deposits may be redeemed on demand and, therefore, bear minimal risk.

        Revenue Recognition
        -------------------
        Operating revenues for the Company are recognized on the date the freight is delivered or the services are performed. Related costs of delivery of shipments in transit or services in progress are accrued as incurred and expensed when the revenue is recognized.

        Estimated Fair Value of Financial Instruments
        ---------------------------------------------
        The Company's financial instruments include cash, receivables, current assets, current liabilities including current notes payable. Management believes the estimated fair value of these financial instruments at March 31, 2004 approximate their carrying value as reflected in the consolidated balance sheets due to the short-term nature of these instruments. It is not practicable for the Company to estimate the fair value of our long-term convertible notes payable as there are not currently any quoted market prices available.

        Fixed Assets
        ------------
        Equipment is recorded at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, generally three to seven years. Additions to and major improvements of equipment are capitalized. Maintenance and repairs are charged to expense as incurred. As equipment is sold or retired, the applicable cost and accumulated depreciation are eliminated from the accounts and any gain or loss is recorded.

        Long Lived Assets
        -----------------
        Management periodically reviews the Company's long-lived assets for indications of impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

        recoverable. If the non-discounted future cash flows of the long-lived assets are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized. Management does not believe there is any impairment of long lived assets at March 31, 2004.

        Goodwill
        --------
        Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations.

        The Company follows the provision of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires an annual impairment test for goodwill and intangible assets with indefinite lives. Under the provisions of SFAS No. 142, the first step of the impairment test requires that the Company determine the fair value of each reporting unit, and compare the fair value to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceed its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit's fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit's goodwill as of the assessment date. The implied fair value of the reporting unit's goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. Management does not believe there is any impairment of goodwill at March 31, 2004.

        Factoring Arrangement
        ---------------------
        The Company has entered into agreements with a factoring company to provide for the borrowing against eligible receivables of up to ninety percent of the face value of qualified receivables. The Company maintains any advances under these agreements as an obligation due under factoring arrangement and any receivables, net of allowances for losses, as assets pursuant to SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," as such amounts are sold with recourse and therefore are reported in accordance with the provisions of applicable rules and guidelines.

        Income Taxes
        ------------
        Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that included the enactment date.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

        Valuation allowances have been established against the Company's deferred tax assets due to uncertainties in the Company's ability to generate sufficient taxable income in future periods to make realization of such assets more likely than not. The Company has not recognized an income tax benefit for our operating losses generated during 2004 and 2003 based on uncertainties concerning the Company's ability to generate taxable income in future periods. There was no income tax receivable at March 31, 2004 and 2003. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

        Stock-Based Transactions
        ------------------------
        The Company issues stock in lieu of cash for certain transactions. Generally, the fair value of the stock, based upon the quote fair market value is used to value the transactions.

        Loss Per Share
        --------------
        Loss per share is based on the weighted average number of common shares outstanding. All loss per share amounts in the consolidated financial statements are basic loss per share, as defined by SFAS No. 128, "Earnings Per Share." Potential securities were not considered in the calculation since their effect would be anti-dilutive.

        Beneficial Feature of Convertible Debt
        --------------------------------------
        The Company records the intrinsic value of the beneficial feature of convertible debentures as additional paid in capital and amortizes the interest over the life of the debentures.

        Options and Warrants
        --------------------
        Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (FASB No. 123), provides that expense equal to the fair value of all stock-based awards on the date of the grant be recognized over the vesting period. Alternatively, for stock-based awards issued to employees, this statement allows entities to continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), whereby compensation expense is recorded on the date the options are granted to employees equal to the excess of the market price of the underlying stock over the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 for stock-based awards issued to employees. Had the Company applied the fair value recognition provisions of FASB No. 123 to stock-based awards issued to employees it would not have a material effect on the financial statements.

        During the years ended March 31, 2004 and 2003, the Company recognized $283,404 and $20,209 as a discount on notes payable for warrants issued with convertible debt. The Company also issued stock options for the year ended March 31, 2003, however the fair value was not material to the financial statements and no expense was recorded. There was no options granted during the year ended March 31, 2004.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

       Recently Issued Pronouncements
       ------------------------------
       In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted SFAS 148 on April 1, 2003.

       In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the "Interpretation"). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise that has controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the fourth quarter of the Company's fiscal 2003 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the Company's first quarter of fiscal 2004. The Company has substantially completed the process of evaluating this interpretation and believes its adoption will not have a material impact on its consolidated financial statements.

       In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, a financial instrument that embodies an obligation for the issuer is required to be classified as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any impact on the Company's financial statements.

3.      Fixed assets

As of March 31, 2004, the Company had the following fixed assets:

     Office equipment                              78,682
     Software                                      65,750
                                            ----------------
                                                  144,432
                                            ----------------
     Accumulated depreciation                     (26,945)
                                            ================
     Total Fixed assets, net              $       117,487
                                            ================

Depreciation totaled $17,915 and $4,605 for the years ended March 31, 2004 and 2003, respectively.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


4.      Goodwill

The Company recorded goodwill of $21,603 related to its acquisition of R&R Express Intermodal, Inc. during the year ended March 31, 2004 (See Note 13).

5.      Obligations Due Under Factoring Arrangement

The Company factors a significant portion of its accounts receivable. During the year ended March 31, 2004, the Company utilized the services of a couple factoring companies. Accounts receivable are factored to companies with full recourse for unpaid invoices in excess of 75 days old. The most recent agreement provides for the payment of factoring fees. As of March 31, 2004, the Company had $1,303,688 due under its factoring arrangements.

6.      Notes Payable and Long-Term Debt

Notes payable and long-term debt consists of the following at March 31, 2004:



Notes  payable;  interest  ranging from 12.0% to 15.0%;  interest  only payments payable  quarterly;  principal  due at various  dates  between  October 2003 and
November  2004;  unsecured;  certain  notes are in  default  at March 31,  2004, subsequent  to the year  ended  March 31,  2004,  $15,000  of these  notes  were converted  into 75,000  shares of common  stock during April 2004 and $57,500 of
these notes were paid in cash.                                                            $102,500

Convertible  notes  payable;  interest  12.0%;  interest only  payments  payable quarterly;  principal due at various dates between  December 2004 and July 2005;
at maturity,  the note holder will be paid the remaining  unpaid principal at an
150% redemption premium plus accrued interest;  one year from the closing of the
Company's  first  trucking  acquisition,  the note holder can convert the unpaid principal and accrued interest at a conversion price equal to 50% of the average closing bid price of the Company's Common Stock;  unsecured;  subsequent to year ended March 31,  2004,  $485,000 of these notes were  converted  into  2,375,000
shares of the Company's common stock.                                                      495,000

Convertible  unsecured  notes  payable;  interest  15%;  the  first 6 months  of interest was put into escrow;  principal and remaining  interest is due December
31, 2004;  these notes may be converted  into the  Company's  common stock based upon a $0.15 price per share;  these debt  holders have the right to require the
Company to  purchase  all or any portion of the notes for cash at each month end beginning six months from  issuance;  Company is obligated to utilize 80% of the cash  proceeds  from  future  issuances  of certain  equity or debt  securities, exercise of warrants or options to repay the principal  and accrued  interest on
these notes prior to their maturity.                                                       270,000

Convertible note payable; interest 10%, interest only payments payable annually;
principal due on November 11, 2005,  collateral is senior position in the assets of XRG,  Inc.  This note is  convertible  into the  Company's  common stock at a
conversion price of $0.42 per share.                                                       100,000

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

                                                                                       ----------------
                                                                                           967,500
Less unamortized discount                                                                 (227,568)
                                                                                       ----------------
Total notes and notes payable                                                      $       739,932
Less current portion                                                                      (362,500)
                                                                                       ----------------
Long-term portion of notes and notes payable                                               377,432
                                                                                       ================

The following is a schedule by year of the principal payments required on these notes payable and long-term debt as of March 31, 2004:


            2005 ($340,000 of these notes are classified as long term as these notes were                  697,500
                    converted to common stock during April 2004)
            2006                                                                                           270,000
                                                                                                    ----------------
            Total note and notes payable                                                                   967,500
            Less unamortized discount                                                                     (227,568)
                                                                                                    ----------------
            Total notes and notes payable                                                          $       739,932
                                                                                                    ================

During the year ended March 31, 2004, the Company issued $170,000 of convertible notes payable. In connection with these notes, the Company issued detachable warrants to purchase 340,000 shares of the Company's restricted common stock at an exercise price of $0.001 per share.

During the year ended March 31, 2004, the Company issued a $100,000 convertible note to one individual with a conversion price of $.42 per share. In connection with this note, the Company issued detachable warrants to purchase 100,000 shares of the Company's restricted common stock at an exercise price of $.42 per share.

During the year ended March 31, 2004, the Company issued $270,000 of convertible notes payable. In connection with these notes, the Company issued three-year detachable warrants to purchase approximately 1,800,000 shares of the company's restricted common stock at an exercise price of $0.15 per share. The Company recorded deferred financing costs of $69,800 related to these notes of which $35,900 was the value of warrants issued to the placement agent. These deferred financing costs will be amortized over the term of the notes payable.

During the year ended March 31, 2004, the Company recorded a discount on convertible notes payable for $507,780 which related to the beneficial conversion feature of notes payable. The value of the detachable warrants granted in conjunction with the notes payable issued during the fiscal year 2004 was $283,404 based on the Company's calculation under the Black-Scholes option pricing model and was allocated to the note proceeds as a part of the discount on notes payable. These discounts are being amortized over the life of the related notes.

During the year ended March 31, 2004, certain note holders converted $693,000 in notes payable into 1,386,000 shares of common stock that was issued during the year. The holders of the notes have surrendered the outstanding notes solely for common stock of the Company. The Company recognized the beneficial conversion feature of these notes which totaled $337,200 as interest expense at the time the notes were converted.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


7.      Lease Commitments

All of the Company's operating leases are less than one year. The Company rents equipment and facilities under operating leases with lease terms of less than one year.

Rent expense amounted to $754,707 and $25,642 for the years ended March 31, 2004 and 2003, respectively.

8.      Related Party Transactions

The Company has related party advances and payables to stockholders in the amount of $270,126 as of March 31, 2004 for certain advances given to the Company and for consulting services rendered during the year ended March 31, 2004. These advances and payables are due on demand, unsecured, and non-interest bearing.

The Company's President and Chief Executive Officer was issued 250,000 shares of the Company's Common Stock valued at $48,750 for past services rendered during the year ended March 31, 2004.

The Company's Chairman of the Board of Directors was issued 250,000 shares of the Company's Common Stock valued at $48,750 for past services rendered during the year ended March 31, 2004.

The Company's Chief Operating Officer was issued 550,000 shares of the Company's Common Stock valued at $550 for past services rendered during the year ended March 31, 2003. In addition, this individual was granted stock options to purchase 450,000 shares of the Company's Common stock as a performance bonus. These options were exercised during the year ended March 31, 2004 at an exercise price of $0.001. The Company has entered into an employment agreement with this officer.

The Company's Chief Financial Officer was issued 250,000 shares of the Company's Common Stock valued at $250 for services rendered during the year ended March 31, 2003. During March 2004, the Company issued 250,000 shares of its Common Stock valued at $48,750 for services rendered during the year.

In March 2003, the Company issued 100,000 shares of its Common Stock valued at $100 to an individual who is a partner in the law firm which serves as our corporate and securities counsel. In addition, this individual was granted stock options to purchase 100,000 shares of the Company's Common Stock. These options were exercised during the year ended March 31, 2004 at an exercise price of $0.001. This stock and options were for partial consideration for legal services rendered during the year ended March 31, 2003. During the year ended March 31, 2004, the Company issued 300,000 shares of its Common Stock valued at $78,000 for services performed during the year.

In January 2003, the Company issued 301,864 shares of its Common Stock valued at $302 to the wife of the former President and Chief Executive Officer of XRG International, Inc. These shares were in full satisfaction relating to consulting services provided prior to January 1, 2003.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

The Company's President and CEO, Chairman of the Board, and Vice President, Finance and CFO are the holders of an aggregate of 5,000,000 shares of Series A Voting Preferred Stock issued in July 2003. Each of these officers acquired 1,666,666 shares of Series A Voting Preferred Stock for the aggregate par value of $5,000. The Voting Preferred Stock has ten votes per share on all matters submitted to a vote of other holders of Common Stock. Besides preferential voting rights, the Voting Preferred Stock has no dividend rights, redemption provisions, sinking fund provisions or conversion, or preemptive or exchange rights. The Voting Preferred Stock is not subject to further calls or assessments by the Company.

The terms of the above may not necessarily have been on the same terms as if negotiated from unaffiliated third parties.

9.      Income Taxes

The Company has net operating loss carryforwards of approximately $5,990,000 at March 31, 2004 that expire from 2004 to 2024. Annual utilization of the Company's net operating loss carryforwards will be limited due to a change in ownership control of the Company's common stock, which took place in 1999. Under federal tax law, this change of ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards.

A valuation allowance is required by FASB No. 109 if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The need for the valuation allowance is evaluated periodically by management. Based on available evidence, management concluded that a valuation allowance of 100 percent for March 31, 2004 was necessary.

At March 31, 2004 our non-current net deferred income tax assets (assuming an effective income tax rate of approximately 38%) consisted of the following:


Non-current deferred income tax asset:
                                                                                             Amounts
                                                                                        ------------------
Deferred income tax asset:
   Net operating loss carry forwards                                                 $         2,276,000
   Allowance for doubtful accounts                                                                69,000
                                                                                        ------------------
   Total deferred income tax asset                                                             2,345,000

Deferred income tax liability:
   Difference between book and tax for fixed assets                                               (7,000)
                                                                                        ------------------
   Total deferred income tax liability                                                            (7,000)
                                                                                        ------------------

                                                                                        ------------------
Less valuation allowance                                                                      (2,338,000)
                                                                                        ------------------
Net deferred income tax asset                                                        $                 -
                                                                                        ==================

Differences between the federal benefit computed at a statutory rate and our effective tax rate and provision are as follows as of March 31, 2004 and 2003:

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


                                                                                               2004                  2003
                                                                                        ---------------       ----------------
              Statutory benefit                                                    $        (1,513,072)              (281,000)
              State tax benefit, net of federal effect                                        (178,000)               (33,000)
              Increase in deferred income tax valuation allowance                            1,314,300                300,000
              Non-deductible expenses                                                          295,000                 14,000
              Loss of net operating loss carryforward                                           81,700
                                                                                       -----------------      -----------------
                                                                                   $                 -                      -
                                                                                       =================      =================

10.     Stock Options and Warrants

The Company grants warrants and options to purchase shares of its common stock to various employees and other individuals based on the discretion of the Company's Board of Directors.

On January 9, 2004, the Company filed a form S-8 to register 3,000,000 shares of common stock to be issued in conjunction with the Company's 2004 Non-Qualified Stock Option Plan. This Plan was established for non-employee directors, consultants and advisors to provide them nonstatutory stock options.

During the year ended March 31, 2004 and 2003, the Company issued warrants to purchase 2,390,000 and 1,555,770 shares, respectively of its common stock to note holders who lent monies to the Company. During the year ended March 31, 2004, the Company granted warrants to purchase 659,091 shares of its common stock to a consultant for services performed through March 31, 2004. These services were valued at $111,743 and were recorded as consulting expense during the year ended March 31, 2004. During the year ended March 31, 2004, the Company granted warrants to purchase approximately 133,333 shares of its common stock to a placement agent as part of their fee for raising the $270,000 of notes payable. These warrants were valued at $35,900.

During the year ended March 31, 2004, 4,732,000 shares of the Company's common stock were issued in exchange for warrants. These warrants were exchanged for a like number of shares of common stock on a one for one basis for no additional consideration.

During the year ended March 31, 2004, 234,272 shares of the Company's common stock were issued for warrants that were exercised. These warrants were exercised at an average exercise price of $0.19.

During the year ended March 31, 2004, 550,000 shares of the Company's common stock were issued for options that were exercised. These warrants were exercised at an exercise price of $0.001.

The fair value of each option and warrant granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair value for the years ended March 31, 2004 and 2003:

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


                                           2004                       2003
                                           ----                       ----
        Dividend yield                          0%                        0%
        Risk-free interest rate      0.87% - 2.91%             1.57% - 2.99%
        Expected life                .25 - 5 years                 1-2 years
        Expected volatility                   257%                        0%

Following is a summary of the status of common stock option and warrant activity for the years ending March 31, 2003 and 2004:


                                                                           Warrants
                                                             --------------------------------------
                                                                                      Weighted
                                                                Number of             Average
                                                                 Warrants          Exercise Price
                                                             -----------------    -----------------
Outstanding, March 31, 2002                                         3,291,000           $   0.0002
Granted                                                             1,555,770               0.0376
Cancelled                                                           (361,200)              (0.0002)
                                                             -----------------    -----------------
Outstanding, March 31, 2003                                         4,485,570               0.0134

Granted                                                             3,182,424               0.1704
Exercised/Exchanged                                               (4,966,272)               0.0100
Cancelled                                                           (243,570)               0.2399
                                                             -----------------    -----------------
Outstanding, March 31, 2004                                         2,458,152           $   0.1709
                                                             =================    =================


Exercisable, March 31, 2004                                         2,458,152           $   0.1709
                                                             =================    =================

Weighted average fair value of warrants granted during the
year ended March 31, 2004                                                               $   0.2955
                                                                                  =================

Weighted average fair value of warrants granted during the
year ended March 31, 2003                                                               $        -
                                                                                  =================

                                                                            Options
                                                             --------------------------------------
                                                                 Number of            Weighted
                                                                                      Average
                                                                 Warrants          Exercise Price
                                                             -----------------    -----------------
Outstanding, March 31, 2002                                  $             -      $             -
Granted                                                              550,000               0.0010
                                                             -----------------    -----------------
Outstanding, March 31, 2003                                          550,000               0.0010
Exercised                                                           (550,000)              0.0010
                                                             -----------------    -----------------

Outstanding, March 31, 2004                                                -                    -
                                                             =================    =================


Weighted average fair value of options granted during the                         $             -
year ended March 31, 2004 and 2003                                                =================


                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


Following is a summary of the status of outstanding options and warrants at March 31, 2004:



                   Options and Warrants Outstanding                             Options and Warrants Exercisable
                   --------------------------------                             --------------------------------
                                    Weighted Average
  Range of                              Remaining           Weighted
  Exercise           Number         Contractual Life        Average               Number          Weighted Average
   Prices         Outstanding            (years)         Exercise Price         Exercisable        Exercise Price
-------------    ---------------    ------------------   ---------------      ----------------    ------------------

 $   0.15             1,933,333           3.18           $0.15                      1,933,333     $0.15
 $   0.20               375,000           0.16           $0.20                        375,000     $0.20
 $   0.26                49,819           0.10           $0.26                         49,819     $0.26
 $   0.42               100,000           3.62           $0.42                        100,000     $0.42
                 ---------------                                              ----------------
                      2,458,152                                                     2,458,152
                 ===============                                              ================

11.     Other equity transactions

In June 2003, the Board of Directors approved and adopted resolutions establishing and designating 5,000,000 shares of Series A Preferred Stock $.001 par value. The holders of Series A Preferred Stock are entitled to ten votes for each share held on all matters on which the holders of the Company's Common Stock are entitled to vote and shall vote together with the holders of Common Stock and not as a separate class or series. Series A Preferred Stock shall have no dividend, conversion, or redemption rights and no liquidation preferences.

In July 2003, three of the Company's officers and directors were issued an aggregate of 5,000,000 shares of Series A Voting Preferred Stock for the aggregate par value of the shares or $5,000 (See note 8).

On July 7, 2003, an amendment to the Company's Certificate of Incorporation increasing the authorized number of common shares from 15,000,000 to 100,000,000, par value $.001 and authorizing the board of directors to issue up to 50,000,000 preferred shares, par value $.001 issuable in series with such terms, rights and preferences as determined by subsequent resolutions of the Board of Directors was approved in a special shareholder meeting.

On March 26, 2004 the Company received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Voting Securities representing in excess of 51% of the total issued and outstanding shares of voting stock of the Company approving the Certificate of Amendment to the Certificate of Incorporation of the Company, pursuant to which the number of shares of Common Stock that the Company is authorized to issue will be increased from 100,000,000 shares to 300,000,000 shares.

During the year ended March 31, 2004 the Company issued 243,570 shares of its common stock for interest on notes payable.

During the year ended March 31, 2004, the Company raised $461,250 pursuant to a stock purchase agreement in exchange for 1,845,000 shares of its restricted common stock. In addition, the Company received $230,000 to issue 1,533,333 shares of the Company's common stock. These shares were not issued by March 31, 2004 and the $230,000 was recorded as a common stock payable.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

During the year ended March 31, 2004, the Company purchased 100,000 shares of its common stock for $100,000 pursuant to the Stock Purchase Agreement Addendum between the Company and R&R Express Intermodal, Inc. dated January 1, 2004. These shares are classified as treasury stock at cost in the Company's financial statements. The Company also repurchased 20,000 shares of the Company's common stock for $10,000 during the year ended March 31, 2004.

During the year ended March 31, 2004, 4,542,698 shares of the Company's common stock were issued for services and software. These shares were valued at $1,646,403. During the year ended March 31, 2004, $297,500 of these services were recorded in deferred stock consulting and compensation account and will be expensed over the period of the terms of the agreements.

During the year ended March 31, 2004, the Company recorded a $455,000 common stock payable related to shares of common stock that are issuable at March 31, 2004 in accordance with certain consulting agreements. During the year ended March 31, 2004, $320,000 of these services were recorded in deferred stock consulting and compensation account and will be expensed over the period of the terms of the agreements.

The Company executed a Stock Purchase Agreement with Barron Partners, LP (the "Investor") on March 31, 2004. During April, under the terms of this Agreement, the Company issued the Investor 108,333,333 shares of its Common Stock for an aggregate purchase price $3,250,000. At March 31, 2004, the $3,250,000 is recorded as Common Stock Payable and as a Stock subscription receivable which was received into escrow on April 1 2004 and distributed to XRG on April 2, 2004 through April 30, 2004.

The Company issued the Investor two (2) warrants exercisable for shares of its Common Stock (the "A Warrant" and "B Warrant" - collectively the "Warrants"). The A Warrant grants the Investor the right to acquire up to 54,166,000 shares of the Company's Common Stock at an exercise price of $.10 per share. The B Warrant grants the Investor the right to purchase up to 54,166,000 shares of the Company's Common Stock at an exercise price of $.25 per share. Each of the Warrants contains a cashless exercise provision. Each of the Warrants is callable by the Company if the closing market price of the Common Stock exceeds $1.00 for the A Warrant and $2.00 for the B Warrant for twenty (20) consecutive trading days. Each of the Warrants contains proportionate ratcheting anti-dilution protection for future issuances of equity securities and for our failure to meet certain earnings per share projections.

The Company also entered into a Registration Rights Agreement with the Investor. We are obligated to file a Registration Statement within ninety (90) days of the final acquisition closing, or on or about July 27, 2004 for the purpose of registering for resale the common shares and the shares underlying the Warrants issued to the Investor. The Registration Rights Agreement contains a liquidated damages provision if we fail to have the subject Registration Statement declared effective on or before December 26, 2004 and to maintain the effectiveness of said Registration Statement for two (2) years. The Investor is also granted incidental piggyback registration rights.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


In connection with the Stock Purchase Agreement, the Company agreed to cause the appointment of at least three (3) independent directors and to appoint an audit committee and compensation committee consisting of a majority of outside members. If no such directors are appointed, the Company shall pay to the Investor, pro rata, as liquidated damages an amount equal to twenty four percent (24%) of the purchase price per annum, payable monthly. Provided that the Company complies with the independent director covenant, the Investor has agreed to allow up to fifteen percent (15%) of the voting rights for the Company's shares to be voted by our Board of Directors for one (1) year.

Subsequent to the end of the year, the Company issued 321,000 shares of common stock as additional shares to certain existing shareholders. These shares are recorded as common stock payable of $321 at March 31, 2004.

12.     Commitments and Contingencies

The Company has employment contracts with certain of its officers and employees. At March 31, 2004, the Company has minimum payments related to these employment contracts over the next five years of:

       2005   $         815,000
       2006             748,000
       2007             506,000
       2008             459,000
       2009             415,000
                 ---------------
              $       2,943,000
                 ===============

In May, 2003, a legal action was filed in Franklin County, Ohio, against XRG, Inc. (and against our president, based on a personal guaranty) by the landlord of our former office space in Pittsburgh, Pennsylvania. The landlord claimed approximately $63,000 in unpaid rent. In January, 2004, the court granted our motion to dismiss the case for lack of proper jurisdiction in the State of Ohio. In February 2004, the landlord filed a legal action in Allegheny County, Pennsylvania. We filed a Complaint in Allegheny County in Common Please court for breach of lease and filed a counterclaim for damages. This legal action is in the preliminary stages. The Company believes that it has meritorious defenses against the above claims and intends to vigorously contest them. Negative outcomes of the litigation matters discussed above are not considered probable or cannot be reasonably estimated. Accordingly, the Company has not recorded reserves regarding these matters in its financial statements as of March 31, 2004. The Company records a liability when a loss is known or considered probable and the amount can be reasonably estimated. If a loss is not probable or a probable loss cannot be reasonably estimated, a liability is not recorded. While it is not possible to predict the outcome of the action discussed above, the Company believes that costs associated with them will not have a material adverse impact on its consolidated financial position.

In July 2003, a legal action was filed in Hillsborough County, Florida, against XRG, Inc. by the landlord of our current office space in Tampa, Florida. This legal action was for eviction and unpaid rent. A judgment was rendered against us and we subsequently paid the amount of the judgment in full in October 2003. A satisfaction of judgment has been entered in the case.

13.     Acquisition

On August 20, 2003, the Company entered into a Stock Purchase Agreement with R&R Express Intermodal, Inc., a Pittsburgh, Pennsylvania intermodal truckload carrier. R&R Express Intermodal, Inc. was purchased to increase the Company's presence in the truck transportation market. On January 1, 2004, the Company modified the original Stock Purchase Agreement and closed on the purchase of 100% of R&R Express Intermodal's common stock. The Company had previously issued 200,000 shares of common stock valued at $200,000 to R&R Express Intermodal, Inc.'s shareholders. During December 2003, 100,000 of the 200,000 previously issued shares were returned to treasury. R&R Express Intermodal, Inc. provides truck transportation for container freight from either a railroad yard or a port, to the freight's destination.

On April 12, 2004, the Company and R&R Express Intermodal, Inc. modified the Stock Purchase Agreement with R&R Express Intermodal, Inc. to issue 50,000 shares of additional common stock and eliminate the true up provision in the agreement. Therefore the purchase price of R&R Express Intermodal, Inc/ was repriced based upon the terms of this revised agreement and the 100,000 shares of common stock were recorded at $138,000 which is a reduction of $62,000. The Company recorded a common stock payable of $19,000 for the 50,000 additional shares of common stock to be issued.

The Company included the results of R&R Express Intermodal, Inc. in its financial statements beginning January 1, 2004. (the closing date of the transaction) The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash                                           $             58,781
Other current assets                                        488,162
Goodwill                                                     21,603
                                                  ------------------
     Total assets acquired                                   568,546
                                                  ------------------
Accrued expenses                                            (43,510)
Factorer line of credit                                    (368,036)
                                                  ------------------
    Total liabilities assumed                              (411,546)
                                                  ------------------
Total purchase price                           $            157,000
                                                  ==================


The following unaudited pro forma financial information presents the combined results of operations of the Company as if the acquisition had occurred on April 1, 2002. R&R Express Intermodal, Inc. began operations during January 2003; therefore the profroma results presented for the year ending March 31, 2003 include the R&R Express Intermodal, Inc. results from January 2003 (inception date) through March 2003. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company. Summarized unaudited pro forma results were as follows for the years ended March 31:

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

                                              2004                       2003
                                              ----                       ----
Revenues                     $             7,803,355     $           1,685,369
Net loss applicable to
 common shareholders         $            (4,132,874)    $          (1,092,735)

Basic loss per share         $                 (0.23)    $               (0.12)


14.     Equipment Purchases

In June 2003, the Company executed a purchase agreement with a truckload carrier (J. Bently Companies, Inc.) in Sweetwater, Tennessee to acquire equipment assets consisting of approximately 275 freight trailers. The purchase price of these assets was approximately $3,400,000, including the assumption of approximately $2,200,000 of equipment loans, the payment of $50,000 in cash, and the issuance of $1,150,000 worth of shares of the Company's Common Stock. The agreement relating to this equipment purchase contains a true up adjustment provision, which requires us to issue additional shares of our common stock based upon the then prevailing market price such that the total value of our common stock equals $1,150,000 at adjustment dates of six and twelve months from the closing date. During August 2003, the Company made the $50,000 cash payment and issued 1,150,000 shares of our Common Stock to the J. Bently Companies, Inc. shareholders which are classified as transportation equipment deposits in our financial statements until we are able to obtain a clear title to these assets.

On April 12, 2004 the Company modified the agreement with J. Bently Companies, Inc. to issue 800,000 shares of additional common stock and eliminate the true up provision of the agreement. Therefore the deposit on the transportation equipment was repriced based upon the terms of this revised agreement and the common stock shares were recorded at $437,000 which is a reduction of $713,000. The Company recorded a common stock payable of $304,000 for the 800,000 additional shares of common stock to be issued. At March 31, 2004, the transportation equipment deposits recorded on the Company's books is $791,000.

During the year ended March 31, 2004, the Company also entered into a fleet owner agreement with the truckload carrier to manage the utilization of these assets for a two year period. Pursuant to the terms of this agreement, the Company pays to the truckload carrier 67% of gross freight revenues as compensation for the movement of its freight. In addition, the Company agreed to pay 2% of gross revenues as a commission. During the year ended March 31, 2004, the Company advanced J. Bently Companies, Inc. $994,794. On March 31, 2004, this advance was determined to be uncollectible and written off as a bad debt.

15.     Subsequent Events

On June 15, 2004 the Company entered into an agreement with Barron Partners, LP to have the number of shares underlying the warrants owned by Barron reduced to 63,333,333 and the exercise price of the warrant shares reduced to $0.01. Simultaneously Barron Partner, LP exercised all of the 63,333,333 warrants in a cashless tender and acquired 60,000,000 shares of the Company's Common Stock through this exercise.

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003


During April 2004, debt holders elected to convert $500,000 of their notes payable into 2,450,000 shares of the Company's common stock.

In April 2004, certain officers of the Company agreed to cancel all of their shares totaling 5,000,000 of Series A Preferred Stock in exchange for 15,000,000 shares of Common Stock. The Company has also agreed not to issue any shares of Preferred Stock for a period of one year. In June 2004, the exchange of Series A Preferred Stock for Common Stock was increased to 25,000,000 shares as a result of the exchange and cancellation of warrants for common stock of the Company's major shareholder. The Common Stock related to this exchange was issued during the quarter ended June 30, 2004.

The Company acquired Express Freight Systems, Inc. on April 21, 2004. Pursuant to the terms of a Merger Agreement, Express Freight Systems, Inc. ("EFS"), a Tennessee corporation was the survivor in a merger with a subsidiary of ours. EFS is now a wholly-owned subsidiary of XRG. EFS is based in Chattanooga, Tennessee. EFS has an operator base fleet with a pool of approximately 270 trailers which shall be leased to the Company from an entity owned by the prior shareholders of EFS pursuant to a Master Equipment Lease Agreement ("MELA"). The MELA requires us to pay Express Leasing Systems, Inc. approximately $55,000 per month for a term of 36 months, at which time the Company has the option to purchase the trailers for $1 million.

Pursuant to the terms of the EFS Merger Agreement $2,000,000 from the Stock Purchase Agreement was paid to the shareholders of EFS. In addition EFS shareholders were issued 7,500,000 shares of the Company's common stock as part of the merger and employment agreements.

EFS, as a wholly-owned subsidiary of ours entered into 6 new employment agreements with the former shareholders and key employees of EFS. The major shareholder of EFS agreed to a 3 year employment agreement. All other individuals have 10 year employment agreements. Annual compensation ranges from $125,000 to $250,000 per annum. The agreements contain nondisclosure and restrictive covenant arrangements. If the agreements are terminated for any reason other than cause, the employees are due compensation for the remainder of the employment agreement's term.

The EFS Merger Agreement provides the Company with certain rights of indemnification in connection with the breach of a representation or warranty by EFS or its shareholders. The Company has withheld $100,000 in a cash escrow agreement to satisfy unpaid taxes and other liabilities. The Company has also issued a blanket corporate guaranty pursuant to which the Company guarantees all obligations of its EFS subsidiary pursuant to the terms of the Merger
Agreement, including but not limited to, the MELA, lease for the EFS offices, which are owned by the wife of the major EFS shareholder and the employment agreements. The Company's blanket guaranty also contains cross default provisions.

The Company acquired RSV, Inc. on April 29, 2004. Pursuant to the terms of the Merger Agreement, RSV, Inc. ("RSV"), a Tennessee corporation was the survivor in a merger with a subsidiary of the Company. RSV is now a wholly-owned subsidiary of the Company. The Company issued a total of 2,000,000 of its common stock to the two RSV shareholders. There was no cash paid at closing to the RSV

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

shareholders. The Company is obligated to remove the majority RSV shareholder as a guarantor on approximately $2,000,000 of RSV debt within 45 days. In order to secure this obligation the Company has placed the RSV shares it acquired pursuant to the Merger Agreement in escrow. The Company's failure to consummate a refinancing, payoff or satisfaction of the RSV debt within such timeframes entitles the RSV shareholder, subject to the terms and conditions of the stock escrow agreement, to a return of the RSV shares.

RSV is a van/asset based carrier with approximately 42 tractors headquartered in Kings Point, Tennessee.

Effective April 2, 2004 the Company acquired certain of the assets and assumed certain of the liabilities of Highway Transport, Inc. ("HTI"), an Alabama corporation in exchange for 350,000 shares of its restricted common stock. The Company assumed approximately $1,360,000 of HTI's equipment and other commercial obligations. The Company also entered into a commercial sublease agreement for the HTI facilities with one of the HTI shareholders. This sublease has a term through March 31, 2006 with monthly fixed annual rent of $1,750 per month. The Company also entered into 3 year employment agreements with the two HTI shareholders. One employment agreement has annual compensation of $125,000, the other employment agreement has annual compensation of $75,000. HTI primarily operates a flatbed operation.

Effective April 2, 2004 the Company closed an asset acquisition agreement with Highbourne Corporation ("HBC"), an Illinois corporation. The Company issued a total of 200,000 shares of restricted common stock to the two stockholders of HBC. Inasmuch as this is a non-asset based carrier, the Company did not assume any long-term equipment or other liabilities in connection with this acquisition. The Company agreed to lease the current HCB facilities from one of the HBC shareholders for a 24 month term with $3,000 monthly payments. The Company entered into two year employment agreements with each of the HBC shareholders at rates of $32,000 and $85,000 per annum respectively. The Company has also agreed to pay the major HBC shareholder an annual commission equal to two percent of the gross revenue billed each year through the HBC operation in the form of our restricted common stock valued at market on the day of payment.

On April 29, 2004 the Company closed an Asset Purchase Agreement with Carolina Truck Connection, Inc. ("CTC"), a North Carolina corporation. The Company issued 1,200,000 shares of its restricted common stock to the two shareholders of CTC. The Company assumed approximately $474,000 of long-term debt and equipment leases relating to this Asset Purchase Agreement with CTC. The Company is obligated to remove the majority CTC shareholder as a guarantor on this debt within 45 days. This period can be extended for an additional 45 days if the Company is able to establish commercially reasonable best efforts in facilitating a pay-off, refinancing or satisfaction of this debt. In order to secure this obligation, the Company has granted the CTC shareholder a security interest in the acquired assets and equipment from CTC pursuant to the Asset Purchase Agreement. The Company's failure to consummate a refinancing, pay-off or satisfaction of the CTC debt within such timeframe entitles the CTC shareholder, subject to the terms and conditions of the Security Agreement, to a return of the CTC assets and equipment. Although the Company believes it will be

                           XRG, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

                       Years Ended March 31, 2004 and 2003

able to refinance the subject debt, based upon current communications with lenders and financing sources, there is no assurance that such financing will occur within the agreed upon timeframes. The failure to consummate a refinancing, satisfaction or pay-off of such liabilities could result in a foreclosure upon the CTC equipment and assets pursuant to the terms of the related Security Agreement. The Company also entered into employment/consulting agreements with the CTC shareholders.

During the quarter ended June 30, 2004, the Company raised an additional $1,072,000 for 8,933,333 shares of Common Stock pursuant to a Stock Purchase Agreement from various accredited investors.


The following pro forma condensed balance sheet gives effect to the above events as if they had occurred on March 31, 2004. These pro forma statements are based upon the latest available balance sheets of the acquired companies.

                          XRG, Inc. and Subsidiaries
                       Pro Forma Condensed Balance Sheet
                                March 31, 2004
                                  (unaudited)


                                                                As Reported in     Pro Forma
                                                                Accompanying       Adjustments for
                                                                Financial          Subsequent       Proforma
                                                                Statements         Events           Balance Sheet
                                                                ----------------   ---------------  ----------------
Assets
Cash                                                          $                         1,250,000         1,250,000
Accounts receivable, net                                              1,584,331           367,851         1,952,182
Other current assets                                                  3,341,444        (2,186,161)        1,155,283
Fixed assets, net of accumulated depreciation                           117,487         1,579,742         1,697,229
Goodwill and intangible assets                                           21,603         8,957,018         8,978,621
Other assets                                                            852,325           299,652         1,151,977
                                                                ----------------   ---------------  ----------------

                                                              $       5,917,190        10,268,102        16,185,292
                                                                ================   ===============  ================

Liabilities and Stockholders' Equity

Bank Overdraft                                                           55,374            31,456            86,830
Accounts payable and accrued expenses                                 1,009,449         2,263,698         3,273,147
Factorer line of credit                                               1,303,688           224,101         1,527,789
Related party advances and payables                                     270,126                 -           270,126
Notes payable, convertible debt and lease payments                      739,932         4,684,847         5,424,779
Stockholders' equity:                                                 2,538,621         3,064,000         5,602,621
                                                                ----------------   ---------------  ----------------

                                                              $       5,917,190        10,268,102        16,185,292
                                                                ================   ===============  ================